As filed with the Securities and Exchange Commission on October 4, 2018.

Registration No. 333-227098

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Medalist Diversified REIT, Inc.

(Exact name of registrant as specified in its charter)

11 S. 12th Street
Suite 401
Richmond, Virginia 23219
(804) 344-4445

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Thomas E. Messier
11 S. 12th Street, Suite 401

Richmond, Virginia 23219

(804) 344-4435

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas G. Voekler, Esq. T. Rhys James, Esq. Kaplan Voekler Cunningham & Frank, PLC 1401 East Cary Street Richmond, Virginia 23219 Telephone: (804) 823-4000 Facsimile: (804) 823-4099	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000 Facsimile: (212) 407-4990

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering amount(1)(2)	Amount of registration fee(3)
common stock, par value $0.01 per share	$8,050,000	$1,002.23

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	In accordance with Rule 416(a) under the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2018

PROSPECTUS

700,000 Shares

MEDALIST DIVERSIFIED REIT, INC.

Common Stock

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with a concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or our Manager. Our Manager makes all investment decisions for us. Our Manager is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

This is the initial public offering of Medalist Diversified REIT, Inc. We are offering 700,000 shares of our common stock, par value $0.01 per share, in this offering. We expect the public offering price of our common stock to be between $9.00 and $11.00 per share. Currently, no public market exists for our common stock. We have applied to list our common stock on Nasdaq Capital Market under the symbol “MDRR.” There can be no assurance that our common stock will be approved for listing on the Nasdaq Capital Market. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market.

Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% ownership limit of our common stock by value or number of shares, whichever is more restrictive. See “Description of Stock—Restrictions on Ownership and Transfer” beginning on page 97 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of the risks that should be considered in connection with your investment in our common stock. Some of these risks include:

•	Our portfolio consists of only three Investments, and our success is totally dependent on our ability to make additional Investments consistent with our investment goals.

•	We have limited operating history, and there is no guaranty that we will be successful in the operation of the company moving forward.

•	Because we are dependent on our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

•	We may have conflicts of interest with our Manager and its affiliates, which could result in investment decisions that are not in the best interests of stockholders.

•	Our Manager and our senior management team have no experience managing a REIT or a publicly traded company.

•	In the course of preparing our consolidated financial statements, a material weakness in our internal control over financial reporting was identified, and there can be no guaranty that additional material weaknesses do not exist.

•	The stock ownership limit imposed by the Code for REITs and our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

•	We have experienced losses in the past, and we may experience similar losses in the future.

•	We may not be able to satisfy the listing requirements of Nasdaq Capital Market to maintain a listing of our common stock.

•	Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

•	Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and other expenses payable to the underwriters by us.

We have granted the underwriters a 45-day option to purchase up to 105,000 additional shares of our common stock at the public offering price, less the underwriting discount and commissions, to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $     and our total proceeds, before expenses, will be $    .

Delivery of the shares of our common stock in book-entry form will be made on or about             , 2018.

Sole Book-Running Manager

Maxim Group LLC

Prospectus Dated             , 2018

You should rely only on the information contained in this prospectus, and in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, and in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in those documents. This prospectus is an offer to sell only the shares offered hereby, but only in circumstances and in jurisdictions where it is lawful to do so. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to this offering and the distribution of this prospectors.

Certain Definitions

We use certain defined terms throughout this prospectus that have the following meanings:

Value-Add: Value-Add investments generally consist of real properties that are well-occupied and provide a relatively stable stream of cash flow; however, they also provide an opportunity for the improvement of the physical, financial, operational, or management characteristics of the property in order to drive rent growth, minimize turnover, and/or control operating expenses, with a high proportion of the total return attributable to appreciation on the resulting increase in value.  Value-Add investments are typically identified by the buyer prior to acquisition and include projects such as comprehensive interior upgrades to units, re-tenanting and/or repositioning of the property, and curing deferred maintenance or physical obsolescence.

Opportunistic: Opportunistic investments generally consist of real properties that exhibit some characteristics of distress, such as impaired operating cash flow, severe deferred capital maintenance or physical obsolescence, legacy leverage issues or broken capital structures requiring fresh capital in order to stabilize the property.  Opportunistic strategies ultimately result in creating a stable stream of cash flow for the property, and thus the total return is largely attributable to appreciation.

Industry and Market Data

We obtained the industry forecasts and projections and market data described in this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

PROSPECTUS SUMMARY

This summary highlights the material information from this prospectus. Because it is a summary, it may not contain all the information that you should consider before investing in our common stock. To fully understand this offering, you should carefully read this entire prospectus, including the more detailed information set forth under the caption “Risk Factors,” the historical and pro forma financial statements, including the related notes thereto, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us before investing in our common stock.

Unless the context otherwise requires or indicates, references in this prospectus to “us,” “we,” “our” or “our company” refer to Medalist Diversified REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Medalist Diversified Holdings, L.P., a Delaware limited partnership, which we refer to as our operating partnership. We refer to Medalist Properties, LLC, a Virginia limited liability company, as Medalist, and Medalist Fund Manager, Inc., a Virginia corporation, as our Manager.  As used in this prospectus, an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes: (i) that the underwriters’ option to acquire additional shares of common stock is not exercised, and (ii) that the shares of common stock to be sold in this offering are sold at $10.00 per share, which is the midpoint of the price range indicated on the cover page of this prospectus.

Our Company

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with a concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or our Manager. Our Manager makes all investment decisions for us. Our Manager is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

We operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We may also pursue other real estate-related investments, including but not limited to equity or other ownership interests in entities that are the direct or indirect owners of real property, or indirect investments in real property, such as those that may be obtained in a joint venture. We anticipate that any such equity or joint venture investments to be in controlling interests in such entities. While we do not intend for these types of investments to be a primary focus, we may make such investments in our Manager’s sole discretion. We refer to our investments in real property and our real estate-related investments, collectively, as Investments.

We completed our initial exempt public offering pursuant to Regulation A promulgated under the Securities Act on June 19, 2018, or our Regulation A Offering, pursuant to which we issued an aggregate of 1,995,580 shares of our common stock and received approximately $17,952,310 in net proceeds. We have contributed the net proceeds of our Regulation A Offering for units of limited partnership interest in our operating partnership, or OP Units. We utilized $15,118,756 of such proceeds to purchase our initial three Investments.

Our company currently has three Investments: (i) the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property, which we acquired on April 28, 2017, (ii) an undivided 64% tenant-in-common interest in the property commonly referred to as the Greensboro Airport Hampton Inn located at 7802 National Service Road in Greensboro, North Carolina, or the Greensboro Hampton Inn, which we acquired on November 3, 2017, and (iii) an undivided 84% tenant-in-common interest in the Shops at Hanover Square North, consisting of two parcels of land containing a 73,440 square foot retail center located at 7230 Bell Creek Road in Mechanicsville, Virginia 23111, or Hanover Square North, which we acquired on May 8, 2018. We refer to the Franklin Square Property and the Greensboro Hampton Inn as our Initial Portfolio, and our Initial Portfolio was purchased from affiliates of our company. The purchase price of our Initial Portfolio was supported by an MAI appraisal of the applicable property. In addition to such MAI appraisals, Moloney Securities Co., Inc., our former dealer-manager, obtained independent fairness opinions with respect to certain value determinations regarding our purchase of the Franklin Square Property and the Greensboro Hampton Inn.

Our principal objectives include sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge, and the creation of value for stockholders by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition. There is, however, no assurance that any of these objectives will be achieved.

We may make Investments in properties owned by unaffiliated third parties, our Manager, or affiliates of our Manager, as determined by our Manager in its sole discretion. The purchase price of any Investment owned by an affiliated party will be based upon the fair market value of the asset established by third-party MAI appraisal.

Description of Our Current Portfolio

Our goal is to acquire and own, through wholly owned subsidiaries of our operating partnership, a portfolio of commercial and retail properties located primarily in the southeastern United States. To date, we have acquired the Franklin Square Property, an undivided 64% tenant-in-common interest in the Greensboro Hampton Inn, and an undivided 84% tenant-in-common interest in Hanover Square North:

Name	Type	Description
Franklin Square Property	Retail	134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, on 10.293 acres, built in 2006 and 2007, that is 71.0% occupied as of June 30, 2018, and anchored by Ashley Furniture and Monkey Joe’s.

Greensboro Hampton Inn	Hotel	Located at 7803 National Service Road, Greensboro, North Carolina, 27409. The hotel has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres.

Hanover Square North	Retail	73,440 square foot retail center located at 7230 Bell Creek Road in Mechanicsville, Virginia 23111, on 9.630 acres, built in 2007, that is 97% occupied as of June 30, 2018, and anchored by a Marshalls store and an Old Navy Store.

Franklin Square Property

On April 28, 2017, we purchased from Medalist Fund I, LLC, a Delaware limited liability company and an affiliate of our company, or Fund I, the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property. The purchase price for the Franklin Square Property was $20,500,000, as agreed by our Manager and Fund I and based upon an independent, third party MAI appraisal of the Franklin Square Property. We paid $7,779,071 in cash and assumed secured debt of $14,275,000, or the Franklin Square Loan, to acquire the Franklin Square Property, in addition to closing and acquisition costs, including acquisition fees of $421,809 that were paid to our Manager. The Franklin Square Property is located on 10.293 acres in Gastonia, North Carolina. It was built in 2006 and 2007, and, as of June 30, 2018, it is 71.0% occupied, and anchored by Ashley Furniture and Monkey Joe’s. On May 10, 2018, we entered into a lease with Altitude, a national tenant, for 30,000 square feet of rentable space. Once the tenant improvements are complete, the Franklin Square Property will be 93% occupied.

The Franklin Square Loan was made on February 10, 2016 in the original principal amount of $14,275,000.  The Franklin Square Loan will mature on March 6, 2021. The Franklin Square Loan requires monthly interest only payments during the term. The Franklin Square Loan bears interest at 4.7%. The Franklin Square Loan may be prepaid, subject to certain conditions and limitations contained in the loan documents. The Franklin Square Loan is secured by the Franklin Square Property.

Greensboro Hampton Inn

On November 3, 2017, we purchased an undivided 64% tenant-in-common interest in the property commonly referred to as the Greensboro Airport Hampton Inn located at 7802 National Service Road in Greensboro, North Carolina, or the Greensboro Hampton Inn. The purchase price for the Greensboro Hampton Inn was $15,100,000, which was based upon an independent, third-party MAI appraisal. The Greensboro Hampton Inn has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres. In the transaction, our operating partnership acquired an undivided sixty-four percent (64%) tenant-in-common interest in the Greensboro Hampton Inn and PMI Greensboro, LLC, or PMI Greensboro, acquired the remaining undivided thirty-six percent (36%) tenant-in-common interest, each from Medalist Properties 8, LLC, a Delaware limited liability company and affiliate of our company.

The purchase price, closing costs and acquisition fee for the Greensboro Hampton Inn was financed with (a) $7,832,312 in equity, comprised of (i) $4,048,281 in cash from our company, (ii) $300,000 in the form of 3,000 shares of our common stock, (iii) $1,175,000 in the form of 125,000 operating partnership units, or OP Units, and (iv) $2,300,031 in cash from PMI Greensboro, and (b) net mortgage loan proceeds of $10,181,309 from a senior mortgage loan made by Benefit Street Partners Realty Operating Partnership, L.P., or the Greensboro Lender, in the original principal amount of $10,600,000, or the Greensboro Senior Loan.

The cash portion of the amount contributed by us was financed by (i) a short-term loan made by Virginia Commonwealth Bank in the original principal amount of $1,500,000, or the Virginia Commonwealth Bank Loan, (ii) a short-term loan made by Medalist Fund I, LLC, our affiliate, in the original principal amount of $252,000, or the Fund I Loan, (iii) a short-term loan made by Medalist Fund II, LLC, our affiliate, in the original principal amount of $150,000, or the Fund II Loan, (iv) a short-term loan from Medalist Properties 8, LLC, our affiliate and the seller of the Greensboro Airport Hampton Inn Property, in the original principal amount of $125,238, or the Seller Loan, (v) a short-term loan from K&R Automotive in the original principal amount of $100,000, or the K&R Loan, and (vi) a short-term loan from Medalist Fund I-B, LLC, our affiliate, in the original principal amount of $50,000, or the Fund I-B Loan.  In connection with our acquisition of the Greensboro Hampton Inn, we paid closing and acquisition costs, including acquisition fees of $363,751 to our Manager.

The Greensboro Senior Loan has an initial 36-month term, maturing on November 9, 2020. The borrowers, however, have extension options, which if exercised, could extend the maturity date of the Greensboro Senior Loan for two (2) successive 12-month periods. The Greensboro Senior Loan requires monthly interest only payments during the 36-month term. The Greensboro Senior Loan bears interest at the greater of (i) 5.0% plus the Adjusted LIBOR rate (which is calculated by multiplying the LIBOR rate by the resulting reciprocal fraction of 1.0 less the reserve percentage of the Greensboro Lender, and (ii) 6.1%. The Greensboro Senior Loan may be prepaid on or after December 9, 2018, subject to certain conditions and payments. The Greensboro Senior Loan is secured by the Greensboro Hampton Inn.

The Virginia Commonwealth Bank Loan carried interest at the rate of 4.223%.  The Virginia Commonwealth Bank Loan was repaid on January 24, 2018, including interest and loan fees, using $1,537,706 in proceeds from the Regulation A Offering.

The Fund I Loan, the Fund II Loan, the Seller Loan, the K&R Loan and the Fund I-B Loan were repaid on January 31, 2018, including interest, with $705,138 in proceeds from the Regulation A Offering.  The Fund I Loan, the Fund II Loan, the K&R Loan and the Fund I-B Loan were issued at interest rates of 5%, and the Seller Loan was an interest free loan.

Hanover Square North

On May 8, 2018, we acquired an undivided 84% tenant-in-common interest in the Shops at Hanover Square North from COF North, LLC, a Virginia limited liability company. The property is comprised of (i) an approximately 73,440 square foot retail center located on 8.766 acres of land at 7230 Bell Creek Road in Mechanicsville, Virginia 23111 and (ii) a contiguous, undeveloped parcel of land totaling 0.864 acres. We refer to both parcels herein as Hanover Square North. The contract purchase price for Hanover Square North was $12,173,000. We acquired Hanover Square North with $3,291,404 in cash from us, $648,120 in cash from an unaffiliated tenant-in-common, and the assumption of a secured loan of approximately $8,527,315 from Langley Federal Credit Union, which amount was increased by an additional $372,685, or the Hanover Square North Loan. In connection with the acquisition, we paid our Manager an acquisition fee of $252,451. Our company purchased Hanover Square North as a tenant-in-common with an unaffiliated party. Our company acquired an 84% interest in Hanover Square North, and the other tenant-in-common owns the remaining 16% interest. The retail center forming a part of Hanover Square North was built in 2007 and, as of June 30, 2018, was 97% occupied.

We assumed the Hanover Square North Loan as of the closing of the acquisition. The Hanover Square North Loan matures on December 1, 2027. The Hanover Square North Loan requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan bears interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The Hanover Square North Loan is secured by the developed parcel of Hanover Square North.

Summary Risk Factors

An investment in our common stock involves a number of risks. See “Risk Factors,” beginning on page 14 of this prospectus. Some of the more significant risks include those set forth below.

•	Our portfolio consists of only three Investments, and our success is totally dependent on our ability to make additional Investments consistent with our investment goals.

•	We have limited operating history, and there is no guaranty that we will be successful in the operation of the company moving forward.

•	Because we are dependent on our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

•	We may have conflicts of interest with our Manager and its affiliates, which could result in investment decisions that are not in the best interests of stockholders.

•	Our Manager and our senior management team have no experience managing a REIT or a publicly traded company.

•	In the course of preparing our consolidated financial statements, a material weakness in our internal control over financial reporting was identified, and there can be no guaranty that additional material weaknesses do not exist.

•	The stock ownership limit imposed by the Code for REITs and our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

•	We have experienced losses in the past, and we may experience similar losses in the future.

•	We may not be able to satisfy the listing requirements of Nasdaq Capital Market to maintain a listing of our common stock.

•	Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

•	Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

If we are unable to effectively manage the impact of these and other risks, our ability to meet our investment objectives would be substantially impaired. In turn, the value of our common stock and our ability to make distributions would be materially reduced.

Market Opportunity

The Medalist companies have identified market opportunities based on severe dislocations in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates.

Our Competitive Strengths

We believe the experience of our Manager and its affiliates, which we refer to as the Medalist companies, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following:

▪	Experienced and Dedicated Management Team. The Medalist companies consist of a committed management team with experience in all phases of commercial real estate investment, management and disposition. The Medalist management team has 50+ years combined experience in commercial real estate and fixed income capital markets. The Medalist management team has also established a robust infrastructure of service providers, including longstanding relationships with two fully-staffed property managers for assets under management.

▪	Strong Investment Track Record. Our Manager and its affiliates have a strong track record of success. The Medalist companies have acquired and managed an over $152 million commercial real estate portfolio since 2003. Medalist Fund I, LLC, our first multi-property affiliated investment fund, has invested in three properties since its first close in the third quarter of 2013, representing retail, flex-industrial and multifamily. Those properties were sold in May of 2017, August of 2017, and January of 2018. Medalist Fund I, LLC, paid out its required 8% annualized cash distribution in each consecutive quarter (Q3 of 2013 through Q1 of 2018) out of operating cash flow and paid distributions resulting from the sales of the properties. After taking into account all contributions to and distributions from Medalist Fund I, LLC, Medalist Fund I, LLC had a fund-level IRR of 12.8%. Medalist Fund I, LLC paid approximately 4.9% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund II, LLC, our second multi-property affiliated investment fund has acquired two properties. Medalist Fund II, LLC has paid out its required 7.5% annualized cash distribution in each consecutive quarter (Q1 of 2016 through Q2 of 2018) out of operating cash flow. Medalist Fund II’s offering closed on December 31, 2016 and it paid approximately 10.15% of its offering proceeds in sales commissions, offering expenses and fees. Each of Medalist Fund I and Medalist Fund II pay market property management fees. Prospective investors in our company should note, however, that they will have no interest in Medalist Fund I, LLC or Medalist Fund II, LLC. See “Risk Factors.”

▪	Strategy of Opportunistic Investing. The Medalist companies have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders. The Medalist companies focus on value creation through a “hands on” management approach to previously neglected properties and a thorough knowledge of the geographic target area.

▪	Highly Disciplined Investing Approach. The Medalist companies take a time-tested and thorough approach to analysis, management and investor reporting. The Medalist companies also adhere to a rigorous due diligence process, strict acquisition price discipline and prudent leverage levels.

▪	Market Opportunity. The Medalist companies have identified market opportunities based on severe dislocations in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates.

Our Business and Growth Strategies

Our Manager believes that its focus on value-add and opportunistic commercial real estate provides an attractive balance of risk and returns. Our Manager intends to use some or all of the following strategies to enhance the performance, quality and value of our Investments:

•	proprietary investment sourcing;

•	a rigorous, consistent and replicable process for sourcing and conducting due diligence;

•	appropriate exit strategy;

•	hands-on portfolio management; and

•	focus on opportunistic properties.

Our investment policies provide our Manager with substantial discretion with respect to the selection, purchase and sale of specific Investments, subject to the limitations in the Management Agreement. We may revise the investment policies, which are described below, without the approval of our stockholders. We will review the investment policies at least annually to determine whether the policies are in the best interests of our stockholders.

Our Manager

Our Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. Through their prior experience in the real estate industry, our Manager’s principals and their respective affiliates have developed a strong network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States and have a track record of success. We intend to leverage this experience to gain access to and identify suitable Investments, located across secondary and tertiary markets throughout the southeastern part of the United States, primarily in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We do not anticipate making Investments outside of the United States. This offering represents an opportunity for outside investors to take advantage of the principals’ expertise through a pooled investment vehicle.

Our Manager oversees our overall business and affairs, and it has broad discretion to make operating decisions on behalf of our company and to make Investments. Our stockholders will not be involved in our day-to-day affairs. Summary background information regarding the management of our Manager appears in the section entitled “Our Manager and Related Agreements.”

Conflicts of Interest

Our officers and directors, and the owners and officers of our Manager and its affiliates are involved in, and will continue to be involved in, the ownership and advising of other real estate entities and programs, including those sponsored by the Medalist companies and its affiliates or in which one or more of the Medalist companies is a manager or participant. These pre-existing interests, and similar additional interests as may arise in the future, may give rise to conflicts of interest with respect to our business, our investments and our investment opportunities. In particular, but without limitation:

•	Our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of real estate investments, and such conflicts may not be resolved in our favor. This could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment in us. The Management Agreement provides that our Manager will not sponsor or manage any new real estate entity or program during the period of this offering and until all net proceeds of this offering have been invested; however, our Manager will continue to advise its pre-existing programs, Medalist Fund I, LLC and Medalist Fund II, LLC, during that period, who may have deployable capital and compete with us for investment opportunities sourced by our Manager.
•	If we acquire properties from entities owned or sponsored by affiliates of our Manager, the price may be higher than we would pay if the transaction was the result of arm’s-length negotiations with a third party.
•	Our Manager will have considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions.
•	Our Manager and its affiliates, including our officers, some of whom are also our directors, face conflicts of interest caused by their ownership of our Manager and their roles with other programs, which could result in actions that are not in the long-term best interests of our stockholders.
•	If the competing demands for the time of our Manager, its affiliates and our officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and result in lower distributions to you.

We do not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. We have not adopted any specific conflicts of interest policies, and, therefore, other than in respect of the restrictions placed on our Manager in the Management Agreement, we will be reliant upon the good faith of our Manager, officers and directors in the resolution of any conflict.

Financing Policy

We anticipate that with respect to Investments either acquired with debt financing or refinanced, the debt financing amount generally would be up to approximately 80% of the acquisition price of a particular Investment, provided, however, we are not restricted in the amount of leverage we may use to finance an Investment. Particular Investments may be more highly leveraged. Further, our Manager expects that any debt financing for an Investment will be secured by that Investment or the interests in an entity that owns that Investment. The current aggregate leverage of our Investments is approximately 70%.

Compensation to Our Manager

Type	Description

Asset Management Fee	We pay our Manager a monthly asset management fee equal to 0.125% of our stockholders’ equity payable in arrears in cash. For purposes of calculating the asset management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that our company has paid to repurchase our common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent director(s) and approval by a majority of our independent directors. For the year ended December 31, 2017, we paid our Manager $83,881 in asset management fees. For the period from January 1, 2018 to the date of this prospectus, we paid our Manager $211,136 and accrued an additional $9,914 in asset management fees.

Property Management Fee	Dodson Properties, an entity in which Mr. Elliott holds a 6.32% interest, wholly owns Shockoe Properties. Shockoe Properties receives an annual property management fee, of up to 3.0% of the monthly gross revenue from any of our Investments it manages. The Property Management Fee is paid in arrears on a monthly basis. Shockoe Properties manages the Franklin Square Property and Hanover Square North, and it may manage additional properties we may acquire.

Acquisition Fee	Our Manager receives an acquisition fee, of 2.0% of the purchase price plus transaction costs, for each Investment made on our behalf at the closing of such Investment, in consideration for our Manager’s assistance in identifying and effectuating the Investment. For the year ended December 31, 2017, we paid our Manager $785,560 in acquisition fees. For the period from January 1, 2018 to the date of this prospectus, we paid our Manager $252,451 in acquisition fees.

Incentive Fee

Our Manager is entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between  (1) the product of (x) 20% and (y) the difference between (i) our Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of our common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, AFFO will be determined by annualizing the applicable period following completion of this offering.   See "Our Management and Related Agreements" – "Our Manager" —  "Incentive Compensation" herein for further details of the Incentive Fee.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity-based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $4,000,000;
•	3,000,000 shares of our common stock are outstanding and the weighted average number of shares of our common stock outstanding during the 12-month period is 3,000,000;
•	weighted average issue price per share of our common stock is $10.00; and
•	incentive fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $80,000, as calculated below:

1.	AFFO	$4,000,000
2.	Weighted average issue price per share of our common stock of $10.00 multiplied by the weighted average number of shares of our common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000
3.	Excess of AFFO over amount calculated in 2 above	$1,900,000
4.	20% of the amount calculated in 3 above	$380,000
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000
6.	Quarterly incentive fee payable to our Manager:	$80,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of our common stock outstanding remain constant, the incentive fee will increase.

Our Manager computes each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly delivers such calculation to our board of directors. The amount of the installment shown in the calculation is due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

We have yet to pay our Manager or accrue any incentive fees.

Distribution Policy

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). We intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a quarterly basis. Our board of directors will determine the amount of distributions to be distributed to our stockholders on a quarterly basis. Our board of directors’ determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT qualification under the Code. As a result, our distribution rate and payment frequency may vary from time to time. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, such as from the proceeds of this offering, borrowings, advances from our Manager or from our Manager’s deferral of its fees and expense reimbursements, as necessary. We made dividend payments to our stockholders on: (i) August 30, 2017 in the amount of $161,337, derived from $120,000 of operating cash flow and $41,337 in proceeds from our Regulation A Offering, (ii) December 29, 2017 in the amount of $200,883, derived from $110,000 of operating cash flow and $90,883 in proceeds from our Regulation A Offering, (iii) April 4, 2018 in the amount of $347,784, derived solely from proceeds from our Regulation A Offering, and (iv) July 12, 2018 in the amount of $349,255, derived from $239,000 of operating cash flow and $110,255 in proceeds from our Regulation A Offering. Such payments equate to $0.70 per share on an annualized basis through April 2018. We intend to continue making dividend payments approximately quarterly. See “Distribution Policy.”

REIT Status

Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. As long as we maintain our qualification as a REIT, we generally will not be subject to federal income or excise tax on income that we currently distribute to our stockholders. Under the Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders. If we fail to maintain our qualification as a REIT in any year, our income will be subject to federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs. We may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. Moreover, we have created a TRS and may create additional TRSs, and such TRSs generally will be subject to federal income taxation and to various other taxes.

Restriction on Ownership and Transfer of Our Common Stock

Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% in value of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, unless otherwise excepted (prospectively or retroactively) by our board of directors. Our charter also contains other restrictions designed to help us maintain our qualification as a REIT. On January 23, 2018, our board of directors exempted the Virginia Birth-Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 31.45% of our issued and outstanding common stock. As a result of this investment, our top five stockholders, by share ownership, beneficially own 48.80% of our issued and outstanding common stock. If any of these stockholders increase their holdings, our top five stockholders could own in excess of 50% threshold which could result in our company being considered “closely held” by the IRS and our failure to qualify as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected. See “Risk Factors— You may be restricted from acquiring or transferring certain amounts of our common stock” and “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Emerging Growth Company under the JOBS Act

As a company with less than $1.0 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	We are permitted to utilize the extended transition period for complying with new or revised accounting standards available to private companies; and

•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2023 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Background and Corporate Information

We were incorporated on September 28, 2015 under the laws of the State of Maryland for the purpose of raising capital and acquiring a diverse portfolio of real estate assets. Our principal executive offices are located at 11 S. 12th Street, Suite 401, Richmond, Virginia 23219. Our telephone number is (804) 344-4435.

The Offering

Common stock outstanding prior to this offering:(1)	2,075,582 shares

Common stock offered by us:(2)	700,000 shares

Common stock and OP Units to be outstanding after this offering:(1)(2)(3)	2,900,582 shares

Dividend rights:	Holders of our common stock will share proportionately in any dividends authorized by our board of directors and declared by us.

Use of Proceeds:

We estimate that the net proceeds of this offering will be approximately $5,970,000, after deducting applicable underwriting discounts, commissions and estimated expenses payable by us in connection with the offering. See “Underwriting.”

We intend to contribute the net proceeds of this offering to our operating partnership in exchange for OP Units and our operating partnership intends to use the net proceeds from this offering received from us to acquire additional properties and Investments, for working capital, for general corporate purposes, and, to the extent necessary, to pay acquisition fees to our Manager, to pay expenses, such as legal and accounting, to pay the asset management fee to our Manager, and to pay dividends to our shareholders. See “Use of Proceeds.”

Proposed listing and symbol:	We have applied to list our common stock on Nasdaq Capital Market under the symbol “MDRR.” There can be no assurance that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market.

Risk factors:	An investment in our company entails a high degree of risk. You should read “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Transfer Agent and Registrar:	Our transfer agent and registrar for our common stock is V Stock Transfer LLC.

Material federal income tax considerations:	For the material U.S. federal income tax consequences of holding and disposing of shares of our common stock, see "Material Federal Income Tax Considerations."

(1)	This number is based on 1,995,582 shares of common stock issued and outstanding as of the date of this prospectus plus 40,000 shares of common stock which will be issued to each of Messrs. Messier and Elliott immediately following completion of this offering pursuant to the Equity Incentive Plan. This number does not include 49,890 shares of common stock that may be issued to Moloney Securities Co., Inc. pursuant to a Warrant to Purchase Shares issued in connection with our Regulation A Offering.
(2)	Unless we indicate otherwise, all information in this prospectus assumes no exercise of by the underwriters of the over-allotment option.
(3)	Includes 125,000 OP Units not held by us which were issued in connection with our acquisition of the Greensboro Hampton Inn, which may subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of our common stock on a one-for-one basis.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Investments

Our portfolio consists of three Investments, and our success is totally dependent on our ability to make additional Investments consistent with our investment goals.

Our portfolio of Investments consists only of the Franklin Square Property, the Greensboro Hampton Inn and Hanover Square North.  We cannot provide prospective investors with any specific information as to the identification, location, operating histories, lease terms or other relevant economic and financial data regarding any other Investments we will make with the net proceeds of this offering. Our success is totally dependent on our ability to make Investments consistent with our investment goals, and a failure to do so is likely to materially and adversely affect returns to our stockholders.

Restrictions in tenants in common agreements related to the Greensboro Hampton Inn and Hanover Square North may adversely impact our investments in those properties.

We own two of our three Investments, the Greensboro Hampton Inn and Hanover Square North, with a tenant in common. In connection with each of our acquisitions of those Investments, we entered into a tenant in common agreement with an unaffiliated third party. The tenant in common agreements require consent of both tenants in common for certain actions, including but not limited to, selling the property and refinancing the property. As a result, we may be unable to sell or refinance either or both properties when it would be advantageous to us. While each agreement provides a buy/sell provision in the event the tenants in common are unable to agree on a decision requiring unanimous consent, there is no guaranty that we will be able to buyout our tenant in common in a timely manner or at all.

You will not have the opportunity to evaluate our Investments before we make them.

Because we have not identified all of the specific assets that we will acquire with the proceeds raised in this offering, we are not able to provide you with information that you may want to evaluate before deciding to invest in our shares. Our investment policies and strategies are very broad and permit us to invest in any type of commercial real estate, including developed and undeveloped properties, entities owning these assets or other real estate assets regardless of geographic location or property type.  Our Manager and board of directors have absolute discretion in implementing these policies and strategies, subject to the restrictions on investment objectives and policies set forth in our articles of incorporation.  Because you cannot evaluate our investments in advance of purchasing shares of our common stock, this offering may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

Our Manager has operated in the real estate industry for some time, but we are different in some respects from other investment vehicles sponsored by our Manager. Therefore, the past performance of such investments may not be indicative of our future results, and our Manager has limited experience in acquiring and operating certain types of real estate investments that we may acquire.

We are our Manager’s first publicly-offered investment vehicle. We collectively refer to real estate joint ventures, funds and programs as investment vehicles. All of the previous investment vehicles of the Medalist companies were conducted through privately-held entities, which were not subject to either the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations that govern us, including reporting requirements under the federal securities laws and tax and other regulations applicable to REITs. Only two of the previous investment vehicles of our Manager and its affiliates have been multi-property programs. Thus, the past performance of other investment vehicles sponsored by our Manager or its affiliates may not be indicative of our future results, and we may not be able to successfully operate our business and implement our investment strategy, which may be different in a number of respects from the operations previously conducted by our Manager. As a result of all of these factors, you should not rely on the past performance of other investment vehicles sponsored by our Manager and its affiliates to predict or as an indication of our future performance.

Our future growth will depend upon our ability to acquire and lease properties in a competitive real estate business and to raise additional capital.

Our future growth will depend, in large part, upon our ability to acquire and lease properties and raise additional capital. In order to grow we need to continue to acquire and finance investment properties and sell non-core properties. We face significant competition with respect to our acquisition and origination of assets from many other companies, including other REITs, insurance companies, private investment funds, hedge funds, specialty finance companies and other investors. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, there is significant competition on a national, regional and local level with respect to property management services and in commercial real estate services generally, and we are subject to competition from large national and multi-national firms as well as local or regional firms that offer similar services to ours. Some of our competitors may have greater financial and operational resources, larger customer bases, and more established relationships with their customers and suppliers than we do. The competitive pressures we face, if not effectively managed, may have a material adverse effect on our business, financial condition, liquidity and results of operations.

Also, as a result of this competition, we may not be able to take advantage of attractive origination and investment opportunities, and therefore may not be able to identify and pursue opportunities that are consistent with our objectives. Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay our investment in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to declare and make distributions to our stockholders.

Our Manager may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy requires us, through our Manager, to identify suitable investment opportunities compatible with our investment criteria. Our Manager may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments, including those identified as part of our investment pipeline, on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

If we cannot obtain additional capital, our ability to make acquisitions and lease properties will be limited. We are subject to risks associated with debt and capital stock issuances, and such issuances may have consequences to holders of shares of our common stock.

Our ability to make acquisitions and lease properties will depend, in large part, upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, we could dilute the interests of holders of shares of our common stock. Our board of directors may authorize the issuance of classes or series of preferred stock which may have rights that could dilute, or otherwise adversely affect, the interest of holders of shares our common stock.

Further, we expect to incur additional indebtedness in the future, which may include a corporate credit facility. Such indebtedness could also have other important consequences to holders of the notes and holders of our common and preferred stock, including subjecting us to covenants restricting our operating flexibility, increasing our vulnerability to general adverse economic and industry conditions, limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, requiring the use of a portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements, and limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

Lack of diversification in number of investments increases our dependence on individual investments.

If we acquire other property interests that are similarly large in relation to our overall size, our portfolio could become even more concentrated, increasing the risk of loss to stockholders if a default or other problem arises. Alternatively, property sales may reduce the aggregate amount of our property investment portfolio in value or number. As a result, our portfolio could become concentrated in larger assets, thereby reducing the benefits of diversification by geography, property type, tenancy or other measures.

We may never reach sufficient size to achieve diversity in our portfolio.

We are presently a comparatively small company with a modest number of properties, resulting in a portfolio that lacks geographic and tenant diversity. While we intend to endeavor to grow and diversify our portfolio through additional property acquisitions, we may never reach a significant size to achieve true portfolio diversity.

We have limited operating history, and there is no guaranty that we will be successful in the operation of the company moving forward.

We were organized in September 2015 for the purpose of engaging in the activities set forth in this prospectus. We achieved our initial closing and acquired our first property in April 2017. We subsequently acquired two additional properties in November 2017 and May 2018. Two of our three investments were properties have been continuously managed by our Manager since they were acquired by our affiliates; however, Medalist Diversified REIT, Inc. has limited history of operations and, accordingly, a limited financial history to which a potential investor may refer in determining whether to invest in us. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by emerging ventures, including our reliance on our Manager and its key personnel and affiliates and other factors. Our Manager believes that the risks associated with real estate investing can be reduced by diversifying among multiple Investments. However, there is no assurance that any attempts by our Manager to diversify will reduce the potential for our company to incur losses. A significant financial reversal for our Manager or its affiliates could adversely affect the ability of our Manager to satisfy its obligation to manage our company.

The market for real estate investments is highly competitive.

Identifying attractive real estate investment opportunities, particularly in the value-added real estate arena, is difficult and involves a high degree of uncertainty. Furthermore, the historical performance of a particular property or market is not a guarantee or prediction of the property’s or market’s future performance. There can be no assurance that we will be able to locate suitable acquisition opportunities, achieve its investment goal and objectives, or fully deploy for investment the net proceeds of this offering.

Because of the recent growth in demand for real estate investments, there may be increased competition among investors to invest in the same asset classes as our company. This competition may lead to an increase in the investment prices or otherwise less favorable investment terms. If this situation occurs with a particular Investment, our return on that Investment is likely to be less than the return it could have achieved if it had invested at a time of less investor competition for the Investment. For this and other reasons, our Manager is under no restrictions concerning the timing of Investments.

We are required to make a number of judgments in applying accounting policies, and different estimates and assumptions in the application of these policies could result in changes to our reporting of financial condition and results of operations.

Various estimates are used in the preparation of our financial statements, including estimates related to asset and liability valuations (or potential impairments) and various receivables. Often these estimates require the use of market data values that may be difficult to assess, as well as estimates of future performance or receivables collectability that may be difficult to accurately predict. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in material changes to our financial condition and results of operations.

We utilize, and intend to continue to utilize, leverage, which may limit our financial flexibility in the future.

We make acquisitions and operate our business in part through the utilization of leverage pursuant to loan agreements with various financial institutions. These loan agreements contain financial covenants that restrict our operations. These financial covenants, as well as any future financial covenants we may enter into through further loan agreements, could inhibit our financial flexibility in the future and prevent distributions to stockholders.

We may incur losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure through a risk and control framework encompassing a variety of separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. Thus, we may, in the course of our activities, incur losses due to these risks.

We are dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Our business is dependent on communications and information systems, some of which are provided by third parties. Any failure or interruption of our systems could cause delays or other problems, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Inflation may adversely affect our financial condition and results of operations.

Although inflation has not materially impacted the results of operations of our affiliates in the recent past, increased inflation could have a more pronounced negative impact on any variable rate debt we incur in the future and on our results of operations. During times when inflation is greater than increases in rent, the contracted rent increases called for under our leases may be unable to keep pace with the rate of inflation. Likewise, while triple-net leases will generally reduce our exposure to rising property expenses resulting from inflation, substantial inflationary pressures and increased costs may have an adverse impact on our tenants, which may adversely affect the ability of our tenants to pay rent.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act”, the Dodd-Frank Wall Street Reform and Consumer Protection Act, new Securities and Exchange Commission regulations and stock exchange rules and state blue sky laws, regulations and filing requirements, are creating uncertainty for companies such as ours. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

If we are unable to implement and maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

We have not yet established an audit committee of our board of directors, but we intend to do so prior to consummation of this offering in connection with our application to list our shares of common stock on the Nasdaq Capital Market. Our current directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies and no current director is considered an audit committee financial expert. We intend to appoint additional directors, effective as of the consummation of this offering, at least one of whom will be considered an audit committee financial expert.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, we will file periodic reports (Form 10-K’s, Form 10-Q’s and Form 8-K’s), proxy statements and other information with the Securities and Exchange Commission. Upon becoming a public reporting company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. We will also be required to establish and maintain effective disclosure controls. In addition, beginning with our first annual report on Form 10-K following this offering, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission or other regulatory authorities, which could require additional financial and management resources.

We may discover deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. Currently, as a small company, we maintain our internal controls through a segregation of duties between our executive officers. Our current officers and directors have limited experience in management of a publicly reporting company. This may be inadequate to have internal controls as we will rely heavily on direct management oversight of transactions, along with the use of external legal and accounting professionals. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, following the consummation of this offering, we will be required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting.

We are in the process of evaluating our existing internal controls over financial reporting. We will not be required to conduct the evaluation of effectiveness of our internal controls until the end of the fiscal year reported upon in our first annual report on Form 10-K following this offering. In addition, because we are a smaller reporting company, we are not required to obtain the auditor attestation of management’s evaluation of internal controls over financial reporting.

This process of internal control evaluation and testing is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management expects to expend significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our ability to comply with our periodic reporting obligations under the Exchange Act and on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover a “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we would be required to adopt and implement policies and procedures to address such material weaknesses. We may also need to employ additional qualified personnel to assist us in these efforts. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

In the course of preparing our consolidated financial statements, a material weakness in our internal control over financial reporting was identified, and there can be no guaranty that additional material weaknesses do not exist.

Prior to this offering, we were a non-reporting company with limited accounting personnel and other resources for addressing our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified a material weakness as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting as of December 31, 2017 and 2016. As defined in AU325, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified related to insufficient segregation of duties and accounting personnel without appropriate U.S. GAAP knowledge. Following the identification of the material weakness, we have taken measures and plan to continue to take measures to remediate the material weakness. However, the implementation of these measures may not fully address the material weakness and other control deficiencies in our internal control over financial reporting, and we cannot yet conclude that they have been fully remedied. Failure to correct the material weakness and other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective internal control over financial reporting is important to help prevent fraud.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we will be required to do once we become a public company. In light of the material weakness other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million, (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this prospectus.

We have experienced losses in the past, and we may experience similar losses in the future.

From inception of our company through June 30, 2018, we had a cumulative net loss of $1,536,089. Our losses can be attributed, in part, to the initial start-up costs and high corporate general and administrative expenses relative to the size of our portfolio. In addition, acquisition costs and depreciation and amortization expenses substantially reduced our income. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We have paid and may continue to pay distributions from offering proceeds to the extent our cash flow from operations or earnings are not sufficient to fund declared distributions. Rates of distribution to you will not necessarily be indicative of our operating results. If we make distributions from sources other than our cash flows from operations or earnings, we will have fewer funds available for the acquisition of properties and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, including the net proceeds from this offering. There is no limit on the amount of offering proceeds we may use to pay distributions. To date, we have funded and expect to continue to fund distributions from the net proceeds of our offerings, including our Regulation A Offering and this offering. We may also fund distributions with borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations. While our policy is generally to pay distributions from cash flow from operations, our distributions paid to date were funded, in part, by proceeds from our Regulation A Offering. To the extent we fund distributions from sources other than cash flow from operations, such distributions may constitute a return of capital and we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.

Risks Related to our Management and Relationships with our Manager

Our Manager and our senior management team have no experience managing a REIT or a publicly traded company.

Our senior management team has no experience managing a REIT or a publicly traded company. We cannot assure you that the past experience of our Manager and our senior management team will be sufficient to successfully operate our company as a REIT and as a publicly traded company, including meeting: the requirements to timely meet disclosure and reporting obligations under the Exchange Act, exchange listing requirements and requirements relative to maintaining our qualification as a REIT.

We are dependent on our Manager and its key personnel for our success.

Currently, we are advised by our Manager and, pursuant to the Management Agreement, our Manager is not obligated to dedicate any specific personnel exclusively to us, nor is its personnel obligated to dedicate any specific portion of their time to the management of our business. As a result, we cannot provide any assurances regarding the amount of time our Manager will dedicate to the management of our business. Moreover, each of our officers and non-independent directors is also an employee of our Manager or one of its affiliates, and they have significant responsibilities for other investment vehicles currently managed by affiliates. As a result, they may not always be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of the Management Agreement extended until December 31, 2018, with automatic one-year renewals thereafter, and may be terminated earlier under certain circumstances. While the Management Agreement was renewed on January 1, 2018 for a one-year term, if the Management Agreement is terminated or not renewed at the end of the year and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

The inability of our Manager to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to make distributions and could reduce the value of your investment.

Our Manager is obligated to supply us with substantially all of our senior management team, including our chief executive officer, president, chief accounting officer and chief operating officer. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of our Manager and its affiliates. In particular, our success depends to a significant degree upon the contributions of Messrs. Elliott and Messier, who are senior officers of our Manager. We do not have employment agreements with any of these key personnel and do not have key man life insurance on any of them. If either of Messrs. Elliott and Messier were to cease their affiliation with us or our Manager, our Manager may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success depends, in large part, upon our Manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and our Manager may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Termination of the Management Agreement, even for poor performance, could be difficult and costly, including as a result of termination or incentive fees, and may cause us to be unable to execute our business plan.

Termination of the Management Agreement without cause, even for poor performance, could be difficult and costly. We may generally terminate our Manager for “cause” (as defined in the Management Agreement); provided, that if we are terminating due to a “change of control” of our Manager (as defined in the Management Agreement), and a majority of our directors must determine such change of control is materially detrimental to us prior to any termination. If we terminate the Management Agreement without cause or in connection with an internalization, or if our Manager terminates the Management Agreement because of a material breach thereof by us or as a result of a change of control of our company, we must pay our Manager a termination fee payable in cash or, in connection with an internalization, acquire our Manager at an equivalent price, which may include a contribution of our Manager’s assets in exchange for OP Units or other tax-efficient transaction. The termination fee, if any, will be equal to three times the sum of the management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions may substantially restrict our ability to terminate the Management Agreement without cause and would cause us to incur substantial costs in connection with such a termination. Furthermore, in the event that the Management Agreement is terminated, with or without cause, and we are unable to identify a suitable replacement to manage us, our ability to execute our business plan could be adversely affected.

Because we are dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager or its affiliates or our relationship with them could hinder our operating performance and the return on your investment.

We are dependent on our Manager and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Under the direction of our board of directors, and subject to our investment guidelines, our Manager makes all decisions with respect to the management of our company. Our Manager depends upon the fees and other compensation that it receives from us in connection with managing our company to conduct its operations. Any adverse changes in the financial condition of our Manager or its affiliates, or our relationship with our Manager, could hinder its ability to successfully manage our operations and our portfolio of investments, which would adversely affect us and our stockholders.

Our board of directors has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager is authorized to follow very broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our board of directors is currently controlled by affiliates of our Manager. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

Our Manager may fail to identify acceptable Investments.

There can be no assurances that our Manager will be able to identify, make or acquire suitable Investments meeting our investment criteria. There is no guarantee that any Investment selected by our Manager will generate operating income or gains. While affiliates of our Manager have been successful in the past in identifying and structuring favorable real estate investments, there is no guarantee that our Manager will be able to identify and structure favorable Investments in the future.

Risks Related to the Real Estate Industry and Investments in Real Estate

Our real estate investments are subject to risks particular to real property.

Real estate investments are subject to risks particular to real property, including:

•	adverse changes in national and local economic and market conditions, including the credit and securitization markets;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	takings by condemnation or eminent domain;

•	real estate conditions, such as an oversupply of or a reduction in demand for real estate space in the area;

•	the perceptions of tenants and prospective tenants of the convenience, attractiveness and safety of our properties;

•	competition from comparable properties;

•	the occupancy rate of our properties;

•	the ability to collect all rent from tenants on a timely basis;

•	the effects of any bankruptcies or insolvencies of major tenants;

•	the expense of re-leasing space;

•	changes in interest rates and in the availability, cost and terms of mortgage funding;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses; and

•	cost of compliance with the Americans with Disabilities Act.

If any of these or similar events occur, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Real estate investments are not as liquid as other types of assets, which may reduce economic returns to our stockholders.

Real estate investments are not as liquid as other types of investments. In addition, the instruments that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to sell under-performing assets in our portfolio or respond to changes in economic and other conditions may be relatively limited.

Investments in real estate-related assets can be speculative.

Investments in real estate-related assets can involve speculative risks and always involve substantial risks. No assurance can be given that our Manager will be able to execute the investment strategy or that stockholders in our company will realize their investment objectives. No assurance can be given that our stockholders will realize a substantial return (if any) on their investment or that they will not lose their entire investment in our company. For this reason, each prospective purchaser of shares of our common stock should carefully read this prospectus and all exhibits to this prospectus. All such persons or entities should consult with their attorney or business advisor prior to making an investment.

Our Investments may be concentrated.

We expect to diversify our Investments, and do not expect to concentrate on any single Investment. However, our investments may nonetheless result in significant concentration in a single Investment, especially in our early stages of operation. If such an Investment experienced a material adverse event, our company and our stockholders would likely be significantly and adversely affected.

Liability relating to environmental matters may impact the value of the properties that we may acquire or underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of a property.

There may be environmental problems associated with our properties which we were unaware of at the time of acquisition. The presence of hazardous substances may adversely affect our ability to sell real estate, including the affected property, or borrow using real estate as collateral. The presence of hazardous substances, if any, on our properties may cause us to incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless would be subject to strict liability by virtue of our ownership interest for environmental liabilities created by such tenants, and we cannot ensure the stockholders that any tenants we might have would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Discovery of previously undetected environmentally hazardous conditions, including mold or asbestos, may lead to liability for adverse health effects and costs of remediating the problem could adversely affect our operating results.

Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims related to any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our security holders.

We may invest in real estate-related Investments, including joint ventures and co-investment arrangements.

We expect to primarily invest in properties as sole owner. However, we may, in our Manager's sole discretion subject to our investment guidelines, invest as a joint venture partner or co-investor in an Investment. In such event, we generally anticipate owning a controlling interest in the joint venture or co-investment vehicle. However, our joint venture partner or co-investor may have a consent or similar right with respect to certain major decisions with respect to an Investment, including a refinancing, sale or other disposition. Additionally, we may rely on our joint venture partner or co-investor to act as the property manager or developer, and, thus, our returns will be subject to the performance of our joint venture partner or co-investor. While our Manager does not intend for these types of Investments to be a primary focus of our company, our Manager may make such Investments in its sole discretion.

We expect to lease a significant portion of our real estate to middle-market businesses, which may be more susceptible to adverse market conditions.

We expect that a substantial number of our properties will be leased to middle-market businesses that generally have less financial and other resources than larger businesses. Middle-market companies are more likely to be adversely affected by a downturn in their respective businesses or in the regional, national or international economy. As such, negative market conditions affecting existing or potential middle-market tenants, or the industries in which they operate, could materially adversely affect our financial condition and results of operations.

Adverse economic conditions may negatively affect our results of operations and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our Investments.

Our operating results may be adversely affected by market and economic challenges, which may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders or to realize appreciation in the value of our Investments. These market and economic challenges include, but are not limited to, the following:

•	any future downturn in the U.S. economy and the related reduction in spending, reduced home prices and high unemployment could result in tenant defaults under leases, vacancies at our office, industrial, retail or multifamily properties, and concessions or reduced rental rates under new leases due to reduced demand;

•	the rate of household formation or population growth in our target markets or a continued or exacerbated economic slow-down experienced by the local economies where our properties are located or by the real estate industry generally may result in changes in supply of or demand for apartment units in our target markets; and

•	the failure of the real estate market to attract the same level of capital investment in the future that it attracts at the time of our purchases or a reduction in the number of companies seeking to acquire properties may result in the value of our investments not appreciating or decreasing significantly below the amount we pay for these investments.

The length and severity of any economic slow-down or downturn cannot be predicted. Our operations and, as a result, our ability to make distributions to our stockholders and/or our ability to realize appreciation in the value of our properties could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

We may be adversely affected by unfavorable economic changes in the specific geographic areas where our Investments are concentrated.

Adverse conditions (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) in the areas where our Investments are located and/or concentrated, and local real estate conditions (such as oversupply of, or reduced demand for, office, industrial, retail or multifamily properties) may have an adverse effect on the value of our Investments. A material decline in the demand or the ability of tenants to pay rent for office, industrial or retail space in these geographic areas may result in a material decline in our cash available for distribution to our stockholders.

We may not be able to re-lease or renew leases at the Investments held by us on terms favorable to us or at all.

We are subject to risks that upon expiration or earlier termination of the leases for space located at our Investments the space may not be re-leased or, if re-leased, the terms of the renewal or re-leasing (including the costs of required renovations or concessions to tenants) may be less favorable than current lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by an Investment. If we are unable to re-lease or renew leases for all or substantially all of the spaces at these Investments, if the rental rates upon such renewal or re-leasing are significantly lower than expected, if our reserves for these purposes prove inadequate, or if we are required to make significant renovations or concessions to tenants as part of the renewal or re-leasing process, we will experience a reduction in net income and may be required to reduce or eliminate distributions to our stockholders.

The bankruptcy, insolvency or diminished creditworthiness of our tenants under their leases or delays by our tenants in making rental payments could seriously harm our operating results and financial condition.

We lease our properties to tenants, and we receive rents from our tenants during the terms of their respective leases. A tenant’s ability to pay rent is often initially determined by the creditworthiness of the tenant. However, if a tenant’s credit deteriorates, the tenant may default on its obligations under its lease and the tenant may also become bankrupt. The bankruptcy or insolvency of our tenants or other failure to pay is likely to adversely affect the income produced by our real estate investments. Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a tenant files for bankruptcy, we may not be able to evict the tenant solely because of such bankruptcy or failure to pay. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In addition, certain amounts paid to us within 90 days prior to the tenant’s bankruptcy filing could be required to be returned to the tenant’s bankruptcy estate. In any event, it is highly unlikely that a bankrupt or insolvent tenant would pay in full amounts it owes us under its lease. In other circumstances, where a tenant’s financial condition has become impaired, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is likely less than the agreed rental amount. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.

In 2017, a tenant occupying 30,000 square feet of space at the Franklin Square Property, filed for bankruptcy. The space was subsequently released, but the bankruptcy negatively impacted our revenues and there is no guarantee that the replacement tenant or any other tenant at any of our properties will not declare bankruptcy in the future or otherwise default on their lease obligations.

Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our leased property portfolio.

Lease defaults or terminations by one or more of our significant tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between the landlord and tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. In other circumstances, a tenant may have a contractual right to abate or suspend rent payments. Even without such right, a tenant might determine to do so. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by the property. If this were to occur, it could adversely affect our results of operations.

Net leases may require us to pay property-related expenses that are not the obligations of our tenants.

Under the terms of net leases, in addition to satisfying their rent obligations, tenants are responsible for the payment of real estate taxes, insurance and ordinary maintenance and repairs. However, pursuant to leases we may assume or enter into in the future, we may be required to pay certain expenses, such as the costs of environmental liabilities, roof and structural repairs, insurance, certain non-structural repairs and maintenance and other costs and expenses for which insurance proceeds or other means of recovery are not available. If one or more of our properties incur significant expenses under the terms of the leases, such property, our business, financial condition and results of operations will be adversely affected and the amount of cash available to meet expenses and to make distributions to our stockholders may be reduced.

Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to our stockholders.

A significant portion of our rental income is expected to come from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

We could be adversely affected by various facts and events related to our Investments over which we have limited or no control.

We could be adversely affected by various facts and events over which we have limited or no control, such as (i) oversupply of space and changes in market rental rates; (ii) economic or physical decline of the areas where the Investments are located; and (iii) deterioration of the physical condition of our Investments. Negative market conditions or adverse events affecting our existing or potential tenants, or the industries in which they operate, could have an adverse impact on our ability to attract new tenants, re-lease space, collect rent or renew leases, any of which could adversely affect our financial condition.

We may be required to reimburse tenants for overpayments of estimated operating expenses.

Under certain of our leases, tenants pay us as additional rent their proportionate share of the costs we incur to manage, operate and maintain the buildings and properties where they rent space. These leases often limit the types and amounts of expenses we can pass through to our tenants and allow the tenants to audit and contest our determination of the operating expenses they are required to pay. Given the complexity of certain additional rent calculations, tenant audit rights under large portfolio leases can remain unresolved for several years. If as a result of a tenant audit it is determined that we have collected more additional rent than we are permitted to collect under a lease, we must refund the excess amount back to the tenant and, sometimes, also reimburse the tenant for its audit costs. Such unexpected reimbursement payments could materially adversely affect our financial condition and results of operations.

An uninsured loss or a loss that exceeds the policies on our Investments could subject us to lost capital or revenue on those properties.

Under the terms and conditions of the leases expected to be in force on our Investments, tenants are generally expected to be required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the Investments, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally expected to be required, at the tenants’ expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. Insurance policies for property damage are generally expected to be in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils (“all risk,” as that term is used in the insurance industry). Insurance policies are generally expected to be obtained by the tenant providing general liability coverage in varying amounts depending on the facts and circumstances surrounding the tenant and the industry in which it operates. These policies may include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of their appurtenant areas. To the extent that losses are uninsured or underinsured, we could be subject to lost capital and revenue on those Investments.

Acquired Investments may not meet projected occupancy.

If the tenants in an Investment do not renew or extend their leases or if tenants terminate their leases, the operating results of the Investment could be substantially and adversely affected by the loss of revenue and possible increase in operating expenses not reimbursed by the tenants. There can be no assurance that the Investments will be substantially occupied at projected rents. We will anticipate a minimum occupancy rate for each Investment, but there can be no assurance that the Investments will maintain the minimum occupancy rate or meet our anticipated lease-up schedule. In addition, lease-up of the unoccupied space may be achievable only at rental rates less than those we anticipate.

We could be exposed to environmental liabilities with respect to Investments to which we take title.

In the course of our business, and taking title to properties, we could be subject to environmental liabilities with respect to such properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Properties may contain toxic and hazardous materials.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. If any hazardous materials are found within an Investment that are in violation of law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell the Investment and may apply to hazardous materials present within the Investment before we acquired such Investment. If losses arise from hazardous substance contamination which cannot be recovered from a responsible party, the financial viability of that property may be substantially affected. It is possible that we will acquire an Investment with known or unknown environmental problems which may adversely affect us.

Properties may contain mold.

Mold contamination has been linked to a number of health problems, resulting in recent litigation by tenants seeking various remedies, including damages and ability to terminate their leases. Originally occurring in residential property, mold claims have recently begun to appear in commercial properties as well. Several insurance companies have reported a substantial increase in mold-related claims, causing a growing concern that real estate owners might be subject to increasing lawsuits regarding mold contamination. No assurance can be given that a mold condition will not exist at one or more of our Investments, with the risk of substantial damages, legal fees and possibly loss of tenants. It is unclear whether such mold claims would be covered by the customary insurance policies to be obtained for us.

Significant restrictions on transfer and encumbrance of Investments are expected.

The terms of any debt financing for an Investment are expected to prohibit the transfer or further encumbrance of that Investment or any interest in that Investment except with the lender’s prior consent, which consent each lender is expected to be able to withhold. The relative illiquidity of the Investments may prevent or substantially impair our ability to dispose of an Investment at times when it may be otherwise advantageous for us to do so. If we were forced to immediately liquidate some or all of our Investments, the proceeds are likely to result in a significant loss, if such a liquidation is possible at all.

We will likely receive limited representations and warranties from sellers.

Investments will likely be acquired with limited representations and warranties from the seller regarding the condition of the Investment, the status of leases, the presence of hazardous substances, the status of governmental approvals and entitlements and other significant matters affecting the use, ownership and enjoyment of the Investment. As a result, if defects in an Investment or other matters adversely affecting an Investment are discovered, we may not be able to pursue a claim for damages against the seller of the Investment. The extent of damages that we may incur as a result of such matters cannot be predicted, but potentially could result in a significant adverse effect on the value of the Investments.

We may experience delays in the sale of an Investment.

If a trading market does not develop for our shares and we are not able to list on a registered national securities exchange, we anticipate pursuing a merger, portfolio sale or liquidate our Investments within seven years of the termination of this offering. However, it may not be possible to sell any or all of our Investments at a favorable price, or at all, in such a time frame. If we are unable to sell our Investments in the time frames or for the prices anticipated, our ability to make distributions to you may be materially delayed or reduced, you may not be able to get a return of capital as expected or you may not have any liquidity.

We may be subject to the risk of liability and casualty loss as the owner of an Investment.

It is expected that our Manager will maintain or cause to be maintained insurance against certain liabilities and other losses for an Investment, but the insurance obtained will not cover all amounts or types of loss. There is no assurance that any liability that may occur will be insured or that, if insured, the insurance proceeds will be sufficient to cover the loss. There are certain categories of loss that may be or may become uninsurable or not economically insurable, such as earthquakes, floods and hazardous waste.

Further, if losses arise from hazardous substance contamination that cannot be recovered from a responsible party, the financial viability of the affected Investment may be substantially impaired. It is expected that lenders will require a Phase I environmental site assessment to determine the existence of hazardous materials and other environmental problems prior to making a Loan secured by an Investment. However, a Phase I environmental site assessment generally does not involve invasive testing, but instead is limited to a physical walk through or inspection of an Investment and a review of governmental records. It is possible that we will acquire an Investment with known or unknown environmental problems that may adversely affect our Investments.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for stockholders.

We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. Our initial and continued qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis. Our ability to satisfy some of the asset tests depends upon the fair market values of our assets, some of which are not able to be precisely determined and for which we will not obtain independent appraisals. If we were to fail to qualify as a REIT in any taxable year, and certain statutory relief provisions were not available, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. Even if we qualify as a REIT, we may be subject to the corporate alternative minimum tax on our items of tax preference if our alternative minimum taxable income exceeds our taxable income.

REIT distribution requirements could adversely affect our liquidity.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments by raising equity capital and through borrowings from financial institutions and the debt capital markets. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

The stock ownership limit imposed by the Code for REITs and our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of the aggregate value of the outstanding shares of our stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors may not grant such an exemption to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, would result in the termination of our status as a REIT. These ownership limits could delay or prevent a transaction or a change in our control that might be in the best interest of our stockholders.

On January 23, 2018, our board of directors exempted the Virginia Birth-Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 31.45% of our issued and outstanding common stock. As a result of this investment, our top five stockholders, by share ownership, beneficially own 48.80% of our issued and outstanding common stock. If any of these stockholders increase their holdings, we may go over the 50% threshold which could result in our failure to qualify or preserve our status as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20% (exclusive of the application of the net investment tax). Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

We may be unable to generate sufficient revenue from operations, operating cash flow or portfolio income to pay our operating expenses, and our operating expenses could rise, diminishing our ability to pay distributions to our stockholders.

As a REIT, we are generally required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and not including net capital gains, each year to our stockholders. To qualify for the tax benefits accorded to REITs, we have and intend to continue to make distributions to our stockholders in amounts such that we distribute all or substantially all our net taxable income each year, subject to certain adjustments. However, our ability to make distributions may be adversely affected by the risk factors described herein. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, the size of our investment portfolio, operating expense levels, and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. No assurance can be given as to our ability to pay distributions to our stockholders. In the event of a downturn in our operating results and financial performance or unanticipated declines in the value of our asset portfolio, we may be unable to declare or pay quarterly distributions or make distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which considers, among other factors, our earnings, financial condition, debt service obligations and applicable debt covenants, REIT qualification requirements and other tax considerations and capital expenditure requirements as our board of directors may deem relevant from time to time.

Although our use of TRSs may partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS generally may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Any TRSs that we own will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us. We will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 25% of the value of a REIT’s assets may consist of TRS securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with any TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities that we hold in TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

In connection with the acquisition of the Greensboro Hampton Inn, we created MDR Greensboro HI TRS, LLC, a Delaware limited liability company and a TRS jointly owned with PMI Greensboro, or the Greensboro TRS. While we believe our ownership of the Greensboro TRS will not affect our qualification as a REIT for federal income tax purposes, your investment in our company would be materially affected if we do not qualify and maintain our qualification as a REIT for federal income tax purposes as the result of our ownership of the Greensboro TRS or otherwise.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our operating partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Risks Related to Conflicts of Interest

The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our executive officers, including a majority of our current directors, are executives of our Manager. The Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with Medalist and its affiliates.

We may have conflicts of interest with our Manager and its affiliates, which could result in investment decisions that are not in the best interests of our stockholders.

There are numerous conflicts of interest between our interests and the interests of our Manager, the Medalist companies and their respective affiliates, including conflicts arising out of allocation of personnel to our activities, allocation of investment opportunities between us and investment vehicles affiliated with our Manager, purchase or sale of properties, including from affiliates of our Manager and fee arrangements with our Manager that might induce our Manager to make investment decisions that are not in our best interests. Examples of these potential conflicts of interest include:

•	Competition for the time and services of personnel that work for us and our affiliates;

•	Compensation payable by us to our Manager and its affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions;

•	The possibility that our Manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase and leasing of properties, and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and adversely affecting the trading price of our stock;

•	The possibility that if we acquire properties from Medalist or its affiliates, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party;

•	The possibility that our Manager will face conflicts of interest caused by its indirect ownership by Medalist, some of whose officers are also our officers and two of whom are directors of ours, resulting in actions that may not be in the long-term best interests of our stockholders;

•	Our Manager has considerable discretion with respect to the terms and timing of our acquisition, disposition and leasing transactions;

•	The possibility that we may acquire or merge with our Manager, resulting in an internalization of our management functions; and

•	The possibility that the competing demands for the time of our Manager, its affiliates and our officers may result in them spending insufficient time on our business, which may result in our missing investment opportunities or having less efficient operations, which could reduce our profitability and result in lower distributions to you.

Any of these and other conflicts of interest between us and our Manager could have a material adverse effect on the returns on our investments, our ability to make distributions to stockholders and the trading price of our stock.

Our executive officers have interests that may conflict with the interests of stockholders.

Our executive officers are also affiliated with or are executive and/or senior officers of our Manager, and its affiliates. These individuals may have personal and professional interests that conflict with the interests of our stockholders with respect to business decisions affecting us and our operating partnership. As a result, the effect of these conflicts of interest on these individuals may influence their decisions affecting the negotiation and consummation of the transactions whereby we acquire Investments in the future from affiliates of our Manager, or in the allocation of investment opportunities to us by our Manager.

Risks Associated with Debt Financing

We have used and may continue to use mortgage and other debt financing to acquire properties or interests in properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds if necessary to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

Our policies do not limit us from incurring debt. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness.

High debt levels will cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make.

To qualify as a REIT, we will be required to distribute at least 90% of our annual taxable income (excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our Manager. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

Our ability to obtain financing on reasonable terms would be impacted by negative capital market conditions.

Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Although this condition occurred initially within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other Investments under our mortgage loans.

In financing our acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the Investment securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the Investment securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of an Investment, we may allow the buyer to purchase the Investment subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

We may enter into derivative or hedging contracts that could expose us to contingent liabilities and certain risks and costs in the future.

Part of our investment strategy may involve entering into derivative or hedging contracts that could require us to fund cash payments in the future under certain circumstances, such as the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition and results of operations.

Further, the cost of using derivative or hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our derivative or hedging activity and thus increase our related costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, in many cases, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot be assured that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% income test, as defined below in “Material Federal Income Tax Considerations — Gross Income Tests,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (2) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% income test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75% and 95% income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Interest rates might increase.

Based on historical interest rates, current interest rates are low and, as a result, it is likely that the interest rates available for future real estate loans and refinances will be higher than the current interest rates for such loans, which may have a material and adverse impact on our company and our Investments. If there is an increase in interest rates, any debt servicing on Investments could be significantly higher than currently anticipated, which would reduce the amount of cash available for distribution to the stockholders. Also, rising interest rates may affect the ability of our Manager to refinance an Investment. Investments may be less desirable to prospective purchasers in a rising interest rate environment and their values may be adversely impacted by the reduction in cash flow due to increased interest payments.

We may use floating rate, interest-only or short-term loans to acquire Investments.

Our Manager has the right, in its sole discretion, to negotiate any debt financing, including obtaining (i) interest-only, (ii) floating rate and/or (iii) short-term loans to acquire Investments. If our Manager obtains floating rate loans, the interest rate would not be fixed but would float with an established index (probably at higher interest rates in the future). No principal would be repaid on interest-only loans. Finally, we would be required to refinance short-term loans at the end of a relatively short period. The credit markets have recently been in flux and are experiencing a malaise. No assurance can be given that our Manager would be able to refinance with fixed-rate permanent loans in the future, on favorable terms or at all, to refinance the short-term loans. In addition, no assurance can be given that the terms of such future loans to refinance the short-term loans would be favorable to our company.

We may use leverage to make Investments.

Our Manager, in its sole discretion, may leverage the Investments. As a result of the use of leverage, a decrease in revenues of a leveraged Investment may materially and adversely affect that Investment’s cash flow and, in turn, our ability to make distributions. No assurance can be given that future cash flow of a particular Investment will be sufficient to make the debt service payments on any borrowed funds for that Investment and also cover operating expenses. If the Investment’s revenues are insufficient to pay debt service and operating expenses, we would be required to use net income from other Investments, working capital or reserves, or seek additional funds. There can be no assurance that additional funds will be available, if needed, or, if such funds are available, that they will be available on terms acceptable to us.

Leveraging an Investment allows a lender to foreclose on that Investment.

Lenders to an Investment, even non-recourse lenders, are expected in all instances to retain the right to foreclose on that Investment if there is a default in the loan terms. If this were to occur, we would likely lose our entire investment in that Investment.

Lenders may have approval rights with respect to an encumbered Investment.

A lender to an Investment will likely have numerous other rights, which may include the right to approve any change in the property manager for a particular Investment.

Availability of financing and market conditions will affect the success of our company.

Market fluctuations in real estate financing may affect the availability and cost of funds needed in the future for Investments. In addition, credit availability has been restricted in the past and may become restricted again in the future. Restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect the Investments and our ability to execute its investment goals.

We do not have guaranteed cash flow.

There can be no assurance that cash flow or profits will be generated by the Investments. If the Investments do not generate the anticipated amount of cash flow, we may not be able to pay the anticipated distributions to the stockholders without making such distributions from the net proceeds of this offering or from reserves.

Risks Related to Our Organization and Structure

A limit on the percentage of our securities a person may own may discourage a takeover or business combination, which could prevent our stockholders from realizing a premium price for their stock.

Our charter restricts direct or indirect ownership by one person or entity to no more than 9.8% in value of the outstanding shares of our capital stock or 9.8% in number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock unless exempted (prospectively or retroactively) by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Our board of directors could also authorize the issuance of up to 250,000,000 shares of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, nor our operating partnership, nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. We expect that our operating partnership’s and subsidiaries’ investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the Investment Company Act. In order to maintain an exemption from regulation under the Investment Company Act, we intend to engage, through our operating partnership and our wholly and majority-owned subsidiaries, primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to stockholders and possibly lower your returns.

We expect that most of our assets will be held through wholly-owned or majority-owned subsidiaries of our operating partnership. We expect that most of these subsidiaries will be outside the definition of investment company under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company as we intend to invest primarily in real property, through our wholly or majority-owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through the operating partnership, which in turn is a holding company conducting its business through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that they comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor the operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because neither we nor the operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the operating partnership’s wholly-owned or majority-owned subsidiaries, we and the operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

In the event that the value of investment securities held by the subsidiaries of our operating partnership were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited to these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain joint venture investments may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our Portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly-owned or majority-owned subsidiaries of our operating partnership.

To ensure that neither we, nor our operating partnership nor subsidiaries are required to register as an investment company, each entity may be unable to sell assets they would otherwise want to sell and may need to sell assets they would otherwise wish to retain. In addition, we, our operating company or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our respective portfolios periodically and prior to each acquisition or disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

For more information on issues related to compliance with the Investment Company Act, see “Policies with Respect to Certain Activities—Policies Relating to the Investment Company Act.”

We may change our investment and operational policies without stockholder consent.

We may change our investment and operational policies, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this filing. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect our ability to make distributions.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Risks Related to this Offering and the Ownership of Our Common Stock

Future sales of shares of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial offering price.

There has been no public market for our common stock prior to this offering. The offering price for our common stock may vary from the market price of our common stock following our initial public offering. If you purchase shares in this offering, you may not be able to resell those shares at or above the offering price. We have applied to list our common stock on the Nasdaq Capital Market. If we are able to list our common stock, an active or liquid market in our common stock may not develop upon the closing of the offering or, if it does develop, it may not be sustainable. If a trading market develops, our trading price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results, funds from operations, or FFO, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us or the real estate industry or sector in which we operate;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of companies similar to us;

•	adverse market reaction to any securities we may issue or additional debt it incurs in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	continuing high levels of volatility in the credit markets;

•	the realization of any of the other risk factors included herein; and

•	general market and economic conditions.

The availability and timing of cash distributions is uncertain.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year in order for us to qualify as a REIT under the Code, which we intend to satisfy through quarterly cash distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. Our board of directors will determine the amount and timing of any distributions. In making such determinations, our directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditures, general operational requirements and applicable law. We intend over time to make regular quarterly distributions to holders of shares of our common stock. However, we bear all expenses incurred by our operations, and the funds generated by operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to stockholders. In addition, our board of directors, in its discretion, may retain any portion of such cash in excess of our REIT taxable income for working capital. We cannot predict the amount of distributions we may make, maintain or increase over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Because we may receive rents and income from our properties at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distribution will be affected by many factors, including without limitation, the amount of income we will earn from investments in target assets, the amount of its operating expenses and many other variables. Actual cash available for distribution may vary substantially from our expectations.

While we intend to fund the payment of quarterly distributions to holders of shares of our common stock entirely from distributable cash flows, we may fund quarterly distributions to its stockholders from a combination of available net cash flows, equity capital and proceeds from borrowings. In the event we are unable to consistently fund future quarterly distributions to stockholders entirely from distributable cash flows, the value of our common stock may be negatively impacted.

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to make distributions to its stockholders.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate on shares of common stock or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of shares of our common stock could decrease because potential investors may require a higher distribution yield on shares of our common stock as market rates on interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and its ability to service our indebtedness and make distributions to our stockholders.

Shares of our common stock will have limited transferability and liquidity.

While we have applied to list our common stock on Nasdaq Capital Market. It is our intent for such listing to occur simultaneously with the closing of this offering, however, there can be no assurance that we will successfully list our common stock or that a public market will develop for our common stock. Stockholders may not be able to readily liquidate their investment in our stock. Further, the sale of the shares may have adverse federal income tax consequences.

We may not be able to satisfy listing requirements of Nasdaq Capital Market to maintain a listing of our common stock.

If our common stock is listed on Nasdaq Capital Market, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq Capital Market listing requirements, our common stock may be delisted. If we fail to meet any of the Nasdaq Capital Market listing standards, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq Capital Market may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

Because the offering price of our shares of common stock is expected to be higher than the pro forma net tangible book value per share of our outstanding shares following the offering, new investors will experience immediate dilution.

The offering price is expected to be higher than the pro forma net tangible book value per share of our common stock immediately following the offering, based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase our common stock in the offering, you will experience immediate dilution of $2.65 per share, which is the difference between the price per share you pay for shares of our common stock in this offering and our pro forma net tangible book value per share as of June 30, 2018, after giving effect to the issuance of shares of our common stock in the offering.

The public offering price of the shares may not be indicative of the market prices that prevail after this offering.

The public offering price per share of our common stock has been determined through negotiation between us and representatives of the underwriter and may not be indicative of the market prices that prevail after this offering. The price of the shares is not based on our past earnings. You may not be able to sell your common stock at or above the offering price per share.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and our business. If few analysts commence coverage of us, or if analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause the price and trading volume for our common stock to decline.

We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

We will have broad discretion in the application of any net proceeds of this offering, including working capital, possible acquisitions of other Investments, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Material Federal Income Tax Risks

Failure to remain qualified as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We have elected to be taxed as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2017. We believe that we have operated in a manner qualifying us as a REIT commencing with our taxable year ended December 31, 2017 and intend to continue to so operate. However, we cannot assure you that we will remain qualified as a REIT. In connection with this offering, we have received an opinion from our tax counsel, that our organization and current and proposed method of operation enable us to qualify and continue to qualify as a REIT. Investors should be aware that tax counsel’s opinion is based upon customary assumptions, conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, tax counsel’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Tax counsel will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be able to deduct dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we remain qualified as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRS in which we own an interest will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to remain qualified as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

The prohibited transactions tax may subject us to tax on our gain from sales of property and limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we intend to acquire and hold all of our assets as investments and not for sale to customers in the ordinary course of business, the IRS may assert that we are subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property.

Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, not all of our prior property dispositions qualified for the safe harbor and we cannot assure you that we can comply with the safe harbor in the future or that we have avoided, or will avoid, owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation. Additionally, in the event that we engage in sales of our properties, any gains from the sales of properties classified as prohibited transactions would be taxed at the 100% prohibited transaction tax rate.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Our ownership of any TRSs will be subject to limitations and our transactions with any TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Furthermore, we will monitor the value of our respective investments in any TRSs for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with any TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% REIT subsidiaries limitation or to avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted, prospectively or retroactively, by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such thresholds does not satisfy certain conditions designed to ensure that we will not fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

On January 23, 2018, our board of directors exempted the Virginia Birth-Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 31.45% of our issued and outstanding common stock. As a result of this investment, our top five stockholders, by share ownership, beneficially own 48.80% of our issued and outstanding common stock. If any of these stockholders increase their holdings, we go over the 50% threshold which could result in our failure to qualify or preserve our status as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for certain dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Distributions to tax-exempt investors may be classified as unrelated business taxable income and tax-exempt investors would be required to pay tax on the unrelated business taxable income and to file income tax returns.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	under certain circumstances, part of the income and gain recognized by certain qualified employee pension trusts with respect to our stock may be treated as unrelated business taxable income if our stock is predominately held by qualified employee pension trusts, such that we are a “pension-held” REIT (which we do not expect to be the case);

•	part of the income and gain recognized by a tax-exempt investor with respect to our stock would constitute unrelated business taxable income if such investor incurs debt in order to acquire our common stock; and

•	part or all of the income or gain recognized with respect to our stock held by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as unrelated business taxable income.

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a tax-exempt investor. See “Material Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders.”

Benefit Plan Risks Under ERISA or the Code

If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

Special considerations apply to the purchase of stock by employee benefit plans subject to the fiduciary rules of title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, including pension or profit sharing plans and entities that hold assets of such plans, which we refer to as ERISA Plans, and plans and accounts that are not subject to ERISA, but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh Plans, and medical savings accounts. (Collectively, we refer to ERISA Plans and plans subject to Section 4975 of the Code as “Benefit Plans” or “Benefit Plan Investors”). If you are investing the assets of any Benefit Plan, you should consider whether:

•	your investment will be consistent with your fiduciary obligations under ERISA and the Code;

•	your investment will be made in accordance with the documents and instruments governing the Benefit Plan, including the Plan’s investment policy;

•	your investment will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•	your investment will impair the liquidity of the Benefit Plan;

•	your investment will produce “unrelated business taxable income” for the Benefit Plan;

•	you will be able to satisfy plan liquidity requirements as there may be only a limited market to sell or otherwise dispose of our stock; and

•	your investment will constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties and can subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified, and all of the assets of the IRA may be deemed distributed and subjected to tax. Benefit Plan Investors should consult with counsel before making an investment in shares of our common stock.

Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law. The fiduciaries of such plans should satisfy themselves that the investment satisfies applicable law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the factors included in this prospectus, including those set forth under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”
•	the competitive environment in which we operate;
•	national, international, regional and local economic conditions;
•	capital expenditures;
•	the availability, terms and deployment of capital;
•	financing risks;
•	the general level of interest rates;
•	changes in our business or strategy;
•	fluctuations in interest rates and increased operating costs;
•	our limited operating history;
•	the degree and nature of our competition;
•	our dependence upon our Manager and key personnel;
•	defaults on or non-renewal of leases by tenants;
•	decreased rental rates or increased vacancy rates;
•	our ability to make distributions on shares of our common stock;
•	difficulties in identifying properties to acquire and completing acquisitions;
•	our ability to operate as a public company;
•	potential natural disasters such as hurricanes;
•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;
•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates; and
•	related industry developments, including trends affecting our business, financial condition and results of operations.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $5,970,000 (or approximately $6,925,500 if the underwriters’ overallotment option is exercised in full), assuming a public offering price of $10.00 per share, which is the midpoint of the range set forth on the cover of this prospectus. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP Units.

We intend to use the net proceeds of this offering to acquire additional properties and Investments, for working capital, for general corporate purposes, and, to the extent necessary, to pay acquisition fees to our Manager, to pay expenses, such as legal and accounting, to pay the asset management fee to our Manager, and to pay dividends to our shareholders.

Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

DISTRIBUTION POLICY

Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. The Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains. We made dividend payments to our stockholders on: (i) August 30, 2017 in the amount of $161,337, derived from $120,000 of operating cash flow and $41,337 in proceeds from our Regulation A Offering, (ii) December 29, 2017 in the amount of $200,883, derived from $110,000 of operating cash flow and $90,883 in proceeds from our Regulation A Offering, (iii) April 4, 2018 in the amount of $347,784, derived solely from proceeds from our Regulation A Offering, and (iv) July 12, 2018 in the amount of $349,255, derived from $239,000 of operating cash flow and $110,255 in proceeds from our Regulation A Offering. Such payments equate to $0.70 per share on an annualized basis through April 2018. We intend to continue making dividend payments approximately quarterly.

To satisfy the requirements for qualification as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income, determined without regard to dividends paid, to our stockholders out of assets legally available for such purposes. Our board of directors has not yet determined the rate for our future dividends, and all future distributions will be determined at the sole discretion of our board of directors on a quarterly basis. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for acquisitions of new properties, general property capital improvements and debt repayments, (iv) our ability to continue to access additional sources of capital, (v) the requirements of Maryland law, (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vii) any limitations on our distributions contained in our credit or other agreements.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders or that we will be able to sustain those distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets, make a taxable distribution of our equity or debt securities, or reduce such distributions. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our distributions out of the net proceeds of this offering, which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

For income tax purposes, dividends to stockholders will be characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital qualified dividend income or capital gain.

 CAPITALIZATION

The following table sets forth: (i) our capitalization as of June 30, 2018 and (ii) our capitalization as adjusted to give effect to the sale by us of 700,000 shares of common stock in this offering at the assumed public offering price of $10.00 per share, which is at the midpoint of the range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2018
	Historical	As Adjusted
Mortgages	$33,270,836	$33,270,836
Stockholders’ Equity
Common stock, $0.01 par value per share, 1,995,582 and 2,695,582 issued and outstanding on a historical and as adjusted, basis(1)	$19,956	$26,956
Additional paid-in capital, net of issuance costs	$17,771,714	$23,734,714
Accumulated deficit	$(2,696,968)	$(2,696,968)
Total stockholders’ equity	$15,094,702	$21,064,702
Non-controlling interest – Greensboro Hampton Inn	$2,175,768	$2,175,768
Non-controlling interest – Hanover Square North	$643,730	$643,730
Non-controlling interest – operating partnership, 125,000 outstanding on a historical, pro forma and pro forma, as adjusted, basis	$1,030,943	$1,030,943
Total equity	$18,945,143	$24,915,143
Total capitalization	$52,215,979	$58,185,979

____________________

(1)	The outstanding number of shares on an as adjusted, basis includes (1) 1,995,582 shares of common stock issued and outstanding as of the date of this prospectus, (2) 40,000 shares of common stock which will be issued to each of Messrs. Messier and Elliott immediately following the completion of this offering pursuant to the Equity Incentive Plan, and (3) 700,000 shares of common stock issued in this offering. The number of shares issued and outstanding does not include (a) any shares which may be issued in connection with the exercise of the underwriter’s over-allotment option or (b) any shares which may be issued in exchange for OP Units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

Medalist Diversified Real Estate Investment Trust, Inc. is a Maryland corporation formed on September 28, 2015. Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. Our company serves as the general partner of Medalist Diversified Holdings, LP which was formed as a Delaware limited partnership on September 29, 2015.

Our company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, we may make such investments in our Manager’s discretion.

Our company is externally managed by Medalist Fund Manager, Inc. The Manager makes all investment decisions for our company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees our company’s overall business and affairs and has broad discretion to make operating decisions on behalf of our company and to make investment decisions. The Company’s stockholders are not involved in its day-to-day affairs.

 As of June 30, 2018, our company owned and operated three investment properties, the Shops at Franklin Square (the “Franklin Square Property”), a 134,299 square foot retail property located in Gastonia, North Carolina, the Greensboro Airport Hampton Inn, a hotel with 127 rooms on 2.162 acres in Greensboro, North Carolina and the Hanover North Shopping Center (“Hanover Square North”), a 73,440 square foot retail property located in Mechanicsville, Virginia. We own 64% of the Greensboro Hampton Inn as a tenant in common with a noncontrolling owner which owns the remaining 36% interest. The tenants in common lease the Greensboro Hampton Inn to a taxable REIT subsidiary that is also owned 64% by us and 36% by the noncontrolling owner. We own 84% of Hanover Square North as a tenant in common with a noncontrolling owner which owns the remaining 16% interest.

Recent Trends and Activities

There have been several significant events in 2017 and 2018 that have impacted our company. These events are summarized below.

Equity Issuances

During 2017 our company issued 1,148,000 shares of common stock at $10 per share subject to issuance costs and discounts. The net funds after issuance costs were used for the acquisition of our company’s first two investment properties. In addition, our company issued 125,000 Operating Partnership units in exchange for $1,175,000 contribution of equity in the Greensboro Hampton Inn.

In January 2018, our Company issued and sold 775,460 shares of common stock, and in February 2018, our Company issued and sold 63,620 shares of common stock at an offering price of $10.00 per share. Net proceeds from the issuances totaled $7,684,167, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees. The net funds after issuance costs were used to (i) retire the short-term notes payable used to finance the purchase of the Greensboro Hampton Inn and (ii) fund our company’s acquisition of Hanover Square North, which closed on May 8, 2018.

On June 6, 2018 our Company issued and sold 8,500 shares of common stock at an offering price of $10.00 per share. Net proceeds from the issuances totaled $65,825, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees. Our Company also incurred $144,640 in other issuance costs during the six months ended June 30, 2018.

2017 Acquisitions

The Shops at Franklin Square

On April 28, 2017, we completed our acquisition of the Franklin Square Property through a wholly owned subsidiary. The purchase price for the Franklin Square Property was $20,500,000 paid through a combination of cash and assumed, secured debt. Our total investment, including acquisition and closing costs, escrows and lease reserves was approximately $22,054,071. The Franklin Square Property, built in 2006 and 2007, was 68 percent leased as of the acquisition date and is anchored by Ashley Furniture and Monkey Joe’s.

Greensboro Airport Hampton Inn

On November 3, 2017 we completed our acquisition of an undivided 64 percent tenant-in-common interest in the Greensboro Hampton Inn through a wholly owned subsidiary. The total purchase price for through a combination of cash provided by our company, the issuance of 125,000 operating partnership units, or OP Units, the incurrence of new mortgage debt in the original principal amount of $10,600,000 and approximately $2,300,000 in cash provided by PMI Greensboro. The total investment, including acquisition, closing costs, escrow deposits and a reserve for property improvements required under the Greensboro Hampton Inn’s franchise agreement, was $18,004,621. The hotel has 127 rooms and was built in 1996.

2018 Acquisition

Hanover North Shopping Center

On May 8, 2018 we completed our acquisition of an undivided 84 percent tenant-in-common interest in Hanover Square North through a wholly owned subsidiary. The contract purchase price for Hanover Square North was $12,173,000. We acquired Hanover Square North with $3,291,404 in cash, $648,120 in cash from an unaffiliated tenant-in-common, and the assumption of a secured loan of approximately $8,527,315 from Langley Federal Credit Union, which amount was increased by an additional $372,685 (the “Hanover Square North Loan”). Hanover Square North is located in Mechanicsville, Virginia and consists of approximately 73,440 square feet of improvements located on an 8.77-acre parcel of land (the “Developed Parcel”) and a contiguous, undeveloped parcel of land totaling 0.864 acres (the “Undeveloped Parcel”). Hanover Square North is approximately 97 percent leased.

Financing Activities

Our company financed its acquisitions of the three properties through mortgages, as follows:

	Monthly	Interest		Balance – June 30,
Property	Payment	Rate	Maturity	2018	2017

Franklin Square	Interest only	4.7%	October 2021	$14,275,000	$14,275,000
Hampton Inn	Interest only	Variable (a)	November 2020	10,600,000	0
Hanover Square	$51,993	4.9% (b)	December 2027	8,892,423	0

(a)	The mortgage loan for the Greensboro Hampton Inn bears interest at a variable rate based on LIBOR with a minimum rate of 6.1%. The interest rate payable is the USD LIBOR one-month rate plus 5%. For the three months ended June 30, 2018, the rates in effect for the Greensboro Hampton Inn mortgage loan were as follows:

April 2018	7.00%
May 2018	7.00%
June 2018	7.125%

(b)	As part of its acquisition of Hanover Square North, our company assumed a secured loan of $8,527,315 from Langley Federal Credit Union (the “Hanover Square North Loan”) and incurred additional mortgage debt of $372,685, also from Langley Federal Credit Union (the “Hanover Square North Loan”). The Hanover Square North Loan matures on December 1, 2027 and requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan will bear interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The Hanover Square North Loan is secured by the Developed Parcel of Hanover Square North.

On November 3, 2017, our company entered into an Interest Rate Protection Transaction to limit our company’s exposure to increases in interest rates on the variable rate mortgage loan on the Greensboro Hampton Inn. Under this agreement, our company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. As of June 30, 2018, USD 1-Month LIBOR was 2.09213 percent. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. Our company reports the changes in the fair value of the derivative in other income.

In addition, our company issued the following short-term loans on November 3, 2017 to finance the purchase of the Greensboro Hampton Inn:

Loan payable to Virginia Commonwealth Bank	$1,500,000
Loan payable to Medalist Fund I	252,000
Loan payable to Medalist Fund II	150,000
Loan payable to Medalist Properties 8	125,538
Loan payable to K&R Automotive	100,000
Loan payable to Medalist Fund I-B	50,000
$2,177,538

On January 29, 2018, the Company repaid the following short-term note payable, with interest:

Loan payable to Virginia Commonwealth Bank (a) $1,500,000

Interest paid on this loan totaled $37,456, including a loan fee due of $22,500 which was paid at the time of the principal repayment and which has been recorded as interest.

On January 29, 2018, the Company repaid the following related party short-term notes payable, with interest:

	Principal	Interest
Loan payable to Medalist Fund I (b)	$252,000	$12,600
Loan payable to Medalist Fund II (b)	150,000	7,500
Loan payable to Medalist Properties 8 (c)	125,538	0
Loan payable to K&R Automotive (b)	100,000	5,000
Loan payable to Medalist Fund I-B (b)	50,000	2,500
	$677,538	$27,600

(a)	Interest rate of 4.223 percent per annum
(b)	Interest rate of 5 percent for the term of the loan
(c)	Short term loan from seller of the Greensboro Hampton Inn which did not bear interest.

On a weighted average basis, the effective interest rate on the short-term loans payable was 8.0 percent per annum. Each loan was issued on November 2, 2017 and the proceeds were used to fund the purchase of the Greensboro Hampton Inn.

As of June 30, 2018, the Company had no notes payable, short term or related party notes payable, short term outstanding.

2018 Acquisition

As part of its acquisition of Hanover Square North, our company assumed a secured loan of $8,527,315 from Langley Federal Credit Union, which amount was increased by an additional $372,685 (the “Hanover Square North Loan”). The Hanover Square North Loan matures on December 1, 2027 and requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan will bear interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The Hanover Square North Loan is secured by the Developed Parcel of Hanover Square North.

Off-Balance Sheet Arrangements

As of June 30, 2018, we have no off-balance sheet arrangements.

Contractual Obligations

As of June 30, 2018, we had the following material contractual obligations including estimated interest payments on our debt:

	For the remaining six months ending June 30, 2018	2019	2020	2021	2022	2023 - 2027
Fixed rate mortgages (1)
Principal payments	$95,056	$197,229	$207,114	$14,492,493	$228,393	$7,947,137
Interest payments	552,361	1,097,606	1,087,721	965,521	395,517	1,086,096

Adjustable rate mortgage (2)
Principal payments	-	-	10,600,000	-	-	-
Interest payments	344,500	689,000	631,583	-	-	-
	$991,917	$1,983,835	$12,526,418	$15,458,014	$623,910	$9,033,233

(1)	Franklin Square Property and Hanover Square North mortgages
(2)	Greensboro Hampton Inn mortgage

Liquidity and Capital Resources

Our business model is intended to drive growth through acquisitions. Access to the capital markets is an important factor for our continued success. We expect to continue to issue equity in our company through our offering with proceeds being used to acquire additional target properties.

Our liquidity needs are primarily to fund (i) operating expenses and cash dividends; (ii) property acquisitions; (iii) deposits and fees associated with long-term debt financing for our properties; (iv) recurring capital expenditures; (v) debt repayments; (vi) payment of principal of, and interest on, outstanding indebtedness; and (vii) corporate and administrative costs.

Internal liquidity will be provided solely by the rental receipts from our real properties. The only external liquidity source we have currently identified is our ongoing efforts to raise capital by the issuance of shares of common stock. During 2017 our company issued 1,148,000 shares of common stock at $10 per share, subject to issuance costs and discounts. The net funds after offering costs were used for the acquisition of our company’s first two investment properties. During January and February 2018 our company issued 839,080 shares of common stock at $10 per share subject to issuance costs and discounts. The net funds after issuance costs were used to (i) retire the short term notes payable used to finance the purchase of the Greensboro Hampton Inn and (ii) fund our company’s acquisition of Hanover Square North, which closed on May 8, 2018. On June 6, 2018 our company issued 8,500 shares of common stock at an offering price of $10 per share. Net proceeds from the issuances totaled $65,825, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees.

Twelve Months Ended December 31, 2017

At December 31, 2017, our consolidated cash on hand totaled $263,002 compared to consolidated cash on hand of $82 at December 31, 2016. Cash flows from operating activities, investing activities and financing activities for the years ended December 31, 2017 and 2016 are as follows:

Operating Activities

During the 12 months ended December 31, 2017 our cash flows used in operating activities were $43,847 compared to cash flows from operating activities of $82,711 during the 12 months ended December 31, 2016. During 2016, the Company did not own any investment properties but during 2017 the Company acquired and commenced operations of its first two operating properties, the Franklin Square Property in May, 2017 and the Greensboro Hampton Inn in November, 2017. These operating activities, as well as costs related to our Regulation A filing, resulted in an increase in the cash used in operating activities of $126,558.

Investing Activities

During the twelve months ended December 31, 2017, our cash flows used in investing activities were $23,923,247 compared to cash flows used in investing activities of $0 during the twelve months ended December 31, 2016. During 2017, our company acquired its first two investment properties resulting in net outflows of $24,308,692. In addition, the Company made $208,006 in capital expenditures for its two properties.

Financing Activities

During the twelve months ended December 31, 2017, our cash flows provided by financing activities were $24,230,014, compared to ($82,755) during the twelve months ended December 31, 2016. During 2017 our company generated net proceeds, after offering costs, from its common stock issuances of $9,993,822. In addition, the Company assumed secured debt in the amount of $14,275,000 for the acquisition of the Franklin Square Property and borrowed $10,600,000 (receiving $10,181,309 of loan proceeds, net of costs) for the acquisition of the Greensboro Hampton Inn net of issuance costs. Additionally, noncontrolling interests provided $2,300,031 for the acquisition of the Greensboro Hampton Inn and we issued short term notes payable of $2,177,538. During 2017 the company made dividend payments to its shareholders and distributions to its Operating Partnership unitholders of $422,686.

During the prior 12-month period ending December 31, 2016, financing activities used $82,755 for initial offering costs for its common stock issuance.

Six Months Ended June 30, 2018

At June 30, 2018, our consolidated cash on hand totaled $1,134,347 compared to consolidated cash on hand of $149,076 at June 30, 2017. Cash flows from operating, investing and financing activities for the six months ended June 30, 2018 and 2017 are as follows:

Operating Activities

During the six months ended June 30, 2018 our cash flows used in operating activities were $465,812 compared to cash flows provided by operating activities of $480,465 during the six months ended June 30, 2017, a decrease in the cash flows provided by operating activities of $946,277. During the six months ended June 30, 2018, the Company owned two properties for the full six-month period and a third property for two months, while during the six months ended June 30, 2017, the Company owned one property for two months. These operating activities, as well as costs related to our securities filings, resulted in a decrease in the cash provided by operating activities. Additionally, during the six months ended June 30, 2018, the Company’s payments for operating escrows ($175,455) and payment of accrued liabilities and payables ($195,917) contributed to this decrease in cash flow provided by operating activities.

Investing Activities

During the six months ended June 30, 2018, our cash flows used in investing activities were $4,612,194 compared to cash flows used in investing activities of $8,291,233 during the six months ended June 30, 2017. During the six months ending June 30, 2018, investing activities were related to the acquisition of Hanover Square North and capital expenditures were related to leasing commissions and tenant improvements at the Franklin Square Property and minor capital expenditures at the Greensboro Hampton Inn. During the six months ending June 30, 2017, investing activities were related to the acquisition of the Franklin Square Property and capital expenditures were related to tenant improvements for the Franklin Square Property.

Financing Activities

During the six months ended June 30, 2018, our cash flows provided by financing activities were $5,949,351 compared to $7,959,762 during the six months ended June 30, 2017. During the six months ended June 30, 2018 our company generated net proceeds, after offering costs, from its common stock issuances, of $7,605,353. Additionally, we repaid short term notes payable of $2,177,538, paid dividends of $369,659 and incurred new mortgage debt associated with Hanover Square North of $372,685, in addition to the assumed mortgage debt of $8,527,315. During the six months ended June 30, 2017, our company generated net proceeds, after offering costs, from our common stock issuances of $7,959,762.

Future Liquidity Needs

Liquidity for general operating needs and our company’s investment properties is provided solely by the rental receipts from those properties. Liquidity for growth (acquisition of new investment properties) will be provided by additional equity issuances, net of issuance costs.

In addition to the funding of our ongoing operations, our primary liquidity needs at June 30, 2018 were to provide funding for the ongoing costs associated with our company’s continuing efforts to raise capital through the issuance of additional shares of common stock. We anticipate that these costs will be funded by proceeds from the future issuances of common stock.

Results of Operations

Twelve Months Ended December 31, 2017

Since the year ending December 31, 2017 was our company’s first period of operating its investment properties, there is no comparison of operating results to prior periods included in management’s discussion, below.

Total Revenue

Total revenue was $1,724,657 for the year ended December 31, 2017, consisting of $1,325,155 in revenues from the Franklin Square Property (which was owned by our company for eight months during 2017) and $399,502 in revenues from the Greensboro Hampton Inn (which was owned by our company for two months during 2017).

Revenues from the Franklin Square Property were negatively impacted by the bankruptcy filing in 2017 of a tenant that occupied 30,000 square feet. The Company ceased recognizing revenues for rent and CAM reimbursement in October 2017 when it became evident that the tenant would not make further rent or CAM payments.   A new lease for this space was signed on May 8, 2018.  Under the terms of the lease, rent payments are anticipated to commence in early 2019.  In addition, two new tenants commenced rental payments in late 2017. We believe that these three new tenants will have a positive impact on rental revenues and cash flow in 2018, 2019 and future years.

Total Operating Expenses

Total operating expenses for the year ended December 31, 2017 were $2,009,784, consisting of $602,970 in expenses for the Franklin Square Property, $356,427 for the Greensboro Hampton Inn, $307,241 of other operating expenses (legal, accounting and other professional fees were $289,423 and the remainder consisted of general and administrative expenses) and $743,146 in depreciation and amortization expenses.

Interest Expense

Interest expense for the year ended December 31, 2017 was $766,857, consisting of $512,482 in mortgage interest, $43,681 interest and fees on an acquisition bridge loan, $36,735 in interest on short-term loans and $23,261 in amortization of loan issuance costs for the Franklin Square Property, and $137,726 in mortgage interest, $12,369 in amortization of loan issuance costs and $603 in miscellaneous interest for the Greensboro Hampton Inn.

Other Income

On November 3, 2017, our company entered into an interest rate protection transaction to limit our company’s exposure to increases in interest rates on the variable rate on the Greensboro Senior Loan. Under this agreement, our company’s interest rate exposure is capped at 7% if USD 1-Month LIBOR BBA exceeds 2%. As of December 31, 2017, USD 1-Month LIBOR was 1.56175%. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. Our company reports the changes in the fair value of the derivative in other income. As of December 31, 2017, the fair value of the interest rate protection transaction was $83,436, all of which was recognized as other income during 2017.

Net Loss

Total net loss was $968,548 for the year ended December 31, 2017, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, the net loss attributable to our common shareholders was $847,919.

Funds from Operations

We use Funds from operations (“FFO”), a non-GAAP measure, as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

The intention of the FFO measurement was to be a “standard supplemental measure of REIT operating performance that excluded historical cost depreciation – or “added it back” to – GAAP net income.”  In situations where noncontrolling, minority ownership interests exist, there are two choices for the starting point of the FFO calculation; (1) net income (loss) before allocation to noncontrolling interests and (2) net income (loss) available to shareholders after allocation of income or loss to noncontrolling interests.

Since the adjustments, such as depreciation and amortization, used in the reconciliation of net income (loss) to determine FFO are not allocated between shareholders and noncontrolling interests (i.e. 100 percent of depreciation and amortization are “added back” without reduction to reflect the noncontrolling owners’ interest in such items), the Company believes that the appropriate starting point for the calculation is the net income (loss) before allocation to noncontrolling interests.  This allows the Company to use FFO as a tool to measure the overall performance of its investment properties, as a whole, not just the portion of the investment properties controlled by Company shareholders.

Additionally, because FFO is intended to measure the performance of the investment properties as a whole, the Company chooses not to make adjustments to net income (loss) for distributions to noncontrolling interests, much as it does not adjust for dividends to its shareholders.

Below is our company’s FFO, which is a non-GAAP measurement, for the year ended December 31, 2017:

Net income (loss)	(968,548)
Depreciation of tangible real property assets (1)	404,098
Depreciation of tenant improvements (2)	93,688
Amortization of leasing commissions (3)	1,033
Amortization of intangible assets (4)	244,327
Funds from operations	(225,402)

(1)	Depreciation expense for buildings, site improvements and furniture and fixtures
(2)	Depreciation of tenant improvements, including those acquired as part of the purchase of the Franklin Square Property and those constructed during the period ended December 31, 2017.
(3)	Amortization of capitalized leasing commissions paid for the Franklin Square Property.
(4)	Amortization of intangible assets acquired as part of the purchase of the Franklin Square Property, including leasing commissions, leases in place value and legal and marketing costs.

We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include non-cash amortization of loans, above and below market leases, unbilled rent arising from applying straight line rent revenue recognition and capital expenditures, including tenant improvement and leasing commissions. Therefore, in addition to FFO, management uses Adjusted FFO (“AFFO”), which we define to exclude such items. Management believes that these adjustments are appropriate in determining AFFO as their exclusion is not indicative of the operating performance of our assets. In addition, we believe that AFFO is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that AFFO presented by us is comparable to the adjusted or modified FFO of other REITs.

Total AFFO for the year ended December 31, 2017 was as follows:

Funds from operations	(225,402)
Amortization of above market leases (1)	127,734
Amortization of below market leases (2)	(30,696)
Straight line rent (3)	(51,784)
Tenant improvements (4)	(154,810)
Leasing commissions (4)	(43,321)
Increase in fair value of interest rate cap	(83,436)
Amortization of loan issuance costs (5)	35,630
Capital expenditures – Greensboro Hampton Inn (6)	(9,875)
Adjusted funds from operations (AFFO)	(435,960)

(1)	Adjustment to FFO resulting from non-cash amortization of intangible asset recorded as part of the purchase of the Franklin Square Property.
(2)	Adjustment to FFO resulting from non-cash amortization of intangible liability recorded as part of the purchase of the Franklin Square Property.
(3)	Adjustment to FFO resulting from non-cash revenues recognized as a result of applying straight line revenue recognition for Franklin Square.
(4)	Adjustment to FFO for capitalized tenant improvements and leasing commissions incurred during the period ending December 31, 2017 for the Franklin Square Property.
(5)	Adjustment to FFO for amortization of capitalized loan issuance costs.
(6)	Capital expenditures made during the period ending December 31, 2017 for the Greensboro Hampton Inn.

Six Months Ended June 30, 2018

Total Revenue

Total revenue was $3,013,006 for the six-month period ended June 30, 2018, consisting of $971,418 in revenues from the Franklin Square Property, $192,946 in revenues from Hanover Square North and $1,848,642 in revenues from the Greensboro Hampton Inn.

Revenues from the Franklin Square Property continued to be impacted by a vacancy created by the bankruptcy filing in 2017 of a tenant that occupied 30,000 square feet. On May 8, 2018 we entered into a lease for this space with a national family entertainment business. Rent commencement under this lease is anticipated to occur no later than early 2019 and will have a positive impact on the Franklin Square Property’s revenues.

Total Operating Expenses

Total operating expenses for the six-month period ended June 30, 2018 were $3,250,318, consisting of $402,868 in expenses for the Franklin Square Property, $41,387 for Hanover Square North, $1,301,163 for the Greensboro Hampton Inn, $597,191 of other operating expenses (Legal, accounting and other professional fees were $518,613 and the remainder consisted of general and administrative expenses) and $907,709 in depreciation and amortization expenses.

Interest Expense

Interest expense for the six-month period ended June 30, 2018 was $887,555. This consisted of (i) $337,326 in mortgage interest and $9,276 in amortization of loan issuance costs for the Franklin Square Property (ii) $366,510 in mortgage interest and $69,780 in amortization of loan issuance costs for the Greensboro Hampton Inn, (iii) $62,918 in mortgage interest and $2,122 in amortization of loan issuance costs for Hanover Square North and (iv) other interest of $39,623.

Other Income

On November 3, 2017, our company entered into an Interest Rate Protection Transaction to limit our company’s exposure to increases in interest rates on the variable rate mortgage loan on the Greensboro Hampton Inn. Under this agreement, our company’s interest rate exposure is capped at 7% if USD 1-Month LIBOR BBA exceeds 2%. As of June 30, 2018, USD 1-Month LIBOR was 2.09213%. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. Our company reports the changes in the fair value of the derivative in other income. As of June 30, 2018, the fair value of the Interest Rate Protection Transaction was $187,601, an increase of $104,165 over the December 31, 2017 fair value. This increase in fair value was recognized as other income during the six months ended June 30, 2018.

Net Loss

Total net loss was $1,020,702 for the six-month period ended June 30, 2018, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, the net loss attributable to Medalist common shareholders was $950,962.

Funds from Operations

We use Funds from operations (“FFO”), a non-GAAP measure, as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

The intention of the FFO measurement was to be a “standard supplemental measure of REIT operating performance that excluded historical cost depreciation – or “added it back” to – GAAP net income.”  In situations where noncontrolling, minority ownership interests exist, there are two choices for the starting point of the FFO calculation; (1) net income (loss) before allocation to noncontrolling interests and (2) net income (loss) available to shareholders after allocation of income or loss to noncontrolling interests.

Since the adjustments, such as depreciation and amortization, used in the reconciliation of net income (loss) to determine FFO are not allocated between shareholders and noncontrolling interests (i.e. 100% of depreciation and amortization are “added back” without reduction to reflect the noncontrolling owners’ interest in such items), the Company believes that the appropriate starting point for the calculation is the net income (loss) before allocation to noncontrolling interests.  This allows the Company to use FFO as a tool to measure the overall performance of its investment properties, as a whole, not just the portion of the investment properties controlled by Company shareholders.

Additionally, because FFO is intended to measure the performance of the investment properties as a whole, the Company chooses not to make adjustments to net income (loss) for distributions to noncontrolling interests, much as it does not adjust for dividends to its shareholders.

Below is our company’s FFO, which is a non-GAAP measurement, for the six-month period ended June 30, 2018:

Net income (loss)	$(1,020,702)
Depreciation of tangible real property assets (1)	578,542
Depreciation of tenant improvements and inducements (2)	84,920
Amortization of leasing commissions (3)	4,304
Amortization of intangible assets (4)	239,943
Funds from operations	$(112,993)

(1)	Depreciation expense for buildings, site improvements and furniture and fixture.
(2)	Depreciation of tenant improvements, including those acquired as part of the purchase of the Franklin Square Property and Hanover Square North and those constructed during the six months ended June 30, 2018.
(3)	Amortization of leasing commissions paid during the six months ended June 30, 2018.
(4)	Amortization of intangible assets acquired as part of the purchase of the Franklin Square Property and Hanover Square North, including leasing commissions, leases in place and legal and marketing costs.

We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include non-cash amortization of loans, above and below market leases, unbilled rent arising from applying straight line rent revenue recognition and capital expenditures, including tenant improvement and leasing commissions. (The company excludes capital expenditures from its calculation of AFFO that will be reimbursed or funded by property or operating escrows. During the six months ended June 30, 2018, the Company paid $220,867 in tenant inducements and leasing commissions for the Franklin Square Property and $7,320 in property improvements for the Greensboro Hampton Inn that will be reimbursed by property escrow accounts.) Therefore, in addition to FFO, management uses Adjusted FFO (“AFFO”), which we define to exclude such items. Management believes that these adjustments are appropriate in determining AFFO as their exclusion is not indicative of the operating performance of our assets. In addition, we believe that AFFO is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that AFFO presented by us is comparable to the adjusted or modified FFO of other REITs.

Total AFFO for the six-month period ended June 30, 2018 was as follows:

Funds from operations	$(112,993)
Amortization of above market leases (1)	104,161
Amortization of below market leases (2)	(31,023)
Straight line rent (3)	(40,667)
Capital expenditures – Greensboro Hampton Inn (4)	(21,655)
Increase in fair value of interest rate cap (5)	(104,165)
Amortization of loan issuance costs (6)	81,178
Adjusted funds from operations (AFFO)	$(125,164)

(1)	Adjustment to FFO resulting from non-cash amortization of intangible asset recorded as part of the purchase of the Franklin Square Property and Hanover Square North.
(2)	Adjustment to FFO resulting from non-cash amortization of intangible liability recorded as part of the purchase of the Franklin Square Property and Hanover Square North.
(3)	Adjustment to FFO resulting from non-cash revenues recognized as a result of applying straight line revenue recognition for the Franklin Square Property and Hanover Square North.
(4)	Adjustment to FFO for capitalized property improvements to the Greensboro Hampton Inn.
(5)	Adjustment to FFO resulting from non-cash revenues recognized as a result of increase in fair value of interest rate cap.
(6)	Adjustment to FFO for amortization of capital expenditures made during the six months ended June 30, 2018 for the Greensboro Hampton Inn that will not be reimbursed by property escrow accounts.

Three Months Ended June 30, 2018

Total Revenue

Total revenue was $1,810,156 for the three-month period ended June 30, 2018, consisting of $514,547 in revenues from the Franklin Square Property, $192,946 in revenues from Hanover Square North and $1,102,663 in revenues from the Greensboro Hampton Inn.

Revenues from the Franklin Square Property continued to be impacted by a vacancy created by the bankruptcy filing in 2017 of a tenant that occupied 30,000 square feet. On May 8, 2018 we entered into a lease for this space with a national family entertainment business. Rent commencement under this lease is anticipated to occur no later than early 2019 and will have a positive impact on the Franklin Square Property’s revenues.

Total Operating Expenses

Total operating expenses for the three-month period ended June 30, 2018 were $1,886,135, consisting of $210,187 in expenses for the Franklin Square Property, $41,387 for Hanover Square North, $738,109 for the Greensboro Hampton Inn, $382,707 of other operating expenses (Legal, accounting and other professional fees were $328,671 and the remainder consisted of general and administrative expenses) and $513,745 in depreciation and amortization expenses.

Interest Expense

Interest expense for the three-month period ended June 30, 2018 was $463,274. This consisted of (i) $169,595 in mortgage interest and $4,638 in amortization of loan issuance costs for the Franklin Square Property (ii) $188,666 in mortgage interest and $34,890 in amortization of loan issuance costs for the Greensboro Hampton Inn, (iii) $62,918 in mortgage interest and $2,122 in amortization of loan issuance costs for Hanover Square North and (iv) other interest of $445.

Other Income

On November 3, 2017, our company entered into an Interest Rate Protection Transaction to limit our company’s exposure to increases in interest rates on the variable rate mortgage loan on the Greensboro Hampton Inn. Under this agreement, our company’s interest rate exposure is capped at 7% if USD 1-Month LIBOR BBA exceeds 2%. As of June 30, 2018, USD 1-Month LIBOR was 2.09213%. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. Our company reports the changes in the fair value of the derivative in other income. As of June 30, 2018, the fair value of the Interest Rate Protection Transaction was $187,601, an increase of $29,876 over the March 31, 2018 fair value. This increase in fair value was recognized as other income during the three months ended June 30, 2018.

Net Loss

Total net loss was $509,377 for the three-month period ended June 30, 2018, before adjustments for net loss attributable to noncontrolling interests. After adjusting for noncontrolling interests, the net loss attributable to Medalist common shareholders was $500,087.

Funds from Operations

We use Funds from operations (“FFO”), a non-GAAP measure, as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

The intention of the FFO measurement was to be a “standard supplemental measure of REIT operating performance that excluded historical cost depreciation – or “added it back” to – GAAP net income.”  In situations where noncontrolling, minority ownership interests exist, there are two choices for the starting point of the FFO calculation; (1) net income (loss) before allocation to noncontrolling interests and (2) net income (loss) available to shareholders after allocation of income or loss to noncontrolling interests.

Since the adjustments, such as depreciation and amortization, used in the reconciliation of net income (loss) to determine FFO are not allocated between shareholders and noncontrolling interests (i.e. 100% of depreciation and amortization are “added back” without reduction to reflect the noncontrolling owners’ interest in such items), the Company believes that the appropriate starting point for the calculation is the net income (loss) before allocation to noncontrolling interests.  This allows the Company to use FFO as a tool to measure the overall performance of its investment properties, as a whole, not just the portion of the investment properties controlled by Company shareholders.

Additionally, because FFO is intended to measure the performance of the investment properties as a whole, the Company chooses not to make adjustments to net income (loss) for distributions to noncontrolling interests, much as it does not adjust for dividends to its shareholders.

Below is our company’s FFO, which is a non-GAAP measurement, for the three-month period ended June 30, 2018:

Net income (loss)	$(509,377)
Depreciation of tangible real property assets (1)	309,919
Depreciation of tenant improvements and inducements (2)	52,950
Amortization of leasing commissions (3)	2,593
Amortization of intangible assets (4)	148,283
Funds from operations	$4,368

(1)	Depreciation expense for buildings, site improvements and furniture and fixture.
(2)	Depreciation of tenant improvements, including those acquired as part of the purchase of the Franklin Square Property and Hanover Square North and those constructed during the three months ended June 30, 2018.
(3)	Amortization of leasing commissions paid during the three months ended June 30, 2018.
(4)	Amortization of intangible assets acquired as part of the purchase of the Franklin Square Property and Hanover Square North, including leasing commissions, leases in place and legal and marketing costs.

We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include non-cash amortization of loans, above and below market leases, unbilled rent arising from applying straight line rent revenue recognition and capital expenditures, including tenant improvement and leasing commissions. (The company excludes capital expenditures from its calculation of AFFO that will be reimbursed or funded by property or operating escrows. During the three months ended June 30, 2018, the Company paid $196,674 in tenant inducements and leasing commissions for the Franklin Square Property that will be reimbursed by property escrow accounts.) Therefore, in addition to FFO, management uses Adjusted FFO (“AFFO”), which we define to exclude such items. Management believes that these adjustments are appropriate in determining AFFO as their exclusion is not indicative of the operating performance of our assets. In addition, we believe that AFFO is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that AFFO presented by us is comparable to the adjusted or modified FFO of other REITs.

Total AFFO for the three-month period ended June 30, 2018 was as follows:

Funds from operations	$4,368
Amortization of above market leases (1)	56,263
Amortization of below market leases (2)	(19,511)
Straight line rent (3)	(22,091)
Increase in fair value of interest rate cap (4)	(29,876)
Amortization of loan issuance costs (5)	41,650
Adjusted funds from operations (AFFO)	30,803

(1)	Adjustment to FFO resulting from non-cash amortization of intangible asset recorded as part of the purchase of the Franklin Square Property and Hanover Square North.
(2)	Adjustment to FFO resulting from non-cash amortization of intangible liability recorded as part of the purchase of the Franklin Square Property and Hanover Square North.
(3)	Adjustment to FFO resulting from non-cash revenues recognized as a result of applying straight line revenue recognition for the Franklin Square Property and the Hanover Square North.
(4)	Adjustment to FFO resulting from non-cash revenues recognized as a result of an increase in fair value of interest rate cap.
(5)	Adjustment to FFO for amortization of capitalized loan issuance costs.

DILUTION

In connection with this offering of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of our assets minus total liabilities, divided by the total number of shares of common stock outstanding. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments as well as the fees and expenses paid to our Manager and its affiliates in connection with the selection, acquisition, management and sale of our investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with this offering, including selling commissions.

As of June 30, 2018, our pro forma net tangible book value per share was $7.33, after giving effect to the future issuance of 40,000 shares of common stock to each of Messrs. Messier and Elliott pursuant to the Equity Incentive Plan which issuances are expected to occur immediately following completion of this offering. If we are able to successfully complete this offering, the liabilities that cause dilution in the value of our common stock are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share.

The offering price of our shares is $10.00, assuming we sell our shares at the mid-point of our range. After giving effect to (i) the sale of 700,000 shares of our common stock to be sold in this offering, and (ii) the deduction of underwriting discounts, commissions and expense reimbursements, the pro forma net tangible book value as of June 30, 2018 would have been approximately $22,095,645, or approximately $7.35 per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $2.65 per share of common stock to purchasers in the offering. The following table illustrates this per share dilution:

Public offering price	$10.00
Pro forma net tangible book value per share(1)	$7.33
Pro forma net tangible book value attributable to shares remaining to be sold in the offering(2)	$7.42
Pro forma net tangible book value after the offering(3)	$7.35
Dilution in pro forma net tangible book value to new investors(4)	$2.65

(1)	Pro forma net tangible book value per share is as of June 30, 2018, after giving effect to the future issuance of 40,000 shares of common stock to each of Messrs. Messier and Elliott pursuant to the Equity Incentive Plan which issuances are expected to occur immediately following completion of this offering. Pro forma net tangible book value per share also accounts for 125,000 OP Units not directly or indirectly owned by the company.
(2)	Based on issuance of 700,000 shares of our common stock in the offering resulting in approximately $5,970,000 in net proceeds.
(3)	Based on pro forma net tangible book value of approximately $22,095,645 divided by the sum of (1) 1,995,582 shares of our common stock outstanding as of the date of this prospectus, plus (2) plus 40,000 shares of common stock issued to each of Messrs. Messier and Elliott pursuant to the Equity Incentive Plan, which issuances are expected to occur immediately following completion of this offering, plus (3) 125,000 OP Units not directly or indirectly owned by the company, plus (4) an additional 700,000 shares of common stock to be issued pursuant to the offering.
(4)	Dilution is determined by subtracting pro forma net tangible book value per share of common stock after giving effect to the offering from the public offering price for a share of common stock in the offering.

The table below summarizes, as of June 30, 2018, on a pro forma basis after giving effect to the future issuance of 40,000 shares of common stock to each of Messrs. Messier and Elliott pursuant to the Equity Incentive Plan, which issuances are expected to occur immediately following completion of this offering, the difference between the price per share paid by investors in this offering and the net book value of the shares of our common stock and OP units issued to our directors, director nominees and executive officers.

	Shares/OP Units Issued/Granted			Net Book Value Of Contribution/Cash		Average Price per Share/OP
	Number		Percentage	Amount	Percentage	Unit
Shares of our common stock and OP Units issued to our directors, director nominees and executive officers	136,454	(1)	16.31%	$530,649	7.05%	$3.89

Purchasers in this offering	700,000	(2)	83.69%	$7,000,000	92.95%	$10.00

Total	836,454		100.0%	$7,530,649	100.0%	$9.00

(1)	Includes (a) 1 share of common stock issued to each of Messrs. Messier and Elliott upon our formation, (b) 8,740 shares of common stock and 9,803 shares of common stock issued to Messrs. Messier and Elliott, respectively, in our Regulation A Offering, (c) 10,638 OP Units issued to each of Messrs. Messier, Elliott and Polk in connection with our acquisition of the Greensboro Hampton Inn, (d) 5,995 shares of common stock issued to Mr. Farmer in our Regulation A Offering, and (e) 40,000 shares of common stock to be issued to each of Messrs. Messier and Elliott pursuant to the Equity Incentive Plan, which issuances are expected to occur immediately following completion of this offering. Shares issued to our executive officers and directors in our Regulation A Offering had a net book value of $9.40. OP Units issued had a net book value of $9.40.

(2)	Does not include any shares of our common stock that may be issued pursuant to underwriters’ over-allotment option to purchase up to an additional 105,000 shares of our common stock.

Our INDUSTRY AND Market Opportunity

Sector Outlook

Multifamily Outlook*

Driven by continued price appreciation and the risk posed by new supply, investors gradually shifted their focus away from primary markets in 2017. During the year, primary markets accounted for 40.3 percent of transaction activity. This is down from 44.0 percent in 2016 and 48.2 percent in 2015. The biggest contributor to this decrease was New York. The Big Apple saw volumes fall 48.1 percent year- over-year. Dallas-Ft. Worth thereby surpassed New York for the most active market in the country, ending a six-year streak of New York leading all U.S. markets in transaction volumes.

While primary market activity slowed, secondary and tertiary markets saw their share of investment volumes trend upward. Both Milwaukee and Detroit saw transaction volume more than double in 2017, while Salt Lake City, Philadelphia and Jacksonville all posted significant increases in activity.

This surge in interest from investors has not only led to increased volume, but also drove yields lower. One way to look at this is to use the proxy of mid/high-rise (primary, urban) as compared to garden-style pricing (secondary/tertiary, suburban). The spread between the two is the narrowest it has been in five years after tightening nearly 30 basis points during 2017. As this spread continues to tighten, investors may start to turn their attention back to urban submarkets as the opportunity for relatively higher yields in suburbs lessens.

Sentiment among multifamily investors remains cautious but largely optimistic. The focus of most investors in 2018 remains around the impact of new supply. With 365,000 new units having delivered in 2017 and another 370,000 units projected to come online in 2018, the reality will be a competitive leasing environment in the short to mid-term.

While the supply story has been national in scope, the product that has delivered or is currently under construction has skewed toward urban submarkets. As a consequence of this, and with yields in cities at record lows, investment into urban multifamily assets in 2017 declined significantly. High-rise acquisitions fell by 41.5 percent. Conversely, capital flocked to the suburbs, purchasing garden-style product at an elevated rate. Garden-style assets represented 65.9 percent of all multifamily acquisitions, the highest rate during the past ten years.

Beyond these short to mid-term supply risks, the outlook for multifamily remains positive for several reasons. First, the home ownership rate in the U.S. remains near historic lows, and first-time home buyers are facing rapidly increasing home prices. Second, the recently signed Tax Cut and Jobs Act did little to incentivize home ownership in the U.S. and will likely keep the home ownership rate from ticking up.

Thirdly, despite the current multifamily building boom, the U.S. housing market as a whole remains undersupplied. A study released in 2017 from the National Multifamily Housing Council and National Apartment Association highlighted the need for at least 325,000 new units to be constructed every year until 2030 to keep pace with demand. The annual average of newly delivered units over the past decade is a lesser 250,000 units.

Transaction volume decreased 8.3 percent in 2017, mimicking the overall softening in volumes across the commercial real estate sector. On closer inspection though, activity levels remained at record levels from the second through the fourth quarter. Compared to the same period in 2016, volumes were actually slightly higher in 2017. For the third year in a row, the sector saw more transaction activity than any other property sector. This indicates a continued environment of strong liquidity for multifamily assets.

Single-asset transactions continued to represent the majority of deals in 2017, accounting for 75.9 percent of sales, roughly on par with the long-term average. This also represents a healthy transaction environment with demand from across investor types remaining strong.

Portfolio sales saw a 16.8 percent decrease in 2017, but entity-level transactions rose. This was driven in large part by Greystar, APG, GIC and Ivanhoe Cambridge’s acquisition of Monogram Residential for $4.4 billion. The fourth quarter marked the closing of Harbor Group’s $1.8 billion acquisition of a 25-property portfolio. The portfolio was concentrated in the Northeast with several assets in the Chicago area.

*Source – JLL Research, Real Capital Analytics, Investment Outlook, December 2017

Looking to 2018, we expect to see portfolio and entity-level activity increase as institutional investors seek additional exposure to the sector. Despite softening of short-term rental fundamentals, long-term demand fundamentals for the sector remain strong and the sector continues to be attractive to institutional capital.

Industrial Outlook*

After a slowdown in absorption rates in the second and third quarters, strong preleasing activity in new development through the course of the year resulted in a robust quarter for net absorption. The U.S. industrial market experienced a strong bounce-back in demand with 80 to 82 million square feet of net absorption, an all-time high fourth-quarter absorption, historically. The strong year-end numbers eclipse some of the stronger fourth quarter we saw in 2014, 2015 and 2016. For overall 2017, demand reached 245.4 million square feet-down slightly from 2016 (a decline of 6.1 percent) but still higher than 2015 and 2014.

In the fourth quarter, nearly 25.0 percent of the U.S. total absorption came from Atlanta, Chicago and Dallas. Strong demand toward year-end helped Atlanta's annual net absorption number push to 22.3 million square feet, surpassing its previous record highs of 2016. Another major logistics market, Dallas was a close second in terms of U.S. absorption ranking, with an annual absorption of 21.1 million square feet. E-commerce and its closely related sectors of 3PL and logistics and distribution provided a strong tailwind to the overall leasing demand in 2017. Combined 3Pls and logistics & distribution firms contributed to nearly 28.7 percent of total U.S. leasing demand-significantly higher than the 25.9 percent U.S. total leasing share they held in 2016. While the fourth quarter typically does bring an influx of warehouse demand stemming from seasonal holiday needs for space, demand from pure-play e-commerce firms remained fairly consistent in 2017 at 9.6 percent of total U.S. leasing.

While leasing volumes remain strong, there is an escalation of deal volumes in the 100,000-250,000-square-foot and the 250,000-500,000-square-foot size categories. In 2016, 56.9 percent of total leasing volume (by square footage) fell into these two size ranges. In 2017, that number significantly increased to 73 percent. The total number of transactions was up about 8 percent as well. Smaller tenants are now competing with the big-box tenants that are also signing leases in this segment. Undeterred by rising rental rates, businesses are continuing to expand their operations. We think some of this activity is the continued building out of supply chain nodes around the country-adding new cities to real estate networks-and some is e-commerce oriented, as companies push in the 'last mile' to be closer to consumers in more and more cities. With delivery times tightening, companies are pushing into the "last-mile" to be closer to consumers in more cities-leading to an increased demand for small and midsized spaces.

Development continues to respond to the need for modern bulk distribution space. Construction levels were still high in the fourth quarter, but with vacancy continuing to remain low on the heels of continued strong demand competition among larger block occupiers for available spaces remains elevated. New deliveries for 2017 was 232.7 million square feet. Some markets like Chicago broke a new record in new supply and are at an all-time high in terms of new deliveries. For the fourth quarter alone, roughly 68 million square feet delivered (30 percent of the annual total). Preleasing overall was down slightly to 47.4 percent, but spec deliveries made up 75.5 percent of all new completions and were preleased at a healthy rate again in the quarter.

Retail Outlook*

Retail transaction volume decreased by 22.5 percent to $51.5 billion in 2017. The pullback was felt by all asset subtypes, aside from general purpose centers which saw a 10.5 percent increase in transactions. While previous years had larger transactions at the forefront, much of 2017 was comprised of necessity-based, one-off transactions.

The consensus is that bigger is not always better. Power center transactions remained steady with cap rates stabilizing by year-end. Community center and neighborhood center transactions were also steady throughout the year—each seeing some, albeit minimal growth in transaction volume. But lifestyle centers were rare to come to market and difficult to transact, with the asset type recording volume declines of 48.5 percent in 2017.

*Source – JLL Research, Real Capital Analytics, Investment Outlook, December 2017

Mall transactions experienced the largest volume declines in 2017, decreasing by 53.5 percent. This is down significantly from 2016 which saw several large-scale transactions including three mall transactions over $1.0 billion in Las Vegas. Pricing continues to be bifurcated with fewer strongly-performing assets coming to market. Mall assets are becoming more difficult to transact given heightened underwriting standards, providing another reason for investors to sidestep malls for the time being. Some misalignment of buyer and seller pricing expectations is anticipated to linger in 2018.

Underwriting for both malls and power centers has become increasingly complicated. Over the past few years, there has been a shift in the buyer pool towards private investors, particularly for assets that are of less than the highest quality. These local or regional private investors are struggling to rationalize the higher loan to value ratios, and the lower availability of debt is presenting challenges. At times, they are walking away from transactions due to complicated pricing structures and the impact on their returns. Sellers seeking to transact assets quickly will have to further negotiate concessions and remain flexible in deal structuring.

With the fluctuation in retail performance in 2017, investors are looking to hedge risk by finding pockets of geographic safety for their acquisitions. Most gateway markets saw investment decline, with San Francisco and Boston as the exception. San Francisco volume increased by 78.8 percent from 2016, rebounding after a low year, due in part to the purchase of mixed-use complex Pacific Place by Spanish investor Ponte Gadea in the fourth quarter for $475.0 million, of which the retail component comprised roughly $98.0 million.

While transaction volume is lower, investor interest in primary markets has not wavered. Rather, there is limited supply available for purchase. Investors selling in core markets are likely to move proceeds to another sector altogether as similar-caliber retail assets are few and far between.

While gateway markets continue to experience declines in transaction activity, secondary and smaller primary markets are experiencing some growth. The Southeast was a standout in 2017. Of the $13.3 billion in acquisitions by REITs in 2017, $3.2 billion was invested in the Southeast region. As an example, Tampa’s retail transaction volume grew by 23.5 percent, with $604.0 million in volume.

Markets seeing strong population and job growth outperformed, such as Houston and Fort Lauderdale, with 14.0 percent and 41.0 percent volume growth respectively. These cities are emerging as attractive destinations for capital. This trend is expected to continue throughout 2018, with investors evaluating retail opportunities throughout the entire country. Investors are taking all factors into consideration including market and demographics and weighing traditional data points less heavily.

Given heightened risk with regard to retail sales and tenant performance, investors are cautiously tailoring retail strategies and even avoiding transactions where they lack certainty. With that, we expect to continue to see an increase in one-off, small single-asset transactions in 2018.

As opposed to larger-scale transactions that can bring with them a higher number of risky tenants, investors are opting for smaller centers with growth potential. For example, Katz Properties purchased Richland Marketplace in Philadelphia for $47.3 million from Kimco in the fourth quarter of 2017. This was one of 15 transactions to take place in Philadelphia in Q4—all but one being under $50.0 million.

Portfolios in 2017 have had the opposite reception, with some small-to-mid size portfolios failing to gain traction while large-scale acquisitions garnered momentum coming into 2018. Australian retail REIT Westfield has agreed to be acquired by Europe’s largest real estate company, Unibail-Rodamco, for approximately $15.8 billion. In addition, Brookfield Property Partners bid a reported $14.8 billion to acquire U.S. mall owner GGP.

These acquisitions are likely to have a positive impact on the retail market, boosting transaction volume significantly, creating momentum in the mall transactions space, and bringing some clarity and new benchmarks to U.S. mall pricing in 2018.

*Source – JLL Research, Real Capital Analytics, Investment Outlook, December 2017

Hotel Outlook*

Hotel transaction volume in 2017 totaled $24.0 billion. This represents an 18.0 percent decline relative to 2016, resulting from a decrease in purchases by off-shore investors and fewer portfolio transactions. Transaction activity in 2016 was bolstered by Anbang Insurance Group’s purchase of 15 assets from Strategic Hotels & Resorts for approximately $5.5 billion; if this trade is excluded from the 2016 total, activity in 2017 held steady.

Single-asset transactions drove the bulk of activity in 2017, accounting for over 70.0 percent of volume. Of the $17 billion of single assets that sold in 2017, 40.0 percent were situated in urban locations, a decrease from 2016 as primary markets such as New York saw a decline in liquidity. The decrease also points to investors’ concerns over the supply dynamics of top urban markets.

Investor appetite for single assets in resort locations observed a notable increase in 2017, accounting for 24.0 percent of total single-asset volume. The state of Hawaii overtook New York as the state with the highest volume of single-asset transactions, notching $1.7 billion in sales, a 19.0 percent increase relative to 2016. Investors’ focus on resort markets is expected to hold strong in 2018.

A factor that will hamper meaningful growth in transaction volume in 2018 is the open and active lending environment, which is boosting refinancing activities; some owners will embrace this as an alternative to selling.

With 2017 representing the eighth consecutive year of growth in fundamentals, growth has become more uneven and varied. A number of markets are notching stellar performance, while others are seeing a dip in operating performance due to the impact of new supply additions

Standouts include Houston and Orlando, each observing double-digit increases in revenue per available room in 2017. Houston’s hotel performance was boosted by displaced residents seeking hotel accommodations following the landfall of Hurricane Harvey. Occupancy grew by a pronounced 7.1 percent, turning around performance in a market which had been under pressure for several years. Strong consumer sentiment underpinned travel to Orlando, with the market seeing nearly 5.0 percent growth in room rates and occupancy.

On the flip side, hotel revenues are under pressure in a number of major markets. Driven by elevated supply deliveries, Chicago, Dallas, Minneapolis, New Orleans and Philadelphia are posting negative growth, which is resulting in more tepid underwriting and investor activity.

New York saw new room additions peak at approximately 5.0 percent of existing supply in 2016. Hotel performance declines are leveling off with the market seeing just a -0.4 percent dip in revenue per available room in 2017. An anomaly for the year was San Francisco, one of the top growth markets of late, which saw a dip in demand in 2017 as renovations at the Moscone Center resulted in fewer conventions taking place. That said, declines were kept at bay given the city’s minimal new supply pipeline—in a market where construction in other property sectors is burgeoning.

*Source – JLL Research, Real Capital Analytics, Investment Outlook, December 2017

OUR BUSINESS AND PROPERTIES

Overview of Our Business Objectives and Strategy

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with a concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or our Manager. Our Manager makes all investment decisions for us. Our Manager is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

We operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We may also pursue other real estate-related investments, including but not limited to equity or other ownership interests in entities that are the direct or indirect owners of real property, or indirect investments in real property, such as those that may be obtained in a joint venture. We anticipate that any such equity or joint venture investments to be in controlling interests in such entities. While we do not intend for these types of investments to be a primary focus, we may make such investments in our Manager’s sole discretion. We refer to our investments in real property and our real estate-related investments, collectively, as Investments.

Our company currently has three Investments: (i) the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property, which we acquired on April 28, 2017, (ii) an undivided 64% tenant-in-common interest in the property commonly referred to as the Greensboro Airport Hampton Inn located at 7802 National Service Road in Greensboro, North Carolina, or the Greensboro Hampton Inn, which we acquired on November 3, 2017, and (iii) an undivided 84% tenant-in-common interest in the Shops at Hanover Square North, consisting of two parcels of land containing a 73,440 square foot retail center located at 7230 Bell Creek Road in Mechanicsville, Virginia 23111, or Hanover Square North, which we acquired on May 8, 2018. We refer to the Franklin Square Property and the Greensboro Hampton Inn as our Initial Portfolio, and our Initial Portfolio was purchased from affiliates of our company. The purchase price of our Initial Portfolio was supported by an MAI appraisal of the applicable property. In addition to such MAI appraisals, Moloney Securities Co., Inc., our former dealer-manager, obtained independent fairness opinions with respect to certain value determinations regarding our purchase of the Franklin Square Property and the Greensboro Hampton Inn.

Our principal objectives include sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge, and the creation of value for stockholders by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition. There is, however, no assurance that any of these objectives will be achieved.

We may make Investments in properties owned by unaffiliated third parties, our Manager, or affiliates of our Manager, as determined by our Manager in its sole discretion. The purchase price of any Investment owned by an affiliated party will be based upon the fair market value of the asset established by third-party MAI appraisal.

Management

Our Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. Through their prior experience in the real estate industry, our Manager’s principals and their respective affiliates have developed a strong network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States and have a track record of success. We intend to leverage this experience to gain access to and identify suitable Investments, located across secondary and tertiary markets throughout the southeastern part of the United States, primarily in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We do not anticipate making Investments outside of the United States. This offering represents an opportunity for outside investors to take advantage of the principals’ expertise through a pooled investment vehicle.

Our Manager oversees our overall business and affairs, and it has broad discretion to make operating decisions on behalf of our company and to make Investments. Our stockholders will not be involved in our day-to-day affairs. Summary background information regarding the management of our Manager appears in the section entitled “Our Manager and Related Agreements.”

Background and Corporate Information

We were incorporated in 2015 for the purpose of raising capital and acquiring a diverse portfolio of real estate assets. On October 5, 2015, we filed an offering statement on Form 1-A, or the Offering Statement, with the SEC to offer a maximum of $50,000,000 in shares of our common stock in a Tier II offering under Regulation A, at an offering price of $10.00 per share, which Offering Statement was qualified by the SEC on July 28, 2016. We terminated our Regulation A Offering on June 19, 2018, having received aggregate gross proceeds of $18,758,452 from the sale of 1,995,580 shares of our common stock in our Regulation A Offering.

The principal executive offices of the company and our Manager are located at 11 S. 12th Street, Suite 401, Richmond, Virginia 23219. Our telephone number is (804) 344-4445.

Investment Strategies

Our Manager believes that its focus on value-add and opportunistic commercial real estate provides an attractive balance of risk and returns. Our Manager intends to use some or all of the following strategies to enhance the performance, quality and value of our Investments:

•	proprietary investment sourcing;

•	a rigorous, consistent and replicable process for sourcing and conducting due diligence;

•	appropriate exit strategy;

•	hands-on portfolio management; and

•	focus on opportunistic properties.

Our investment policies provide our Manager with substantial discretion with respect to the selection, purchase and sale of specific Investments, subject to the limitations in the Management Agreement. We may revise the investment policies, which are described below, without the approval of our stockholders. We will review the investment policies at least annually to determine whether the policies are in the best interests of our stockholders.

Our Portfolio

Our goal is to acquire and own, through wholly owned subsidiaries of our operating partnership, a portfolio of commercial and retail properties located primarily in the southeastern United States. To date, we have acquired the Franklin Square Property, an undivided 64% tenant-in-common interest in the Greensboro Hampton Inn, and an undivided 84% tenant-in-common interest in Hanover Square North:

Name	Type	Description
Franklin Square Property	Retail	134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, on 10.293 acres, built in 2006 and 2007, that is 71.0% occupied, as of June 30, 2018, and anchored by Ashley Furniture and Monkey Joe’s.

Greensboro Hampton Inn	Hotel	Located at 7803 National Service Road, Greensboro, North Carolina, 27409. The hotel has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres.

Hanover Square North	Retail	73,440 square foot retail center located at 7230 Bell Creek Road in Mechanicsville, Virginia 23111, on 9.630 acres, built in 2007, that is 97% occupied, as of June 30, 2018 and anchored by a Marshalls store and an Old Navy Store.

Franklin Square Property

On April 28, 2017, we purchased from Medalist Fund I, LLC, a Delaware limited liability company and an affiliate of our company, or Fund I, the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property. The purchase price for the Franklin Square Property was $20,500,000, as agreed by our Manager and Fund I and based upon an independent, third party MAI appraisal of the Franklin Square Property. We paid $7,779,071 in cash and assumed secured debt of $14,275,000, or the Franklin Square Loan, to acquire the Franklin Square Property, in addition to closing and acquisition costs, including acquisition fees of $421,809 that were paid to our Manager. The Franklin Square Property is located on 10.293 acres in Gastonia, North Carolina. It was built in 2006 and 2007, and, as of June 30, 2017, it is 71.0% occupied, and anchored by Ashley Furniture and Monkey Joe’s. On May 10, 2018, we entered into a lease with Altitude, a national tenant, for 30,000 square feet of rentable space. Once the tenant improvements are complete, the Franklin Square Property will be 93% occupied.

The Franklin Square Loan was made on February 10, 2016 in the original principal amount of $14,275,000.  The Franklin Square Loan will mature on March 6, 2021. The Franklin Square Loan requires monthly interest only payments during the term. The Franklin Square Loan bears interest at 4.7%. The Franklin Square Loan may be prepaid, subject to certain conditions and limitations contained in the loan documents. The Franklin Square Loan is secured by the Franklin Square Property.

The property is an eight building one-floor retail center totaling approximately 134,299 gross leasable area. As of June 30, 2018, it is 71.0% occupied. The building is concrete slab on grade with spread footings. The exterior walls are a combination of insulation and finish system, metal panel siding, brick veneer and textured CMU. Retail storefronts are double-pane glass set in anodized aluminum frames. The roof is flat with fully-adhered, thermoplastic olefin membrane roof system. The parking area comprises 435 spaces.

The property is considered to be overall good and well-maintained condition, with average landscaping that is well maintained.

Occupancy data for the five preceding years:

	2017	2016	2015	2014	2013
Occupancy Rate	71.0%	95.1%	87.7%	90.3%	87.3%

Tenants occupying 10% or more of the rentable square footage:

Tenant	Business	Leased Square Footage	Percentage of Rentable Square Footage	Annual Rent	Lease Expiration	Renewal Option
Ashley Furniture	Retail	34,682	25.84%	$612,327	5/31/2022	N/A

Average effective annual rent per square foot for the five preceding years:

	2017	2016	2015	2014	2013
Average Effective Annual Rent Per Square Foot(1)	$9.87	$12.86	$14.60	$14.80	$10.28

(1)	Average effective rent per square foot represents the average annual rent for all occupied space for the respective periods after accounting for rent abatements and concessions but before accounting for tenant reimbursements.

Lease expirations in the next 10 years:

	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Leases Expiring	0	5	3	1	3	1	0	3	1	1

Square Footage	0	8,900	7,509	4,260	38,338	4,235	0	20,533	5,295	3,275

Annual Rent	$0.00	$208,875.48	$155,922.00	$89,460.00	$688,434.96	$93,170.04	$0.00	$240,608.52	$63,540.00	$65,499.96

Percentage of Aggregate Annual Rent	0.00%	12.62%	9.42%	5.41%	41.60%	5.63%	0.00%	14.45%	3.82%	3.93%

Greensboro Hampton Inn

On November 3, 2017, we purchased an undivided 64% tenant-in-common interest in the property commonly referred to as the Greensboro Airport Hampton Inn located at 7802 National Service Road in Greensboro, North Carolina, or the Greensboro Hampton Inn. The purchase price for the Greensboro Hampton Inn was $15,100,000, which was based upon an independent, third-party MAI appraisal. The Greensboro Hampton Inn has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres. In the transaction, our operating partnership acquired an undivided sixty-four percent (64%) tenant-in-common interest in the Greensboro Hampton Inn and PMI Greensboro, LLC, or PMI Greensboro, acquired the remaining undivided thirty-six percent (36%) tenant-in-common interest, each from Medalist Properties 8, LLC, a Delaware limited liability company and affiliate of our company.

The purchase price, closing costs and acquisition fee for the Greensboro Hampton Inn was financed with (a) $7,832,312 in equity, comprised of (i) $4,048,281 in cash from our company, (ii) $300,000 in the form of 3,000 shares of common stock, (iii) $1,175,000 in the form of 125,000 operating partnership units, or OP Units, and (iv) $2,300,031 in cash from PMI Greensboro, and (b) net mortgage loan proceeds of $10,181,309 from a senior mortgage loan made by Benefit Street Partners Realty Operating Partnership, L.P., or the Greensboro Lender, in the original principal amount of $10,600,000, or the Greensboro Senior Loan.

The cash portion of the amount contributed by us was financed by (i) a short-term loan made by Virginia Commonwealth Bank in the original principal amount of $1,500,000, or the Virginia Commonwealth Bank Loan, (ii) a short-term loan made by Medalist Fund I, LLC, our affiliate, in the original principal amount of $252,000, or the Fund I Loan, (iii) a short-term loan made by Medalist Fund II, LLC, our affiliate, in the original principal amount of $150,000, or the Fund II Loan, (iv) a short-term loan from Medalist Properties 8, LLC, our affiliate and the seller of the Greensboro Airport Hampton Inn Property, in the original principal amount of $125,238, or the Seller Loan, (v) a short-term loan from K&R Automotive in the original principal amount of $100,000, or the K&R Loan, and (vi) a short-term loan from Medalist Fund I-B, LLC, our affiliate, in the original principal amount of $50,000, or the Fund I-B Loan.  In connection with our acquisition of the Greensboro Hampton Inn, we paid closing and acquisition costs, including acquisition fees of $363,751 to our Manager.

The Greensboro Senior Loan has an initial 36-month term, maturing on November 9, 2020. The borrowers, however, have extension options, which if exercised, could extend the maturity date of the Greensboro Senior Loan for two (2) successive 12-month periods. The Greensboro Senior Loan requires monthly interest only payments during the 36-month term. The Greensboro Senior Loan bears interest at the greater of (i) 5.0% plus the Adjusted LIBOR rate (which is calculated by multiplying the LIBOR rate by the resulting reciprocal fraction of 1.0 less the reserve percentage of the Greensboro Lender, and (ii) 6.1%. The Greensboro Senior Loan may be prepaid on or after December 9, 2018, subject to certain conditions and payments. The Greensboro Senior Loan is secured by the Greensboro Hampton Inn.

The Virginia Commonwealth Bank Loan carried interest at the rate of 4.223%.  The Virginia Commonwealth Bank Loan was repaid on January 24, 2018, including interest and loan fees, using $1,537,706 in proceeds from the Regulation A Offering.

The Fund I Loan, the Fund II Loan, the Seller Loan, the K&R Loan and the Fund I-B Loan were repaid on January 31, 2018, including interest, with $705,138 in proceeds from the Regulation A Offering.  The Fund I Loan, the Fund II Loan, the K&R Loan and the Fund I-B Loan were issued at interest rates of 5%, and the Seller Loan was an interest free loan.

In connection with our acquisition of the Greensboro Hampton Inn, we, through a subsidiary, entered into the Tenants in Common Agreement with PMI Greensboro, as amended, or the Greensboro TIC Agreement. Among other approvals, under the Greensboro TIC Agreement, the consent of both tenants in common is required to approve (i) any lease, sublease, deed restriction, or grant of easement of/on all or any portion of the Greensboro Hampton Inn, (ii) any sale or exchange of the Greensboro Hampton Inn, or (iii) any indebtedness or loan, and any negotiation or refinancing thereof, secured by a lien on the Greensboro Hampton Inn. In the event the tenants in common are unable to agree on a decision which requires the consent of both tenants in common, a tenant in common may purchase the undivided interest of the other tenant in common subject to certain rights contained in the Greensboro TIC Agreement.

The hotel is a five-story building totaling approximately 65,414 square feet, with 127 guestrooms. The building is cast in place reinforced concrete upper level flooring supported by reinforced concrete columns bearing on spread footings and piers. The ground level floor is a concrete slab-on-grade. The exterior walls are frame with brick veneer with synthetic stucco exterior elements. Carpeting covers common area corridor and guestroom flooring with ceramic tiles in restrooms and guest services lobby, business center and breakfast/lounge area. Flat rubber membrane roof covers the building.

The parking area comprises 138 spaces, including 6 ADA accessible stalls. Perimeter sidewalks are concrete. The hotel is considered to be overall good and well-maintained condition.

The hotel is operated by Marshall Hotels and Resorts. More information can be found at www.marshallhotels.com, but any information is not to be included or incorporated herein and not to be considered as part of this prospectus or reviewed or passed on by us.

The hotel’s average occupancy rate, average daily rate, or ADR and RevPAR for the past three years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR

Six-Month Period Ending June 30, 2018	69.26%	$116.37	$80.59

Year Ended December 31, 2017	70.10%	$115.24	$80.77

Year Ended December 31, 2016	70.08%	$114.8	$80.45

Year Ended December 31, 2015	73.61%	$108.53	$79.89

Year Ended December 31, 2014	79.41%	$103.83	$82.46

Hanover Square North

On May 8, 2018, we acquired an undivided 84% tenant-in-common interest in the Shops at Hanover Square North from COF North, LLC, a Virginia limited liability company. The property is comprised of (i) an approximately 73,440 square foot retail center located on 8.766 acres of land at 7230 Bell Creek Road in Mechanicsville, Virginia 23111 and (ii) a contiguous, undeveloped parcel of land totaling 0.864 acres. We refer to both parcels herein as Hanover Square North. The contract purchase price for Hanover Square North was $12,173,000. We acquired Hanover Square North with $3,291,404 in cash from us, $648,120 in cash from an unaffiliated tenant-in-common, and the assumption of a secured loan of approximately $8,527,315 from Langley Federal Credit Union, which amount was increased by an additional $372,685, or the Hanover Square North Loan. In connection with the acquisition, we paid our Manager an acquisition fee of $252,451. Our company purchased Hanover Square North as a tenant-in-common with an unaffiliated party. Our company acquired an 84% interest in Hanover Square North, and the other tenant-in-common owns the remaining 16% interest. The retail center forming a part of Hanover Square North was built in 2007 and, as of June 30, 2018, was 97% occupied.

We assumed the Hanover Square North Loan as of the closing of the acquisition. The Hanover Square North Loan matures on December 1, 2027. The Hanover Square North Loan requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan bears interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The Hanover Square North Loan is secured by the developed parcel of Hanover Square North.

In connection with our acquisition of Hanover Square North, we, through a subsidiary, entered into the Tenants in Common Agreement with PMI Hanover SQ, LLC, or PMI Hanover, or the Hanover Square TIC Agreement. Among other approvals, under the Hanover Square TIC Agreement, the consent of both tenants in common is required to approve (i) any lease, sublease, deed restriction, or grant of easement of/on all or any portion of Hanover Square North, (ii) any sale or exchange of Hanover Square North, or (iii) any indebtedness or loan, and any negotiation or refinancing thereof, secured by a lien on Hanover Square North. In the event the tenants in common are unable to agree on a decision which requires the consent of both tenants in common, a tenant in common may purchase the undivided interest of the other tenant in common subject to certain rights contained in the Hanover Square North TIC Agreement.

The property is a three-lot one-floor strip retail shopping center totaling approximately 73,440 square feet net leasable area. As of June 30, 2018, Hanover Square North is approximately 97% occupied. The building is concrete slab with floor coverings consisting of a mixture of vinyl tile and carpeting. The exterior walls are masonry with brick veneer and EIFS at front and painted concrete block sides and rear. Windows are plate glass fixed pane storefront type in aluminum frames. The roof is single-ply, mechanically fastened EPDM over rigid insulation and steel framing in a flat configuration. The parking area comprises approximately 365 spaces.

The property was constructed in 2007 and is currently considered to be in good physical condition. The improved sales were built between 1989 and 2006 and are adjusted accordingly for age/condition variations.

Occupancy data for the five preceding years:

	2017	2016	2015	2014	2013
Occupancy Rate	92%	96%	95%	95%	94%

Tenants occupying 10% or more of the rentable square footage:

Tenant	Business	Leased Square Footage	Percentage of Rentable Square Footage	Annual Rent	Lease Expiration	Renewal Option
Old Navy	Retail	15,000	20.42%	$208,800	4/30/2022	4/30/2027
Marshall’s	Retail	28,000	38.13%	$322,000	2/28/2022	1/31/2023 1/31/2028

Average effective annual rent per square foot for the five preceding years:

	2017	2016	2015	2014	2013
Average Effective Annual Rent Per Square Foot(1)	$15.83	$15.42	$15.31	$15.01	$14.79

(1)	Average effective rent per square foot represents the average annual rent for all occupied space for the respective periods after accounting for rent abatements and concessions but before accounting for tenant reimbursements.

Lease expirations in the next 10 years:

	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027

Leases Expiring	1	1	2	0	6	1	0	0	0	0

Square Footage	2,400	1,940	5,200	0	57,900	0	0	0	0	0

Annual Rent	$61,152.00	$39,116.04	$97,248.00	$0.00	$855,631.92	$0	$0.00	$0	$0.00	$0.00

Percentage of Aggregate Annual Rent	5.81%	3.71%	9.23%	0.00%	81.25%	0.00%	0.00%	0.00%	0.00%	0.00%

Our Competitive Strengths

We believe the experience of our Manager and its affiliates, which we refer to as the Medalist companies, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following:

▪	Experienced and Dedicated Management Team. The Medalist companies consist of a committed management team with experience in all phases of commercial real estate investment, management and disposition. The Medalist management team has 50+ years combined experience in commercial real estate and fixed income capital markets. The Medalist management team has also established a robust infrastructure of service providers, including longstanding relationships with two fully-staffed property managers for assets under management.

▪	Strong Investment Track Record. Our Manager and its affiliates have a strong track record of success. The Medalist companies have acquired and managed an over $152 million commercial real estate portfolio since 2003. Medalist Fund I, LLC, our first multi-property affiliated investment fund, has invested in three properties since its first close in the third quarter of 2013, representing retail, flex-industrial and multifamily. Those properties were sold in May of 2017, August of 2017, and January of 2018. Medalist Fund I, LLC, paid out its required 8% annualized cash distribution in each consecutive quarter (Q3 of 2013 through Q1 of 2018) out of operating cash flow and paid distributions resulting from the sales of the properties. After taking into account all contributions to and distributions from Medalist Fund I, LLC, Medalist Fund I, LLC had a fund-level IRR of 12.8%. Medalist Fund I, LLC paid approximately 4.9% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund II, LLC, our second multi-property affiliated investment fund has acquired two properties. Medalist Fund II, LLC has paid out its required 7.5% annualized cash distribution in each consecutive quarter (Q1 of 2016 through Q2 of 2018) out operating cash flow. Medalist Fund II’s offering closed on December 31, 2016 and it paid approximately 10.15% of its offering proceeds in sales commissions, offering expenses and fees. Each of Medalist Fund I and Medalist Fund II pay market property management fees. Prospective investors in our company should note, however, that they will have no interest in Medalist Fund I, LLC or Medalist Fund II, LLC. See “Risk Factors.”

▪	Strategy of Opportunistic Investing. The Medalist companies have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders. The Medalist companies focus on value creation through a “hands on” management approach to previously neglected properties and a thorough knowledge of the geographic target area.

▪	Highly Disciplined Investing Approach. The Medalist companies take a time-tested and thorough approach to analysis, management and investor reporting. The Medalist companies also adhere to a rigorous due diligence process, strict acquisition price discipline and prudent leverage levels.

▪	Market Opportunity. The Medalist companies have identified market opportunities based on severe dislocations in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates.

Real Estate Tax Information

The following table sets forth certain real estate tax information for each of our existing properties for the year ended December 31, 2017:

	Federal		2017 Realty	2017 Realty	Depreciation
Property	Tax Basis		Taxes	Tax Rate(1)	Rate / Method
Franklin Square Property	$21,062,440	(2)	$198,202.57	$1.34	Straight Line
Greensboro Hampton Inn	15,665,180	(2)	73,679.69	1.363	Straight Line
Hanover Square North	12,539,524	(3)	90,528.66	0.81	Straight Line

[1]	Per $100.
[2]	Calculated as purchase price plus capitalized acquisition costs, net 2017 depreciation.
[3]	Calculated as purchase price plus capitalized acquisition costs (acquired in May 2018).

Insurance

We carry comprehensive general liability and property (including fire, extended coverage and rental loss) insurance covering all of the properties in our portfolio under a blanket insurance policy. We consider the policy specifications and insured limits to be in line with coverage customarily obtained by owners of similar properties and adequate and appropriate given the relative risk of loss and the cost of the coverage. Moreover, even if we do have coverage on a particular risk, it may not be sufficient to fully cover all of our losses. While we do maintain insurance against terrorism, earthquakes, hurricanes and flooding, there are certain types of losses, such as lease and other contract claims, acts of war and other acts of God that generally are not insured because such coverage is not available, or it is not available at commercially reasonable rates. Moreover, we cannot predict whether all of the coverage that we currently maintain will be available to us in the future, or what the future costs or limitations on any coverage that is available to us will be.

Competition

We are subject to significant competition in seeking real estate investments and tenants. We compete with many third parties engaged in real estate investment activities including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies and other entities. We also face competition from other real estate investment programs, for investments that may be suitable for us. Many of our competitors have substantially greater financial and other resources than we have and may have substantially more operating experience than either us or our Manager. They also may enjoy significant competitive advantages that result from, among other things, a lower cost of capital.

Staffing

We will be externally managed by our Manager pursuant to the Management Agreement. See “Our Manager and The Management Agreement.”

Legal Proceedings

Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

Debt Obligations

Financing Activities

Our company financed its acquisitions of the three properties through mortgages, as follows:

	Monthly	Interest		Balance – June 30,
Property	Payment	Rate	Maturity	2018	2017

Franklin Square Property	Interest only	4.7%	October 2021	$14,275,000	$14,275,000
Greensboro Hampton Inn	Interest only	Variable (a)	November 2020	10,600,000	0
Hanover Square North	$51,993	4.9% (b)	December 2027	8,892,423	0

(a)	The mortgage loan for the Greensboro Hampton Inn bears interest at a variable rate based on LIBOR with a minimum rate of 6.1%. The interest rate payable is the USD LIBOR one-month rate plus 5%. For the three months ended June 30, 2018, the rates in effect for the Greensboro Hampton Inn mortgage loan were as follows:

April 2018	7.00%
May 2018	7.00%
June 2018	7.125%

(b)	As part of its acquisition of Hanover Square North, our company assumed a secured loan of $8,527,315 from Langley Federal Credit Union (the “Hanover Square North Loan”) and incurred additional mortgage debt of $372,685, also from Langley Federal Credit Union (the “Hanover Square North Loan”). The Hanover Square North Loan matures on December 1, 2027 and requires monthly payments of principal, on a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan will bear interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The Hanover Square North Loan is secured by the Developed Parcel of Hanover Square North.

On November 3, 2017, our company entered into an interest rate protection transaction to limit our company’s exposure to increases in interest rates on the variable rate on the Greensboro Senior Loan. Under this agreement, our company’s interest rate exposure is capped at 7% if USD 1-Month LIBOR BBA exceeds 2%. As of June 30, 2018, USD 1-Month LIBOR was 2.09213%. In accordance with the guidance on derivatives and hedging, our company records all derivatives on the balance sheet at fair value. Our company reports the changes in the fair value of the derivative in other income.

In addition, our company issued the following short-term loans on November 3, 2017 to finance the purchase of the Greensboro Hampton Inn:

Loan payable to Virginia Commonwealth Bank	$1,500,000
Loan payable to Medalist Fund I	252,000
Loan payable to Medalist Fund II	150,000
Loan payable to Medalist Properties 8	125,538
Loan payable to K&R Automotive	100,000
Loan payable to Medalist Fund I-B	50,000
$2,177,538

The short-term loans described above were all repaid in January 2018.

Contractual Obligations

As of June 30, 2018, we had the following material contractual obligations including estimated interest payments on our debt:

	For the remaining six months ending June 30, 2018	2019	2020	2021	2022	2023 - 2027
Fixed rate mortgages (1)
Principal payments	$95,056	$197,229	$207,114	$14,492,493	$228,393	$7,947,137
Interest payments	552,361	1,097,606	1,087,721	965,521	395,517	1,086,096

Adjustable rate mortgage (2)
Principal payments	-	-	10,600,000	-	-	-
Interest payments	344,500	689,000	631,583	-	-	-
	$991,917	$1,983,835	$12,526,418	$15,458,014	$623,910	$9,033,233

(1)	Franklin Square Property and Hanover Square North mortgages
(2)	Greensboro Hampton Inn mortgage

MANAGEMENT

Our Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

We have three directors, one of whom is an independent director. Mr. Neil Farmer was elected as our independent director effective as of our initial closing on April 28, 2017. Mr. Thomas E. Messier and Mr. William R. Elliott have been our directors since our formation in September 2015. We have identified Charles S. Pearson, Jr. and Charles M. Polk, III as independent director nominees. At or before the closing of the offering, we will appoint each as an independent director to our board of directors. This will result in our board of directors being majority independent. Our directors will serve until the next annual meeting of our shareholders and until their respective successors have been duly elected and qualified or until they resign or upon death or disability. At any stockholder meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Executive Officers and Directors

The individuals listed as our executive officers below also serve as officers and employees of our Manager. As executive officers of our Manager, they serve to manage the day-to-day affairs and carry out the directives of our board of directors in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our executive officers and directors:

Name	Age*	Position
Thomas E. Messier	63	Chairman of the Board, Chief Executive Officer, Secretary and Treasurer
William R. Elliott	67	Vice Chairman of the Board, President and Chief Operating Officer
Neil P. Farmer	61	Director
Charles S. Pearson, Jr.	61	Director Nominee
Charles M. Polk, III	53	Director Nominee

*As of the date of this prospectus

Thomas E. Messier, Chairman of the Board and Chief Executive Officer. Mr. Messier is co-president and co-founder of Medalist Fund Manager, Inc. Since 2003 he has co-managed the Medalist property portfolio as co-President of our Manager and its predecessor. Our Manager is the sole manager of Medalist Fund I, LLC and Medalist Fund II, LLC and Mr. Messier co-manages, with Mr. Elliott, Fund I and Fund II through our Manager. From 2003 until December of 2015 he was also President of Medalist Securities, Inc. which provided real estate investment banking relative to certain of the prior acquisitions of the Medalist companies and investor relations related to the same. Prior to 2003, Mr. Messier worked with institutional investors in the fixed income securities industry for over twenty years. From January 2002 to June 2003, he was a Managing Partner of Westmoreland Capital Management. From 1992 to January 2002, Mr. Messier was a Director of Global Capital Markets at First Union/Wachovia. Prior to that, from 1980 to 1992, he was a Senior Vice President of Capital Markets at Bank of America. Mr. Messier received his BBA from the Terry College of Business at the University of Georgia in 1977. Mr. Messier has been selected to our board of directors because, we believe that as our Co-President, he is well positioned to provide essential insight and guidance to our board of directors from the inside perspective of the day-to-day operations of the company. Furthermore, Mr. Messier brings to the board approximately 35 years of experience in capital market transactions and approximately 15 years of experience in commercial real estate and managing real estate private equity funds.

William R. Elliott, Vice Chairman of the Board, President and Chief Operating Officer. Mr. Elliott has been involved in the commercial real estate industry since 1983. Prior to that he was a civil engineer from 1977 to 1983. Mr. Elliott co-founded the Medalist companies with Mr. Messier in 2003 and is currently co-President of our Manager with Mr. Messier. Through our Manager, he, along with Mr. Messier, co-manages Fund I and Fund II. As co-President of our Manager, Mr. Elliott is involved in sourcing, executing and the management of investment properties. He was formerly Managing Partner of Prudential Commercial Real Estate, former President of Virginia Realty and Development Company and former President of the Central Virginia Region of Goodman, Segar, Hogan, Hoffler. As a commercial real estate professional, he has demonstrated proficiency in transactions including major office buildings, shopping centers, industrial land and facility sales and large mixed-use development land sales. Mr. Elliott is a licensed real estate broker, certified property manager, Vice President of the Institute of Real Estate Management, a Certified Value Engineer and a member of the American Society of Civil Engineers and the Building Owners and Managers Association. Mr. Elliott received his B.S. in Building Construction from Auburn University in 1974. He received his Master’s in Civil Engineering from Virginia Polytechnic Institute in 1977. Mr. Elliott has been selected to our board of directors because, we believe that as our Co-President, he is well positioned to provide essential insight and guidance to our board of directors from the inside perspective of the day-to-day operations of the company. Furthermore, Mr. Elliott brings to the board approximately 35 years of experience in the commercial real estate industry.

Neil P. Farmer, Independent Director. Mr. Farmer is an independent director being appointed to our board of directors as of the initial closing in the offering. Mr. Farmer founded Farmer Properties, Inc., a real estate development firm located in Richmond, Virginia in 1983. Mr. Farmer is the President of Farmer Properties with responsibility over the entirety of its real estate development business. He received his B.A. in Government and Foreign Affairs from Hampden-Sydney College in 1978. Mr. Farmer has been in the commercial real estate and residential real estate business for over 30 years, and management believes he provides the Company with real estate expertise gained in his career, especially with regard to renovations and large capital projects.

Charles S. Pearson, Jr., Independent Director Nominee. Mr. Pearson has been providing accounting, tax and consulting services in the metro Richmond area for more than 30 years. He began his career with Deloitte and Touche in 1978 rising to Senior Manager before leaving the firm to open his own practice in 1989. His currently focuses on small businesses with a concentration in real estate and construction. Mr. Pearson is a fellow member of the American Institute of Certified Public Accountants (AICPA) and the Virginia Society of Certified Public Accountants. He graduated with honors from the University of Richmond in 1978. Mr. Pearson has specialized in accounting for real estate focused companies throughout his career, and management believes that experience will be a significant contribution to the Company, especially with regard to his service on the committees of our board.

Charles M. Polk, III, SIOR, Independent Director Nominee. Mr. Polk joined JLL in 2009 as Managing Director with primary responsibility for the brokerage and management businesses in the Richmond and Hampton Roads regions. In addition to providing leadership and management, Charlie specializes in offering comprehensive services including tenant representation and agency leasing to corporations, institutions, and associations on a diverse array of real estate matters. Mr. Polk leads our tenant representation and brokerage practices for the Richmond office and he has completed transactions for tenant clients locally, nationally, and internationally. With more than 29 years of experience in providing expert service. He has extensive experience in advising clients and acting on their behalf for relocation, renegotiation and disposition of industrial and office space on a multi-market basis. Mr. Polk graduated with a B.S. with a concentration in Finance and Marketing from the University of Richmond. Mr. Polk has spent 30 years in the commercial real estate business, and management believes he will be a valuable resource with regard to acquisitions, dispositions, leasing and other transactional decisions related to the assets of the Company.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and Manager follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Committees of Our Board of Directors

At or before the closing of the offering, we will establish a standing audit committee, a standing compensation committee and a standing nominating and corporate governance committee. The principal functions of these committees are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

At or before the closing of the offering, we will establish an audit committee. The audit committee will meet on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions will be:

•	to evaluate and approve the services and fees of our independent registered public accounting firm;

•	to periodically review the auditors’ independence; and

•	to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, management’s system of internal controls and the audit and financial reporting process.

The audit committee will be comprised of three directors, of which two will be two independent directors. The audit committee also considers and approves the audit and non-audit services and fees provided by the independent public accountants.

The members of our audit committee will be Neil P. Farmer, Charles S. Pearson, Jr. and Thomas E. Messier.

We intend to rely on the phase-in rules of Nasdaq Capital Market with respect to the independence of our audit committee. In accordance with this phase-in provision, all members of the audit committee will be independent within one year of the effective date of the registration statement of which this prospectus is a part. Under the rules of Nasdaq Capital Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

We expect that the chairman of our audit committee will qualify as an “audit committee financial expert,” as that term is defined by the applicable SEC regulations and Nasdaq corporate governance listing standards.

The background and experience of Messrs. Farmer, Pearson and Messier are described above in “— Our Executive Officers and Directors.”

Compensation Committee

At or before the closing of the offering, we will establish a compensation committee. Our compensation committee will consist of our three independent directors, and our compensation committee charter will detail the principal functions of the compensation committee. These functions will include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, if any, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans, if any;

•	assisting management in complying with our report disclosure requirements; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The members of our compensation committee will be Neil P. Farmer, Charles S. Pearson, Jr. and Charles M. Polk, III.

The background and experience of Messrs. Farmer and Polk are described above in “— Our Executive Officers and Directors.”

Nominating and Corporate Governance Committee

At or before the closing of the offering, we will establish a nominating and corporate governance committee. Our nominating and corporate governance committee will consist of two independent directors, and our nominating and corporate governance committee charter will detail the principal functions of the nominating and corporate governance committee. These functions will include:

•	identifying and recommending to our full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;

•	recommending to our board of directors nominees for each committee of our board of directors;

•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and Nasdaq Capital Market or another national exchange’s corporate governance listing standards, if applicable; and

•	overseeing our board of directors’ evaluation of management.

The members of our nominating and corporate governance committee will be Neil P. Farmer and Charles S. Pearson, Jr.

The background and experience of Messrs. Farmer and Pearson are described above in “— Our Executive Officers and Directors.”

Director Independence

Our board of directors currently consists of three members. Our board of directors has determined that two of the three current members do not qualify as “independent” in accordance with Nasdaq Capital Market listing standards because those members are executive officers of the Company. We have identified two independent director nominees. At or before the closing of the offering, we will appoint our two independent director nominees to our board of directors. As a result, a majority of our board of directors will be independent.

There are no family relationships among any of our directors or executive officers.

Compensation of Directors and Officers

Director Compensation

We will pay our independent directors an annual retainer of 2,000 shares of our common stock upon election and re-election to our board of directors. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors and any committees. Our directors who are also executive officers will not receive any additional compensation from us for acting as directors. Directors will be eligible for awards under our Equity Incentive Plan, as described in detail below.

Executive Officer Compensation

We do not currently have any employees and our executive officers are employed by our Manager. We will not reimburse our Manager for compensation paid to our executive officers. Officers will be eligible for awards under the Medalist Diversified REIT, Inc. 2018 Equity Incentive Plan, or the Equity Incentive Plan, as described in detail below. Immediately following completion of this offering, we anticipate granting each of Messrs. Messier and Elliott 40,000 shares of common stock pursuant to the Equity Incentive Plan as compensation for their integral role in our formation transactions and initial capitalization.

Equity Incentive Plan

Our board of directors has adopted and our stockholders have approved the Equity Incentive Plan to attract and retain independent directors, executive officers and other key employees, including officers and employees of our Manager and operating partnership and their affiliates and other service providers, including our Manager and its affiliates. The Equity Incentive Plan provides for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards.

Administration of the Equity Incentive Plan

The Equity Incentive Plan will be administered by the compensation committee of our board of directors, but until the compensation committee is formed, the board is administering the Equity Incentive Plan, or the Administrator. In connection with stock splits, dividends, phased-in liquidity and certain other events, the board of directors will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan. And the terms of outstanding awards.

Eligibility

Our employees and members of the board of directors are eligible to participate in the Equity Incentive Plan. In addition, other individuals who provide services to the company or an affiliate of the company, including our Manager, are eligible to participate in the Equity Incentive Plan if the Administrator determines that the participation of such individual is in the best interest of the company.

Share Authorization

The initial aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan is equal to the greater of (i) 240,000 shares and (ii) eight percent (8%) of the number of fully diluted shares of our common stock outstanding as of the completion of an initial registered public offering of our common stock. If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our common stock subject to such awards will again be available for purposes of the Equity Incentive Plan. Shares of our common stock tendered or withheld to satisfy the exercise price of an award or for tax withholding are also available for future grants under the Equity Incentive Plan.

Beginning on January 1st, and on each January 1st thereafter during the term of the Equity Incentive Plan, the maximum number of shares of common stock that may be issued under the Equity Incentive Plan will increase by eight percent (8%) of any additional shares of common stock or interests in our operating partnership we issue after the completion date of our initial registered public offering of common stock, in the case of the January 1, 2019 adjustment or in the preceding calendar year, in the case of the January 1, 2020 adjustment and any subsequent adjustment. However, no adjustment will be made relative to shares of common stock issued pursuant to the Equity Incentive Plan or upon conversion of interests in our operating partnership to shares of common stock. The maximum number of shares issuable under the Equity Incentive Plan following adjustments is 2,400,000.

Options

The Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and authorizes the grant of options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a ‘‘ten percent stockholder’’ under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of our common stock (or attestation of ownership of shares of our common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to an individual who is a ‘‘ten percent stockholder’’). Incentive stock options may only be granted under the Equity Incentive Plan to our employees and employees of our subsidiaries and may only be transferred by will or the laws of descent and distribution to the heirs of the recipient.

Stock Awards

The Equity Incentive Plan also provides for the grant of stock awards. A stock award is an award of shares of our common stock that may be subject to vesting requirements, restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant. Unless prohibited by the stock award agreement, the stock award may be transferred during the recipient’s lifetime and during the period in which the stock award is forfeitable or otherwise restricted to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and the right to receive distributions. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of the participant’s stock award shares, (ii) the Company will retain custody of any certificates and (iii) a participant must deliver a stock power to the Company for each stock award.

Stock Appreciation Rights

The Equity Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the participant with the right to receive, upon exercise of the stock appreciation right, cash, shares of our common stock or a combination of the two. The amount that the participant will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the administrator. Stock appreciation rights may be granted in tandem with an option grant or as independents grants. Stock appreciation rights may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted under the Equity Incentive Plan in tandem with an incentive stock option awarded to an individual who is a ‘‘ten percent stockholder.’’

Performance Units

The Equity Incentive Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our common stock, if performance goals or other requirements established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our common stock, other securities or property or a combination thereof. Performance units may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests.

Incentive Awards

The Equity Incentive Plan also authorizes us to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures, or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment, which may be in cash, common stock or a combination of cash and common stock. Performance units may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards, including LTIP units, under the Equity Incentive Plan. Other equity-based awards are payable in cash, shares of our common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator and may include a requirement that objectives stated with reference to one or more performance measures are attained. These awards may be transferred by will or the laws of descent and distribution, may be subject to additional restrictions on the transferability of the awarded units, and, unless prohibited by the award agreement, may be transferred to the recipient’s immediate family, (child, stepchild, grandchild, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or one or more trusts, partnerships or other entities in which such individuals have more than 50% of the beneficial interests.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the Equity Incentive Plan, reducing the Equity Incentive Plan’ aggregate share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to participants. The vesting period for LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per-unit distributions as other limited partnership interests in our operating partnership, or OP units, which distributions will generally equal the per share distributions on shares of our common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of the last revaluation until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of OP units. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Dividend Equivalent Rights

The administrator may grant dividend equivalent rights in connection with the grant of performance units, other equity-based awards and incentive awards granted under the Equity Incentive Plan. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our common stock or otherwise reinvested) and may be payable in cash, shares of our common stock or other property or a combination thereof. The administrator will determine the terms of any dividend equivalent rights.

Change in Control

If we experience a change in control, outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity-based awards (including LTIP units) will automatically become vested. Thus, outstanding options and stock appreciation rights will be fully exercisable on the change in control, restrictions and conditions on outstanding stock awards and other equity-based awards will lapse upon the change in control and performance units, incentive awards and other equity-based awards (including LTIP units) will become earned and nonforfeitable in their entirety on the change in control. The administrator may provide that outstanding awards (all of which will then be vested) will be assumed by the surviving entity or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity based awards (including LTIP units) (all of which will then be vested) in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price) after acceleration of vesting for the change in control.

In summary, a change in control under the Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;
•	there occurs a merger, consolidation, reorganization, or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;
•	we (i) sell or dispose of all or substantially all of our assets or (ii) acquire assets or stock of another entity, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; or
•	during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board.

The Code has special rules that apply to ‘‘parachute payments,’’ i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the Equity Incentive Plan could be treated as parachute payments. In that event, the Equity Incentive Plan provide that the benefits under the Equity Incentive Plan, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the participant to receive greater after-tax benefits. The benefits under the Equity Incentive Plan and other plans and agreements will not be reduced, however, if the participant will receive greater after-tax benefits (taking into account the 20% excise tax payable by the participant) by receiving the total benefits. The Equity Incentive Plan also provide that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification or other payment from us for the 20% excise tax or if the participant has an agreement with us providing that the participant cannot receive payments in excess of the safe harbor amount.

Amendment; Termination

Our Board may amend or terminate the Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plan, materially increases the aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plan. Unless terminated sooner by our Board or extended with stockholder approval, the Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our Board adopted the Equity Incentive Plan.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and advance expenses to our directors, our officers, and our Manager, except to the extent prohibited by the Maryland General Corporation Law, or MGCL, and as set forth below. In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to indemnify and advance expenses to our Manager, except to the extent prohibited by the MGCL.

Under the MGCL, a Maryland corporation may limit in its charter the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Prior Performance of our Manager

Medalist Fund Manager Inc. is a private equity firm that invests in commercial real estate. Our Manager has sponsored two prior investment programs in the past 10 years, Medalist Fund I and Medalist Fund II. The total amount of money raised for each program: approximately $11,500,000 for Fund I and approximately $5,300,000 for Fund II. Descriptions of Fund I’s and Fund II’s performance are below. So far there have been no major adverse business developments or conditions experienced in the formation or performance of Fund I or Fund II.

Medalist Fund I, LLC, or Medalist Fund I, is a private real estate fund issued under Regulation D. Medalist Fund I was fully invested by December 31, 2014 and acquired three commercial properties representing retail, multi-family and flex/industrial. Medalist Fund I‘s three properties had an original aggregate value of $42,500,000 consisting of one shopping center (located in Gastonia N.C), one industrial/flex property (located in Charlotte, N.C.) and one multi-family property (located in Roanoke, Virginia). The investment strategy for Medalist Fund I is a value-add and diverse property strategy similar to the strategy designated for our company. Medalist Fund I had distributed an 8.00% annualized quarterly distribution from cash flow from inception through the sale of its final property in January 2018. Medalist Fund I is currently winding up and is determining capital gains distributions. On April 28, 2017, our company purchased the shopping center property from Fund I for $20,500,000, representing a $2,800,000 increase from Medalist Fund I’s original purchase price. Medalist Fund I sold the industrial/flex property for $14,500,000, which represented a $3,400,000 increase from Medalist Fund I’s original purchase price on August 3, 2017. On January 11, 2018, Medalist Fund I sold the multi-family property to a third party for $16,500,000, representing a $3,300,000 increase from Medalist Fund I’s purchase price.

Medalist Fund II, LLC, or Medalist Fund II, was opened on August 14, 2015 and completed its offering on December 31, 2016. As of December 31, 2016, Medalist Fund II had approximately $5,300,000 in equity investments. Medalist Fund II currently has an aggregate property value of approximately $12,050,000 representing the aggregate purchase value of one shopping center in Newport News, Virginia acquired in August 2015 and an industrial/flex property acquired in February 2016. To date Medalist Fund II has paid its investors an annualized quarterly distribution of 7.5% for the last nine quarters. The investment strategy for Medalist Fund II is a value-add and diverse property strategy similar to the strategy designated for our company. To date, there have been no major adverse business developments or conditions experienced in the formation or performance of Medalist Fund II. Medalist Fund II anticipates, but is not obligated, to liquidate approximately seven years following the termination of its offering. The offering ended 12/31/2016. Therefore, Medalist Fund II has not yet reached its anticipated liquidity event.

100% of the properties acquired by prior investment programs sponsored by our Manager are located in the South. Calculated by acquisition cost, 69.0% of the properties acquired by prior investment programs sponsored by our Manager are commercial properties and 31.0% are residential properties.

OUR MANAGER AND RELATED AGREEMENTS

Our Manager

We are externally managed and advised by Medalist Fund Manager, Inc., or our Manager, pursuant to a Management Agreement. See “— The Management Agreement.” Each of our officers and two of our directors are also officers of our Manager. Our Manager is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our board of directors. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager will conduct our operations and manage our portfolio of real estate investments. We have no paid employees.

The officers of our Manager are as follow:

Name	Age	Position
Thomas E. Messier	63	Co-Founder and Co-President
William R. Elliott	67	Co-Founder and Co-President

The background and experience of Messrs. Elliott and Messier are described above in “Management — Our Executive Officers and Directors.”

Management Agreement

We have entered into a Management Agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies as approved and monitored by our board of directors. Our Manager’s role as Manager is under the supervision and direction of our board of directors. Our Manager does not currently manage or advise any other entities and is not actively seeking new clients in such a capacity, although it is not prohibited from doing so under the Management Agreement.

Management Services

Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with advisory services. Our Manager is responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate.

Term and Termination

The Management Agreement had an initial term through December 31, 2016 and then automatic, annual renewals. The Management Agreement was recently renewed through December 31, 2018. The Management Agreement may be amended or modified by agreement between us and our Manager. Our independent directors will review our Manager’s performance and the fees payable to our Manager under the Management Agreement annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of the management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;

•	our Manager’s inability to perform its obligations under the Management Agreement;

•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under the Management Agreement; provided, however, that if any of these actions or omissions is caused by an employee and/or officer of our Manager or one of its affiliates and our Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager’s actual knowledge of its commission or omission, the Management Agreement shall not be terminable; and

•	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our independent directors subject to certain caveats.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management Fees, Incentive Fees and Expense Reimbursements

Type	Description

Asset Management Fee	We pay our Manager a monthly asset management fee equal to 0.125% of our stockholders’ equity payable in arrears in cash. For purposes of calculating the asset management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of our company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) our company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that our company has paid to repurchase our common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in our company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent director(s) and approval by a majority of our independent directors. For the year ended December 31, 2017, we paid our Manager $83,881 in asset management fees. For the period from January 1, 2018 to the date of this prospectus, we paid our Manager $211,136 and accrued an additional $9,914 in asset management fees.

Property Management Fee	Dodson Properties, an entity in which Mr. Elliott holds a 6.32% interest, wholly owns Shockoe Properties. Shockoe Properties receives an annual property management fee, of up to 3.0% of the monthly gross revenue from any of our Investments it manages. The Property Management Fee is paid in arrears on a monthly basis. Shockoe Properties manages the Franklin Square Property and Hanover Square North, and it may manage additional properties we may acquire.

Acquisition Fee	Our Manager receives an acquisition fee, of 2.0% of the purchase price plus transaction costs, for each Investment made on our behalf at the closing of such Investment, in consideration for our Manager’s assistance in identifying and effectuating the Investment. For the year ended December 31, 2017, we paid our Manager $785,560 in acquisition fees. For the period from January 1, 2018 to the date of this prospectus, we paid our Manager $252,451 in acquisition fees.

Incentive Fee

Our Manager is entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between  (1) the product of (x) 20% and (y) the difference between (i) our Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, AFFO will be determined by annualizing the applicable period following completion of this offering.   See "Our Management and Related Agreements" – "Our Manager" —  "Incentive Compensation" herein for further details of the Incentive Fee.

AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity-based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $4,000,000;
•	3,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 3,000,000;
•	weighted average issue price per share of common stock is $10.00; and
•	incentive fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $80,000, as calculated below:

1.	AFFO	$4,000,000
2.	Weighted average issue price per share of common stock of $10.00 multiplied by the weighted average number of shares of common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000
3.	Excess of AFFO over amount calculated in 2 above	$1,900,000
4.	20% of the amount calculated in 3 above	$380,000
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000
6.	Quarterly incentive fee payable to our Manager:	$80,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

Our Manager computes each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly delivers such calculation to our board of directors. The amount of the installment shown in the calculation is due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

We have yet to pay our Manager or accrue any incentive fees.

Liability and Indemnification

Pursuant to the Management Agreement and unless provided otherwise therein, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify and hold harmless our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with our Manager’s proper release of our company’s money or other property, as set forth in the Management Agreement. Additionally, we have agreed to advance funds to any of the indemnified parties for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is sought, provided, that such Manager indemnified party undertakes to repay the advanced funds to us in the event it is ultimately determined that indemnification is not appropriate. Our Manager has agreed to indemnify and hold harmless us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effectuated in violation of our investment guidelines).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

On March 15, 2016, we entered into the Management Agreement. We describe this agreement and the associated fees in “Our Manager and Related Agreements — Management Agreement.” Messrs. Elliott and Messier, each a director and co-President of our company, each own 50% of the outstanding stock of our Manager.

Initial Portfolio

In connection with the acquisition of our Initial Portfolio, Messrs. Elliott and Messier, received material benefits as described below.

•	Messrs. Elliott and Messier each owned an approximately 1% interest in Medalist Fund I, LLC, which owned the Franklin Square Property. Additionally, our Manager is our Manager of Medalist Fund I, LLC, and is entitled to a 20% carried interest upon the return of all investor capital and an 8% cumulative return to investors. Messrs. Elliott and Messier each received a distribution of $54,050 from Medalist Fund I, LLC in connection with the sale of the Franklin Square Property to us. Each of them invested the entirety of such distribution in this offering.

•	Messrs. Elliott and Messier each owned a 2.2% interest in Medalist Properties 8, LLC, former owner of the Greensboro Hampton Inn. Messrs. Elliott and Messier contributed their individual interests in the Greensboro Hampton Inn to us for 10,638 OP Units each, rather than taking cash.

The purchase price of each of the Investments in our Initial Portfolio is supported by an MAI appraisal of the applicable property, whether obtained by us or by a lender making an acquisition loan to us. In addition to such MAI appraisals, Moloney Securities Co., Inc., our former dealer-manager, obtained independent fairness opinions with respect to certain value determinations referenced in this post-qualification amendment to our registration statement in respect of our acquisitions of the properties in our Initial Portfolio.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders, except as set forth below. However, any change to any of these policies would be made by our board of directors only after a review and analysis of such change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Our Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates.

We will focus on sourcing value-add Investments in markets in which we maintain deep industry relationships and local market knowledge. We intend to create value for investors by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition

Our primary investment characteristics include:

•	Equity investments of $1 million to $6 million;
•	80% maximum leverage ratio for the portfolio;
•	Average property values between $5 million to $30 million;
•	Focus on Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama;
•	Particular focus on undermanaged properties with high value-add opportunities; and
•	Relationship sourcing under the radar of big institutional buyers.

Our investments are expected to be geographically concentrated in the southeastern part of the United States. We expect our investment portfolio to consist of direct and indirect equity interests in individual properties and/or larger property portfolios. We will generally target equity investments ranging from approximately $1 million to $6 million and will target approximately 80% average leverage across our investment portfolio. We will underwrite potential investments to a target gross property-level IRR of between 13% and 15%, although there can be no assurance that such returns can or will be achieved.

Our investment policies give broad discretion to our Manager and officers to source, approve and consummate acquisitions. However, our investment guidelines currently require board approval of any acquisition or other investment that: (i) requires equity investment in excess of $10.0 million; (ii) would be leveraged, on an individual basis, more than 85%; (iii) would cause the aggregate leverage of our portfolio to exceed 80%; or (iv) would otherwise materially differ from the investment parameters approved by our board of directors.

Financing

The aggregate indebtedness of our investment portfolio is expected to be approximately 80% of the all-in cost of all portfolio investments (direct and indirect). However, there is no maximum limit on the amount of indebtedness secured by the portfolio investments as a whole, or any portfolio investment individually.

We will have the ability to exercise discretion as to the types of financing structures we utilize. For example, we may obtain new mortgage loans to finance property acquisitions, acquire properties subject to debt or otherwise incur secured or unsecured indebtedness at the property level at any time. The use of leverage will enable us to acquire more properties than if leverage is not used. However, leverage will also increase the risks associated with an investment in our common stock. See “Risk Factors.”

Our Manager may also elect to enter into one or more credit facilities with financial institutions. Any such credit facility may be unsecured or secured, including by a pledge of or security interest granted in our assets.

Disposition Terms

Investments may be disposed of by sale on an all-cash or upon other terms as determined by our Manager in its sole discretion. We may accept purchase money obligations and other forms of consideration (including other real properties) in exchange for one or more investments. In connection with acquisitions or dispositions of investments, we may enter into certain guarantee or indemnification obligations relating to environmental claims, breaches of representations and warranties, claims against certain financial defaults and other matters, and may be required to maintain reserves against such obligations. In addition, we may dispose of less than 100% of its ownership interest in any investment in the sole discretion of our Manager.

We will consider all viable exit strategies for our investments, including single asset and/or portfolio sales to institutions, investment companies, real estate investment trusts, individuals and 1031 exchange buyers.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Conflict of Interest Policies

Our management will be subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. See “Risk Factors — Risks Related to Conflicts of Interest.” We are entirely dependent upon our Manager for our day-to-day management and do not have any independent employees. Our current executive officers and two of our directors, serve as officers of our Manager. Messrs. Elliott and Messier each own 50% of our Manager. As a result, conflicts of interest may arise between our Manager and its affiliates, on the one hand, and us on the other.

Until the net proceeds of this offering have been invested, our Manager shall not enter into any management agreement or similar arrangement with any other real estate fund or investment vehicle, however organized, without the prior consent of our board of directors, including a majority of our independent directors, except in respect of funds or other investment vehicles sponsored by our Manager which antedate this offering, specifically Medalist Fund I, LLC and Medalist Fund II, LLC. If our Manager sponsors or manages any entity that has investment funds available at the same time as our company, our Manager shall inform our board of directors of the method to be applied by our Manager in allocating investment opportunities among our company and competing investment entities and shall provide regular updates to our board of directors of the investment opportunities provided by our Manager to such entity in order for our board of directors to evaluate whether our Manager is allocating such opportunities in accordance with such method.

In addition, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees and officers of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, our board of directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest for executive officers or directors, which must be promptly disclosed to stockholders. Waivers for other personnel may be made by unanimous consent of our Co-Presidents. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with SEC requirements and Nasdaq Capital Market requirements, if applicable.

Investment Parameters

We will seek to achieve a gross, annual IRR of 13% to 15% on our investments by pursuing a value-add strategy of repositioning, leasing, and managing multifamily, retail, and flex-industrial properties located in our target markets. We will seek to generate overall attractive risk-adjusted returns through our investments, a portion of which may include current-yielding investments. Our principal investment objective will be to furnish investment capital that we or our affiliates may commit to raise for commercial real estate investments that we will manage and potentially co-own with unrelated investors. There is no guarantee that our Manager will be able to identify investments that will permit it to achieve such returns or investment objectives. Prospective investors should further note that these IRR figures refer to the type of investments we intend to source, and do not represent projected returns to investors in the offering, which will be subject to additional factors including company expenses (including offering expenses) and the timing of an investor’s investment in our common stock.

We expect our investment portfolio to consist of equity interests in individual properties and/or larger property portfolios. Our Manager will exercise control over the real estate being acquired, with affiliates of our Manager providing property management and related services on market terms post-investment as appropriate.

PRINCIPAL STOCKHOLDERS

The table below sets forth, as of June 30, 2018, certain information regarding the beneficial ownership of our shares of common stock and shares of common stock issuable upon redemption of OP Units immediately following the completion of this offering for (1) each person who is the beneficial owner of 5% or more of our outstanding shares of common stock, (2) each of our directors, director nominees and named executive officers, and (3) all of our directors, director nominees and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each person is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares and OP Units Beneficially Owned	Percentage of all Shares(1)	Percentage of all Shares on a Fully Diluted Basis(2)
Virginia Birth-Related Neurological Injury Compensation Program(3)	611,702	611,702	29.47%	27.80%
William C. Gay(4)	146,516	146,516	7.06%	6.66%
Thomas Messier(5)	48,741	59,379	2.35%	2.70%
William Elliott(5)	49,804	60,442	2.40%	2.75%
Neil Farmer(5)	5,995	5,995	0.29%	0.27%
Charles Polk, III(5)	0	10,638	0.00%	0.48%
Charles Pearson, Jr.(5)	0	0	0.00%	0.00%
All Named Executive Officers, Directors and Director Nominees as a Group	104,540	136,454	5.04%	6.20%

(1)	Based on 1,995,582 issued and outstanding shares of common stock as of the date of this prospectus and 40,000 shares of common stock to be issued to each of Messrs. Messier and Elliott pursuant to the Equity Incentive Plan, which issuances are expected to occur immediately following completion of this offering.
(2)	Based on (i) 1,995,582 issued and outstanding shares of common stock as of the date of this prospectus, (ii) 40,000 shares of common stock to be issued to each of Messrs. Messier and Elliott pursuant to the Equity Incentive Plan, which issuances are expected to occur immediately following completion of this offering, and (iii) 125,000 shares of common stock converted from OP Units, assuming our operating partnership chooses to redeem all OP Units in exchange for common stock of our company.
(3)	7501 Boulders View, Suite 210, Richmond, Virginia 23225
(4)	200 Hillwood Avenue, Richmond, Virginia 23226
(5)	11 S. 12th Street, Suite 401, Richmond, Virginia 23219

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Additional Information.”

General

Our charter provides that we may issue up to 750,000,000 shares of common stock and 250,000,000 shares of preferred stock, both having par value $0.01 per share. As of the date of this prospectus, 1,995,582 shares of our common stock and no shares of our preferred stock were issued and outstanding. In addition, we anticipate issuing 40,000 shares of our common stock to each of Messrs. Messier and Elliott pursuant to the equity incentive plan to be adopted by our company, which issuances are expected to occur immediately following completion of this offering.

Common Stock

The shares of our common stock offered by this prospectus, when issued, will be duly authorized, fully paid and nonassessable. Our common stock is not convertible or subject to redemption.

Holders of our common stock:

•	are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of preferred stock then outstanding;

•	in the event of any voluntary or involuntary liquidation or dissolution of our company, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities; and

•	do not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effectuate a transfer. V-stock Transfer, LLC acts as our registrar and as the transfer agent for our shares. Transfers can be effectuated simply by mailing to V-stock Transfer, LLC a transfer and assignment form, which will be provided to you at no charge upon written request.

Stockholder Voting

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, each share of common stock will have one vote per share on all matters voted on by stockholders, including election of directors. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors.

Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote in these situations. Our charter further provides that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Maryland law and our bylaws, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company, unless the action is advised, and submitted to the stockholders for approval, by our board of directors, in which case such action may be approved by the consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.

Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 250,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors approves. As of the date of this prospectus, there are no shares of preferred stock outstanding and we have no present plans to issue any preferred stock.

Warrants

In connection with our Regulation A Offering, we issued warrants to Moloney Securities Co., Inc., our dealer manager in the Regulation A Offering, to purchase 49,890 shares of our common stock at a price of $12.50. The warrants may be exercised any time from September 12, 2019 until July 28, 2021, subject to certain restrictions.

Issuance of Additional Securities and Debt Instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:

•	the total value of the outstanding shares of our capital stock; or

•	the total value or number (whichever is more restrictive) of outstanding shares of our common stock.

This limitation regarding the ownership of our shares is the “9.8% Ownership Limitation.” Further, our charter provides for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. This exception is the “Excepted Holder Ownership Limitation.” Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in preserving our status as a REIT, among other purposes, our charter also contains limitations on the ownership and transfer of shares of common stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our company being “closely held” under the federal income tax laws; and

•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trust will vote all shares-in-trust and, subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows. The prohibited owner generally will receive from the trust the lesser of:

•	the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or

•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by an amount equal to the dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or

•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by an amount equal to the dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. However, the ownership limit will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

On January 23, 2018, our board of directors exempted the Virginia Birth Related Neurological Injury Compensation Program, or the Virginia Birth Injury Program, from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Virginia Birth Injury Program’s ownership limit at 31.45% of our issued and outstanding common stock. As a result of this investment, our top five stockholders, by share ownership, beneficially own 48.80% of our issued and outstanding common stock. If any of these stockholders increase their holdings, we go over the 50% threshold which could result in our failure to qualify or preserve our status as a REIT for federal income tax purposes. If this were to occur, your investment would be negatively affected.

Distributions

Some or all of our distributions may be paid from sources other than cash flow from operations, such as from the proceeds of this offering, cash advances to us by our Manager, the sale of our assets, cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fully fund the payment of distributions therefrom. Generally, our policy is to pay distributions from cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may fund such distributions from third party borrowings, offering proceeds, sale proceeds, advances from our Manager or sponsors or from our Manager’s deferral of its base management fee. To the extent that we make payments or reimburse certain expenses to our Manager pursuant to the Management Agreement, our cash flow and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, will be negatively impacted. See “Our Manager and Related Agreements.” In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties will not immediately generate operating cash flow, although we intend to structure many of these investments to provide for income to us during the development stage. Our ability to make distributions may be negatively impacted, especially during our early periods of operation.

Our board of directors, on a quarterly basis, establishes the distribution amount for our common stock for the quarter. The record date and payment date are determined by our board of directors in their sole discretion. We expect to declare distributions on a quarterly basis and to pay distributions to our stockholders on a quarterly basis, in arrears. Distributions will be paid to stockholders as of the record dates for the periods selected by the directors. We made dividend payments to our stockholders on: (i) August 30, 2017 in the amount of $161,337, derived from $120,000 of operating cash flow and $41,337 in proceeds from our Regulation A Offering, (ii) December 29, 2017 in the amount of $200,883, derived from $110,000 of operating cash flow and $90,883 in proceeds from our Regulation A Offering, (iii) April 4, 2018 in the amount of $347,784, derived solely from proceeds from our Regulation A Offering, and (iv) July 12, 2018 in the amount of $349,255, derived from $239,000 of operating cash flow and $110,255 in proceeds from our Regulation A Offering. Such payments equate to $0.70 per share on an annualized basis through April 2018.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, distributed income will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition. Our board of directors’ discretion will be directed, in substantial part, by its intention to cause us to continue to qualify as a REIT.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.

Under Maryland law, we may issue our own securities as stock dividends in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

Stock Exchange Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MDRR.” There can be no assurance that our common stock will be approved for listing on the Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is V Stock Transfer LLC. Their office is located at 18 Lafayette Place, Woodmere, New York 11598. Their telephone number is (212) 828-8436.

IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND
OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Maryland law, our charter and our bylaws in effect as of the date of this prospectus, copies of which are filed as an exhibit to the registration statement to which this prospectus relates and may also be obtained from us.

Our Charter and Bylaws

Stockholder rights and related matters are governed by the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

Stockholders’ Meetings

An annual meeting of our stockholders will be held each year on the date and at the time and place set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president, the chief executive officer, the chairman of our board of directors, or our board of directors, and, subject to certain procedural requirements set forth in our bylaws, must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting. Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, at any meeting of the stockholders, each outstanding share of common stock entitles the owner of record thereof on the applicable record date to one vote on all matters submitted to a vote of stockholders. In general, the presence in person or by proxy of a majority of our outstanding shares of common stock entitled to vote constitutes a quorum, and the majority vote of our stockholders will be binding on all of our stockholders.

Our Board of Directors

A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause, and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Takeover Provisions of the MGCL

The following paragraphs summarize some provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors. After the five-year prohibition, any such business combination must be recommended by our board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our board of directors has opted out of these provisions of the MGCL provided that the business combination is first approved by our board of directors, in which case, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;

•	an officer of the corporation; or

•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the president, the chief executive officer, the chairman of our board of directors or our board of directors, the request of stockholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our operating partnership has a perpetual existence.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

SHARES ELIGIBLE FOR FUTURE SALE

General

After giving effect to the completion of this offering and the issuance of 40,000 shares of common stock to each of Messrs. Messiers and Elliot pursuant to the Equity Incentive Plan, which issuances are expected to occur immediately following the offering, we will have 2,775,582 shares of common stock outstanding (or 2,880,582 shares of common stock if the underwriter’s over-allotment option is exercised in full). The 700,000 shares of common stock sold in this offering (or 805,000 shares of common stock if the underwriter’s over-allotment option is exercised in full) as well as 1,995,580 shares of common stock issued in our Regulation A Offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter.

We have applied to list our common stock on Nasdaq Capital Market or another national securities exchange under the symbol “MDRR.” Trading on the Nasdaq Capital Market is intended to commence immediately upon the closing of this offering; however, there can be no assurance that our listing application will be approved. In addition, no assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors — Risks Related to this Offering.”

For a description of certain restrictions on transfers of shares of our common stock, see “Description of Capital Stock.”

THE OPERATING PARTNERSHIP AGREEMENT

General

Medalist Diversified Holdings, L.P., which we refer to as our operating partnership, was formed as a Delaware limited partnership on September 29, 2015. Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership. We have entered into an agreement of limited partnership of our operating partnership, or the Limited Partnership Agreement, as the general partner and initial limited partner of our operating partnership. Pursuant to the Limited Partnership Agreement, we are the sole general partner of the operating partnership.

As the general partner of our operating partnership, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, re-financings, select tenants for our properties, enter into leases for our properties, make distributions to partners, and cause changes in the operating partnership’s business activities.

The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the sole general partner, control the assets and business of our operating partnership.

In the Limited Partnership Agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders, collectively. Neither us nor our board of directors is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. We are not liable under the Limited Partnership Agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Units

Subject to our discretion as general partner to create additional classes of limited partnership interests, our operating partnership initially has two classes of limited partnership interests. These classes are the OP Units and the LTIP units. See “— LTIP Units” below. In calculating the percentage interests of our operating partnership’s partners, holders of LTIP units are treated as holders of OP Units and LTIP units are treated as OP Units.

We expect that our operating partnership will issue OP Units to limited partners, including us, in exchange for capital contributions of cash or property, and that our operating partnership will issue LTIP units, including pursuant to any equity incentive plan adopted by our board of directors, to persons who provide services to us, including our officers, directors and employees.

However, as general partner, we may cause our operating partnership to issue additional OP Units or LTIP units for any consideration, or we may cause the creation of a new class of limited partnership interests, at our sole and absolute discretion. As general partner, we may elect to issue LTIP units subject to vesting agreements, which may provide that a recipient’s rights in such LTIP units vest over time, vest based upon our company’s performance or vest based upon any other conditions that we determine. The only difference between vested and unvested LTIP units is that unvested LTIP units may not be converted into OP Units.

Taking these differences into account, when we refer to “partnership units,” we are referring to OP Units and vested and unvested LTIP units collectively.

Amendments to the Limited Partnership Agreement

Amendments to the Limited Partnership Agreement may be proposed by us, as general partner, or by limited partners holding 66 2/3% or more of all of the outstanding partnership units held by limited partners other than us.

Generally, the Limited Partnership Agreement may not be amended, modified, or terminated without our approval and the written consent of limited partners holding more than 50% of all of the outstanding partnership units held by limited partners other than us. As general partner, we will have the power to unilaterally make certain amendments to the Limited Partnership Agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Limited Partnership Agreement;

•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional partnership units issued by our operating partnership;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the Limited Partnership Agreement not inconsistent with law or with other provisions of the Limited Partnership Agreement, or make other changes concerning matters under the Limited Partnership Agreement that will not otherwise be inconsistent with the Limited Partnership Agreement or law;

•	reflect changes that are reasonably necessary for us, as general partner, to qualify and maintain our qualification as a REIT;

•	modify the manner in which capital accounts are computed;

•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, adversely modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, must be approved by each limited partner that would be adversely affected by such amendment.

In addition, we, as general partner, may not do any of the following except as expressly authorized in the Limited Partnership Agreement:

•	without the written consent of limited partners holding more than 66 2/3% of all of the outstanding partnership units held by limited partners other than us, take any action in contravention of an express prohibition or limitation contained in the Limited Partnership Agreement;

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership; or

•	except as described in “— Restrictions on Mergers, Sales, Transfers and Other Significant Transactions” below, withdraw from our operating partnership or transfer any portion of our general partnership interest.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partnership interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all, or substantially all, of our assets in a transaction which results in a change of control of our company (as general partner) unless:

•	we receive the consent of limited partners holding more than 50% of the partnership units held by the limited partners (other than those held by us or our subsidiaries);

•	as a result of such a transaction, all limited partners (other than us or our subsidiaries) holding partnership units, will receive for each partnership unit an amount of cash, securities or other property equal in value to the amount of cash, securities or other property they would have received if their partnership units had been converted into shares of our common stock immediately prior to such transaction, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to, and accepted by, the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units (other than us or our subsidiaries) shall be given the option to exchange such OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge or consolidate with another entity, if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor in such merger or consolidation expressly agrees to assume all of our obligations under our Limited Partnership Agreement and such Limited Partnership Agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of conversion or redemption rights that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

Limited partners may not transfer their partnership units without our consent, as the operating partnership’s general partner.

Capital Contributions

We will contribute directly to our operating partnership substantially all of the net proceeds of this offering in exchange for additional OP Units; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering.

As a result of this structure and upon our qualification as a REIT for federal income tax purposes, we will be an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. Prior to the completion of this offering, we owned, directly and indirectly, 100% of the partnership interests in our operating partnership, and our operating partnership was a disregarded entity for federal income tax purposes and we were treated as owning all of our operating partnership’s assets and income for purposes of satisfying the asset and income tests for qualification as a REIT. Upon completion of this offering, our operating partnership will be treated as having two or more partners for federal income tax purposes, will be treated as a partnership, and the REIT’s proportionate share of the assets and income of the operating partnership will be deemed to be assets and income of the REIT for purposes of satisfying the asset and income tests for qualification as a REIT.

We are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional OP Units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. The Limited Partnership Agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from cash flow, borrowings by our operating partnership or capital contributions, we may borrow such funds from a financial institution or other lenders and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Limited Partnership Agreement, if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our operating partnership, we are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional shares of our common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

Our operating partnership may issue limited partnership interests that are OP Units, limited partnership interests that are preferred as to distributions and upon liquidation to our OP Units, LTIP Units and other types of units with such rights and obligations as may be established by us, as the sole general partner of our operating partnership, from time to time.

Redemption Rights

Pursuant to the Limited Partnership Agreement, any holders of OP Units, other than us or our subsidiaries, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP Units in exchange for cash or, at our option, shares of our common stock. The cash redemption amount per share of common stock will be based on the market price of our common stock at the time of redemption, multiplied by the conversion ratio set forth in our Limited Partnership Agreement. Alternatively, we may elect to purchase the OP Units by issuing shares of our common stock for OP Units, based on the conversion ratio set forth in our Limited Partnership Agreement.

The conversion ratio is initially one to one but is adjusted based on certain events including: (i) a distribution in shares of our common stock to holders of our outstanding common stock, (ii) a subdivision of our outstanding common stock, or (iii) a reverse split of our outstanding shares of common stock into a smaller number of shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of shares of our common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common stock in excess of the stock ownership limit in our charter;

•	result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•	cause the acquisition of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive certain of these restrictions.

Subject to the foregoing, limited partners of our operating partnership holding OP Units may exercise their redemption rights at any time after one year following the date of issuance of their OP Units. However, a limited partner may not deliver more than two notices of redemption during each calendar year (subject to the terms of any agreement between us, as general partner, and a limited partner) and may not exercise its redemption right for less than 1,000 OP Units, unless such limited partner holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units. We do not expect to issue any shares of our common stock offered hereby to the limited partners of the operating partnership in exchange for their OP Units, if they elect to redeem their OP Units. Rather, in the event a limited partner of our operating partnership exercises its redemption rights, and we elect to redeem the OP Units by the issuance of shares of our common stock, we expect to issue unregistered shares, or shares that shall have been registered after completion of this offering in connection with any such redemption transaction.

No Removal of the General Partner

We may not be removed as general partner by the limited partners with or without cause.

LTIP Units

In general, LTIP units, a class of partnership units in our operating partnership, will receive the same per-unit distributions as the OP Units. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP Units with respect to liquidating distributions. However, our Limited Partnership Agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of the general partner’s OP Units in our operating partnership.

Our Limited Partnership Agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of the general partner’s OP Units, the LTIP Units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of OP Units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP Units would achieve full parity with the OP Units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP Unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluations to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP Units will be less than the value of an equal number of our shares of common stock.

Operations

Our Limited Partnership Agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for qualification as a REIT for tax purposes, (2) avoid any U.S. federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, generally we have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any OP Units or any securities of the partnership;

•	borrow or lend money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties or interests in subsidiaries that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities of the General Partner

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and our operating partnership’s limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or such limited partners. However, any such conflict that we determine cannot be resolved in a manner not adverse to either our stockholders or such limited partners shall be resolved in favor of our stockholders. The limited partners of our operating partnership will acknowledge expressly that in the event of such a determination by us, as the general partner of our operating partnership, we shall not be liable to such limited partners for losses sustained or benefits not realized in connection with, or as a result of, such a determination.

Distributions; Allocations of Profits and Losses

Our Limited Partnership Agreement provides that our operating partnership will distribute cash from operations at times and in amounts determined by us, as the sole general partner of our operating partnership, in our sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. We will cause our operating partnership to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our REIT taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our net taxable income, which we will then distribute to our stockholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Income, expenses, gains and losses of our operating partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in the paragraph above. All such allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term and Termination

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all, or substantially all, of the assets of the partnership;

•	the redemption of all limited partnership interests (other than those held by us or our subsidiaries) unless we decide to continue the partnership by the admission of one or more limited partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our Limited Partnership Agreement provides that we, as the sole general partner of the operating partnership, will be the partnership representative of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

mATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of our common stock. Kaplan Voekler Cunningham & Frank, PLC, or our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

Beginning with our taxable year ended December 31, 2017, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. We believe that, commencing with such taxable year, we will be organized and will operate in a manner so as to qualify as a REIT under the federal income tax laws. We cannot assure you, however, that we will qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders, which laws are highly technical and complex.

Kaplan Voekler Cunningham & Frank, PLC has acted as tax counsel to us in connection with this offering. Tax counsel is of the opinion that we qualified to be taxed as a REIT under federal income tax laws for our taxable year ended December 31, 2017 and our organization and current and proposed method of operation will enable us to continue to qualify us as a REIT for future taxable years. Tax counsel’s opinion is based solely on our representations with respect to factual matters concerning our business operations and our properties. Tax counsel has not independently verified these facts. In addition, our qualification as a REIT depends, among other things, upon our meeting the requirements of Sections 856 through 860 of the Code throughout each year. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurance can be given that we will satisfy the REIT requirements during any particular taxable year.

Our REIT qualification depends on our ability to meet on a continuing basis several qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests, and the consequences of our failure to meet those tests, in more detail below. Tax counsel will not review our compliance with those tests on a continuing basis. Accordingly, neither we nor tax counsel can assure you that we will satisfy those tests.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” which means taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation.

However, we will be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on some payments we receive (or on certain expenses deducted by any TRS we form in the future on income imputed to our TRS for services rendered to or on behalf of us), if arrangements among us, our tenants, and our TRSs do not reflect arm’s-length terms.

•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT or has made such election for a previous taxable year and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. We do not have to comply with 5 and 6 for the first taxable year for which we elect REIT tax status. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we will have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.   A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.   An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We may acquire limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries.   A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. We do not currently own any TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

In connection with the acquisition of the Greensboro Hampton Inn, we created MDR Greensboro HI TRS, LLC, a Delaware limited liability company and a TRS jointly owned with PMI Greensboro, or the Greensboro TRS. While we believe our ownership of the Greensboro TRS will not affect our qualification as a REIT for federal income tax purposes, your investment in our company would be materially affected if we do not qualify and maintain our qualification as a REIT for federal income tax purposes as the result of our ownership of the Greensboro TRS or otherwise.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of a real estate asset (excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” to the extent not secured by real property or an interest in real property) not held for sale to customers;

•	income and gain derived from foreclosure property; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness, or COD, income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.   Rent that we receive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property. With respect to each property we will own we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to quality as a REIT. There can be no assurance, however, that the IRS would not challenge out calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and this potentially lose our REIT status.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

In addition to rent, our tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest. Interest income generally constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property (and a mortgage on an interest in real property). Except as provided in the following sentence, if we receive interest income with respect to a mortgage loan that is secured by both real and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is qualifying under the 75% asset test and as producing interest income that qualifies for purposes of the 75% gross income test.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may but do not currently intend to originate mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that our mezzanine loans typically will not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends.   Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.   A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties have been or will be held primarily for sale to customers and that all prior sales of our properties were not, and a sale of any of our properties in the future will not be in the ordinary course of our business. However, there can be no assurance that the IRS would not disagree with that belief. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property which is a real estate asset by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the adjusted basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, or (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) the aggregate adjusted basis of property sold during the year is 20% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted basis of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale; or (5) the fair market value of property sold during the year is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or through any of our TRSs.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. However, not all of our prior sales of properties have qualified for the safe-harbor provisions. In addition, we cannot assure you that we can comply with the safe-harbor provisions or that we have avoided and will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income.   Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Foreclosure Property.   We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or through any of our TRSs.

Hedging Transactions.   From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). If we have entered into a hedging transaction and a portion of the hedged indebtedness or property is disposed of and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction, or a Counteracting Hedge, income from the applicable hedge and income from the Counteracting Hedge (including gain from the disposition of such Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

COD Income.   From time-to-time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain.   Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.   If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	(i) personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” and (ii) debt instruments issued by “publicly offered REITs” (i.e., REITs which are required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934).

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

Not more than 25% of the value of our total assets may be represented by debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our holdings of assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” We intend to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

We will continue to monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis  (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than  de minimis  failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain net income for such year, and

•	any undistributed taxable income (ordinary and capital gain) from all periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. In making this calculation, the amount that a REIT is treated as having ‘‘actually distributed’’ during the current taxable year is both the amount distributed during the current year and the amount by which the distributions during the prior year exceeded its taxable income and capital gain for that prior year (the prior year calculation uses the same methodology so, in determining the amount of the distribution in the prior year, one looks back to the year before and so forth).

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of shares of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 37%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (See — “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non-REIT corporations, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held shares of our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of our common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of our common stock as long-term capital gain, or short-term capital gain if the shares of the stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

The aggregate amount of dividends that we may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration) are treated as paid with respect to such year.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of shares of our common stock generally will be the type of gain that is subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Shares of our Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of shares of our common stock as long-term capital gain or loss if the U.S. stockholder has held shares of our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 37%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of shares of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules.  We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of shares of our common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

However, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” under FIRPTA, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution. In such a case, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

With respect to any class of our stock that is not regularly traded on an established securities market in the United States, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

A U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Qualified Shareholders. Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a United States real property holding corporation if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to the withholding rules under FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our common stock if we are a United States real property holding corporation during a specified testing period, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds.” If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are, and that we will continue to be, a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of shares of our common stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period. As noted above, we expect that our common stock will be regularly traded on an established securities market following this offering.

A sale of our shares by:

•	a “qualified shareholder” or

•	a “qualified foreign pension fund”

who holds our shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding upon sale of our shares, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

If the gain on the sale of shares of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. stockholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our stock is sold, and the non-U.S. stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of shares of our common stock also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. stockholder.

With respect to individual non-U.S. stockholders, even if not subject to FIRPTA, capital gains recognized from the sale of shares of our common stock will be taxable to such non-U.S. stockholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

A U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our common stock by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of shares of our common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of shares of our common stock received by U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.   We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Once our operating partnership is no longer treated as a disregarded entity, we intend for our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not cause our operating partnership to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership in which we own an interest currently qualifies for the private placement exclusion.

We have not requested and do not intend to request a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes once it is treated as having two or more partners for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.   A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.   Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Partnership Properties.   Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations with Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT qualification. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in shares of our common stock.

Several REIT rules were recently amended under the Protecting Americans from Tax Hikes Act of 2015 (the “Act”) which was enacted on December 18, 2015. These rules were enacted with varying effective dates, some of which are retroactive. Investors should consult with their tax advisors regarding the effect of the Act in their particular circumstances.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in shares of our common stock.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective purchaser, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

•	will be consistent with applicable fiduciary obligations;

•	will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

•	in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

•	will impair the liquidity of the Benefit Plan or Other Plan;

•	will result in unrelated business taxable income to the plan; and

•	will provide sufficient liquidity, as there may be only a limited market to sell or otherwise dispose of our stock

 ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies.

The regulations define a publicly-offered security as a security that is:

•	“widely-held;”

•	“freely-transferable;” and

•	either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or sold in connection with an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering occurred.

The regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. As of December 31, 2017, our common stock is held by 100 or more independent investors.

The regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. If a security is part of an offering in which the minimum investment is $10,000 or less, the regulations provide that certain restrictions ordinarily will not, alone or in combination, affect the determination of whether a security is freely transferable. The restrictions identified in the regulations which will not ordinarily prevent a security from being freely transferable include:

•	any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order;

•	any requirement that advance notice of a transfer or assignment be given to the issuer;

•	any administrative procedure that establishes an effective date, or an event, such as completion of an offering, prior to which a transfer or assignment will not be effective;

•	any restriction on or prohibition against any transfer or assignment to an ineligible or unsuitable investor; and

•	any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock should not prevent our common stock from being freely transferable for purposes of the Department of Labor plan asset regulations. However, no assurance can be given that the Department of Labor or the Treasury Department will not reach a contrary conclusion.

Our shares of common stock are being sold in connection with an effective registration statement under the Securities Act of 1933 and will be registered under Section 12(g) of the Securities Exchange Act of 1934 at the completion of this offering. We believe that registration under the Securities Exchange Act of 1934 on that basis should satisfy the requirements of the “publicly-offered securities” exception.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan stockholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan stockholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC, as the sole book-running manager and the representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Maxim Group LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus if any such common stock are taken, other than those common stock covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to 105,000 additional shares of common stock, at the public offering price set forth on the cover, less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common stock as the number of common stock to be purchased by it in the above table bears to the total number of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional common stock on the same terms as those on which the other common stock are being offered hereunder.

Commissions and Expenses

We have agreed to pay the underwriters a cash fee equal to 8% of the public offering price in this offering. In addition, we have agreed to pay the representative of the underwriters a non-accountable expense reimbursement of 1% of the gross proceeds received at the closing of the offering.

The representative has advised us that the underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the common stock to other securities dealers at such price less a concession of up to $     per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the proceeds we will receive from the underwriters.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional common stock. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the common stock.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Public Offering price
Underwriting discounts and commissions (8%)
Non-accountable expense reimbursement (1%)
Proceeds, before expenses, to us

We have agreed to pay the representative’s accountable expenses, including the representative’s legal fees, as well as other fees, expenses and disbursement up to a maximum amount of $100,000 at closing of the offering. We have paid $25,000 to the representative as an advance to be applied towards reasonable out-of-pocket expenses (the “Advance”). Any portion of the Advance shall be returned back to us to the extent not actually incurred. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $400,000, all of which are payable by us.

Lock-Up Agreements

We and our directors, officers and any other holders of four percent (4.0%) or more of the outstanding shares of our common stock as of the effective date of the registration statement (and all holders of securities exercisable for or convertible into shares of common stock) shall enter into customary “lock-up” agreements in favor of the representative pursuant to which such persons and entities shall agree, for a period of six (6) months after the effective date of the registration statement, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the representative’s prior written consent, including the issuance of shares of common stock upon the exercise of currently outstanding options approved by the representative.

The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have agreed to grant the representative for the eighteen (18) month period following the closing of this offering, a right of first refusal to act as lead managing underwriter and book runner for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such eighteen (18) month period of the Company, or any successor to or any subsidiary of the Company.

Pricing of the Offering

Prior to this offering, there has been no public market for shares of our common stock. The public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. This means that if the representative of the underwriters purchases securities in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area (each referred to herein as a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of ours or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France. Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, or CONSOB) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 11971, as amended, or Qualified Investors; and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together referred to as relevant persons). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal and tax matters, including the validity of the shares of common stock offered hereby, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC. Kaplan Voekler Cunningham & Frank, PLC also provides legal services to some of our affiliates. The statements under the caption “Material Federal Income Tax Considerations” as they relate to U.S. federal income tax matters have been reviewed by our tax counsel, which will opine as to certain federal income tax matters relating to our company. Kaplan Voekler Cunningham & Frank, PLC will issue an opinion regarding certain matters of Maryland law, including the validity of the shares of common stock offered hereby.

Certain legal matters will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York.

EXPERTS

The (i) consolidated financial statements of Medalist Diversified REIT, Inc. as of December 31, 2017 and December 31, 2016, and for each of the years in the two-year period ended December 31, 2017, (ii) statement of revenues and certain operating expenses of the Hanover Square North LLC property for the year ended December 31, 2017, (iii) the financial statements of Medalist Properties 8, LLC (Greensboro) for each of the years in the two-year period ended December 31, 2016, all included in this prospectus, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and expenses for each of Medalist Fund 1-A, LLC (Franklin Square) for the years ended December 31, 2016 and December 31, 2015 have been included in this prospectus in reliance upon the report of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11, as amended, of which this prospectus is a part under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such reference and the schedules and exhibits to this prospectus. For further information regarding our company and the shares offered by this prospectus, reference is made by this prospectus to the registration statement and such schedules and exhibits.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Medalist Diversified REIT, Inc.

11 S. 12th Street, Suite 401

Richmond, Virginia 23219
(804) 344-4435

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

FS-1

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and

Year Ended December 31, 2017

FS-2

Summary of Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the unaudited consolidated balance sheet of Medalist Diversified REIT, Inc. and Subsidiaries (collectively, the “Company”) as of June 30, 2018, the related unaudited consolidated statements of operations, changes in stockholders’ equity, and cash flows for the three months ended June 30, 2018, and the six months ended June 30, 2018, and the notes thereto.

The following unaudited pro forma consolidated balance sheet as of June 30, 2018 has been prepared to give effect to the capital raise of $7 million contemplated in this SEC filing.

The following unaudited pro forma consolidated statements of operation for the six months ended June 30, 2018 has been prepared to give effect to the acquisition of Hanover Square as if the acquisition occurred on January 1, 2018.

The following unaudited pro forma consolidated balance sheet as of December 31, 2017 has been prepared to give effect to (i) capital raise closings that occurred in January and February 2018, (ii) the acquisition of Hanover Square as if the acquisition occurred on December 31, 2017 and (iii) the capital raise of $7 million contemplated in this SEC filing.

The following unaudited pro forma consolidated statements of operation for the twelve months ended December 31, 2017 have been prepared to give effect to the acquisitions of Franklin Square, the Hampton Inn and Hanover Square as if the acquisitions occurred on January 1, 2017.

These unaudited pro forma consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Hanover Square been consummated as of the date indicated. In addition, the pro forma consolidated balance sheet includes pro forma preliminary estimates of (i) the fair value of the assets and liabilities acquired in connection with the acquisition and (ii) the capital raised under and the associated issuance costs of this SEC filing. These preliminary estimates may be adjusted in the future upon finalization of the purchase accounting for Hanover Square and the closing of the capital raise contemplated by this SEC filing.

FS-3

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2018

	Historical	Pro Forma
	June 30, 2018	Adjustments	Pro Forma
	(unaudited)	Capital	June 30, 2018
	(a)	Raises (b)	(unaudited)
Assets

Investment properties, net	$45,305,323	$-	$45,305,323
Cash	1,134,347	5,970,000	7,104,347
Rent and other receivables, net of allowance	119,995	-	119,995
Unbilled rent	92,450	-	92,450
Security deposits	71,022	-	71,022
Escrow and other property reserves	881,856	-	881,856
Property capital reserves	2,621,469	-	2,621,469
Intangible assets, net	3,179,011	-	3,179,011
Interest rate cap, at fair value	187,601	-	187,601
Prepaid expenses	26,853	-	26,853

Total assets	$53,619,927	$5,970,000	$59,589,927

Liabilities and Equity

Liabilities:
Accounts payable and accrued liabilities	$917,200	$-	$917,200
Intangible liabilities, net	486,748	-	486,748
Mortgages payable, net	33,270,836	-	33,270,836

Total liabilities	34,674,784	-	34,674,784

Equity:
Preferred stock	-	-	-
Common stock	19,956	7,000	26,956
Additional paid in capital	19,056,857	6,363,000	25,419,857
Offering costs	(1,285,143)	(400,000)	(1,685,143)
Accumulated deficit	(2,696,968)	-	(2,696,968)
Total Shareholders' equity	15,094,702	5,970,000	21,064,702

Non-controlling interest - Hampton Inn property	2,175,768	-	2,175,768
Non-controlling interest - Hanover Square property	643,730	-	643,730
Non-controlling interest - Operating partnership	1,030,943	-	1,030,943

Total equity	18,945,143	5,970,000	24,915,143

Total liabilities and equity	$53,619,927	$5,970,000	$59,589,927

See the accompanying notes to unaudited pro forma consolidated balance sheet.

FS-4

medalist DIVERSIFIED REIT, INC.

UNAUDITED Pro forma CONSOLIDATED Balance sheet

AS OF JUNE 30, 2018

Notes to unaudited pro forma consolidated balance sheet as of June 30, 2018

(a)	Historical financial information was derived from the unaudited consolidated financial statements of the Company as of June 30, 2018.

(b)	Represents capital raise closings contemplated under this filing, as if the closings occurred on June 30, 2018. Under this filing, the Company seeks to sell 700,000 shares of its common stock for $10.00 per share, or $7,000,000 in gross proceeds. Fees to its lead underwriter will be 9 percent of the amount raised, or $630,000. The Company estimates that it will incur additional issuance costs of $400,000 associated with this capital raise.

FS-5

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

	Historical	Pro Forma		Pro Forma
	Six Months Ended	Adjustments		Six Months Ended
	June 30, 2018	Hanover Square		June 30, 2018
	(unaudited) (a)	Acquisition (b)		(unaudited)

Revenue:
Retail property revenues	$923,580	$381,672	(c)	$1,305,252
Retail property tenant reimbursements	240,784	52,843	(d)	293,627
Hotel property room revenues	1,823,362	-		1,823,362
Hotel property other revenues	25,280	-		25,280
Total Revenue	3,013,006	434,515		3,447,521

Operating expenses:
Retail property operating expenses	444,255	96,091	(e)	540,346
Hotel property operating expenses	1,301,163	-		1,301,163
Other operating expenses	597,191	-		597,191
Depreciation and amortization	907,709	227,912	(f)	1,135,621
Total Operating Expenses	3,250,318	324,003		3,574,321

Operating (loss) income	(237,312)	110,512		(126,800)
Interest expense	887,555	157,254	(g)	1,044,809
Net loss from operations	(1,124,867)	(46,742)		(1,171,609)
Other income	104,165	-		104,165
Net loss	(1,020,702)	(46,742)		(1,067,444)
Less: Net loss attributable to Hampton Inn noncontrolling interests	(35,577)	-		(35,577)
Less: Net loss attributable to Hanover Square noncontrolling interests	(4,390)	(7,479	)(h)	(11,869)
Less: Net loss attributable to operating partnership noncontrolling interests	(29,773)	(2,642	)(i)	(32,415)
Net loss attributable to Medalist Common Shareholders	$(950,962)	$(36,621)		$(987,583)

Net loss per share	$(0.52)	$-		$(0.39)

Weighted-average number of shares outstanding	1,838,716	-		2,538,716 (j)

Dividends declared per common share	$0.175	$-		$0.175

See the accompanying notes to unaudited pro forma statement of operations.

FS-6

medalist DIVERSIFIED REIT, INC.

UNAUDITED Pro forma CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

Notes to unaudited pro forma consolidated statement of operations for the six months ended June 30, 2018

(a)	Historical financial information was derived from the unaudited consolidated financial statements of the Company for the six months ended June 30, 2018, which includes approximately two months of operations of Hanover Square (May and June 2018).

(b)	Represents approximately four months of operations (January through April) of Hanover Square, as if the Company had purchased the property on January 1, 2018.

(c)	Represents rent revenues for Hanover Square that would have been recognized using the straight-line basis for January, February, March and April as if the Company had purchased the property on January 1, 2018.

(d)	Represents tenant recovery revenues for Hanover Square for January, February, March and April as if the Company had purchased the property on January 1, 2018.

(e)	Represents operating expenses for Hanover Square (not reflected in the unaudited historical statement of operations of the Company) for January, February, March and April, based on (i) historical operations of the previous owner, but excluding asset management fees, which are already included as an expense in the historical financial information referenced in (a), above, (ii) real estate tax expense, which is based on the current assessed value of Hanover Square, (iii) insurance expense based on the Company’s insurance policies put in place upon acquisition and (iv) property management fees based on the Company’s management agreement with Hanover Square’s property manager.

(f)	Represents depreciation and amortization expense for the January, February, March and April as if the Company had purchased the property on January 1, 2018. Depreciation expense is calculated using the straight-line method over the estimated useful life of 39 years for the buildings and 12 years for land improvements. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Intangible assets (or liabilities) such as above or below-market leases and in-place lease value are recorded at fair value and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases.

(g)	Represents interest expense on the note payable of $8,900,000 as if it had been advanced on January 1, 2018. Interest is calculated at the stated annual rate of 4.90%. Includes amortization of $122,033 of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the remaining term of the loan (9 years, 7 months).

(h)	Represents the Hanover Square 16 percent noncontrolling ownership interest’s share of Hanover Square’s net loss.

(i)	Represents the Operating Partnership’s 6.73 percent weighted average noncontrolling ownership interest’s share of Hanover Square’ net loss.

(j)	Weighted-average number of shares outstanding is calculated assuming issuance of 700,000 shares of common stock contemplated by this filing as if it had occurred on January 1, 2018.

FS-7

medalist DIVERSIFIED REIT, INC.

UNAUDITED Pro forma CONSOLIDATED Balance sheet

AS OF DECEMBER 31, 2017

	Historical	Pro Forma Adjustments	Pro Forma Adjustments		Pro Forma Adjustments	Pro Forma
	December 31, 2017	2018 Actual Capital	Hanover Square		Capital	December 31, 2017
	(a)	Raises (b)	Acquisition (c)		Raises (e)	(unaudited)
Assets

Investment properties, net	$34,229,888	$-	$12,539,524		$-	$46,769,412
Cash	263,002	7,742,741	(3,400,618	)(d)	6,240,000	10,845,125
Rent and other receivables, net of allowance	122,017	-	-		-	122,017
Unbilled rent	51,784	-	-		-	51,784
Security deposits	54,119	-	-		-	54,119
Escrow and other property reserves	406,401	-	300,000		-	706,401
Property capital reserves	2,571,325	-	-		-	2,571,325
Intangible assets, net	2,259,904	-	-		-	2,259,904
Interest rate cap, at fair value	83,436	-	-		-	83,436
Other assets	50,802	-	-		-	50,802

Total assets	$40,092,678	$7,742,741	$9,438,906		$6,240,000	$63,514,325

Liabilities and Equity

Liabilities:
Accounts payable and accrued liabilities	$1,113,117	$-	$13,203		$-	$1,126,320
Intangible liabilities, net	300,724	-	-		-	300,724
Notes payable, short term	1,500,000	-	-		-	1,500,000
Related party notes payable, short term	677,538	-	-		-	677,538
Mortgages payable, net	24,419,268	-	8,777,967		-	33,197,235

Total liabilities	28,010,647	-	8,791,170		-	36,801,817

Equity:
Preferred stock	-	-	-		-	-
Common stock	11,480	8,476	-		7,000	26,956
Additional paid in capital	11,086,897	7,969,959	-		6,433,000	25,489,856
Offering costs	(912,060)	(235,694)	-		(200,000)	(1,347,754)
Accumulated deficit	(1,036,002)	-	-		-	(1,036,002)
Dividends	(362,220)	-	-		-	(362,220)
Total Shareholders' equity	8,788,095	7,742,741	-		6,240,000	22,770,836

Non-controlling interest - Hampton Inn property	2,211,345	-	-		-	2,211,345
Non-controlling interest - Hanover Square property	-	-	647,736	(d)	-	647,736
Non-controlling interest - Operating partnership	1,082,591	-	-		-	1,082,591

Total equity	12,082,031	7,742,741	647,736		6,240,000	26,712,508

Total liabilities and equity	$40,092,678	$7,742,741	$9,438,906		$6,240,000	$63,514,325

See the accompanying notes to unaudited pro forma consolidated balance sheet.

FS-8

medalist DIVERSIFIED REIT, INC.

UNAUDITED Pro forma CONSOLIDATED Balance sheet

AS OF DECEMBER 31, 2017

Notes to unaudited pro forma consolidated balance sheet as of December 31, 2017

(a)	Historical financial information was derived from the consolidated financial statements of the Company as of December 31, 2017.

(b)	Represents capital raise closings that occurred in January and February, 2018, as if they had occurred on December 31, 2017. Specifically, 839,080 shares ($0.01 par value) were issued at $10 per share ($8,390,800) less discounts totaling $495,060. Offering costs paid to brokers totaled approximately $209,319. Proceeds of $7,680,421 were used for expenses and the acquisition of Hanover Square.

(c)	Represents the acquisition of Hanover Square as if it had occurred on December 31, 2017. Hanover Square was purchased through a tenant-in-common agreement by MDR Hanover Square, LLC (undivided 84% interest) and PMI Hanover Sq., LLC (undivided 16% interest). MDR Hanover Square, LLC is owned 100% by Medalist Diversified Holdings, LP (the “Operating Partnership”), of which the Company is the General Partner.

The purchase price of the property was $12,173,000 plus capitalized closing and acquisition costs of $755,500. The Company secured a note payable totaling $8,900,000 with deferred financing costs totaling $122,033, which are presented as a direct reduction of the associated debt. The acquisition cost, net of debt, was funded with $3,400,618 in cash from the Company and $647,736 in cash from PMI Hanover Sq., LLC.

(d)	Pro forma cash from the Company and from PMI Hanover Sq., LLC has been adjusted by $69,617 and $13,260, respectively, over the actual cash investment made by each party to reflect the impact of removing prepaid expenses and prorated revenues and expenses arising from the acquisition from the pro forma balance sheet.

(e)	Represents capital raise closings contemplated under this filing, as if the closings occurred on December 31, 2017. Under this filing, the Company seeks to sell 700,000 shares of its common stock for $10.00 per share, or $7,000,000 in gross proceeds. Fees to its lead underwriter will be 8 percent of the amount raised, or $560,000. The Company estimates that it will incur additional issuance costs of $200,000 associated with this capital raise.

FS-9

medalist DIVERSIFIED REIT, INC.

UNAUDITED Pro forma CONSOLIDATED Statement of Operations

FOR THE YEAR ENDED DECEMBER 31, 2017

	Historical Year ended December 31, 2017 (a)	Pro Forma Adjustments Franklin Square Ownership Period		Pro Forma Adjustments Hampton Inn Ownership Period		Pro Forma Adjustments Hanover Square Acquisition		Pro Forma Year ended December 31, 2017 (unaudited)
Revenue:
Retail property revenues	$1,091,915	$510,814	(b)	$-		$1,025,000	(h)	$2,627,729
Retail property tenant reimbursements	233,240	111,212	(b)	-		204,000	(h)	548,452
Hotel property room revenues	396,088	-		3,268,939	(e)	-		3,665,027
Hotel property other revenues	3,414	-		62,499	(e)	-		65,913
Total Revenue	1,724,657	622,026		3,331,438		1,229,000		6,907,121

Operating expenses:
Retail property operating expenses	602,970	218,153	(b)	-		256,000	(i)	1,077,123
Hotel property operating expenses	356,427	-		2,164,004	(e)	-		2,520,431
Other operating expenses	307,241	-		-		-		307,241
Depreciation and amortization	743,146	319,536	(c)	520,368	(f)	260,572	(j)	1,843,622
Total Operating Expenses	2,009,784	537,689		2,684,372		516,572		5,748,417

Operating (loss) income	(285,127)	84,337		647,066		712,428		1,158,704
Interest expense	766,857	228,486	(d)	679,428	(g)	460,507	(k)	2,135,278
Net (loss) income from operations	(1,051,984)	(144,149)		(32,262)		251,921		(976,574)
Other income	83,436	-		-		-		83,436
Net (loss) income	(968,548)	(144,149)		(32,262)		251,921		(893,138)
Less: Net loss attributable to Hampton Inn noncontrolling interests	(50,095)	-		(11,650)		-		(61,745)
Less: Net income attributable to Hanover Square noncontrolling interests	-	-		-		40,307		40,307
Less: Net (loss) income attributable to operating partnership noncontrolling interests	(70,534)	(14,155)		(2,034)		20,780		(65,943)
Net (loss) income attributable to Medalist Common Shareholders	$(847,919)	$(129,994)		$(18,678)		$190,834		$(805,757)

Net loss per share	$(1.28)	$-		$-		$-		$(1.10)

Weighted-average number of shares outstanding	661,363	-		-		-		734,728

Dividends declared per common share	$0.35	$-		$-		$-		$0.35

See the accompanying notes to unaudited pro forma statement of operations.

FS-10

medalist DIVERSIFIED REIT, INC.

UNAUDITED Pro forma CONSOLIDATED Statement of Operations

FOR THE YEAR ENDED DECEMBER 31, 2017

Notes to unaudited pro forma consolidated statement of operations for the year ended December 31, 2017

(a)	Historical financial information was derived from the consolidated financial statements of the Company for the year ended December 31, 2017.

(b)	Represents revenues, tenant reimbursements, operating expenses, real estate taxes, and insurance expenses for Franklin Square (not reflected in the historical statement of operations of the Company) for the period from January 1, 2017 to April 27, 2017. The property was purchased by the Company on April 28, 2017 and the operations for the period from April 28, 2017 through December 31, 2017 are reflected in the Company’s historical financial information referenced in (a).

(c)	Represents depreciation and amortization expense for Franklin Square for the period from January 1, 2017 to April 27, 2017. Depreciation expense is calculated using the straight-line method over the estimated useful life of 38 years for the building, 13 years for land improvements, and 5-7 years for furniture and fixtures. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Intangible assets (or liabilities) such as above or below-market leases and in-place lease value are recorded at fair value and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases.

(d)	Represents interest expense on the note payable of $14,275,000 for the period from January 1, 2017 to April 27, 2017. Interest is calculated at the stated annual rate of 4.70%. Includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the remaining term of the loan (5 years).

(e)	Represents room and other revenues, operating expenses, real estate taxes, and insurance expenses for Hampton Inn (not reflected in the historical statement of operations of the Company) for the period from January 1, 2017 to November 2, 2017. The property was purchased by the Company on November 3, 2017 and the operations for the period from November 3, 2017 through December 31, 2017 are reflected in the Company’s historical financial information referenced in (a).

(f)	Represents depreciation and amortization expense for Hampton Inn for the period from January 1, 2017 to November 2, 2017. Depreciation expense is calculated using the straight-line method over the estimated useful life of 51 years for the building, 10 years for land improvements, and 5 years for furniture and fixtures.

(g)	Represents interest expense on the note payable of $10,600,000 for the period from January 1, 2017 to November 2, 2017. Interest is calculated at a floating rate (6.38% at time of acquisition). Includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the remaining term of the loan (3 years).

(h)	Represents rental and tenant recovery revenues for Hanover Square for the year ended December 31, 2017, based on historical operations of the previous owner.

(i)	Represents operating expenses, real estate taxes, and insurance expenses for Hanover Square (not reflected in the historical statement of operations of the Company) for the year ended December 31, 2017, based on historical operations of the previous owner.

(j)	Represents depreciation and amortization expense for the year ended December 31, 2017 as if the acquisition had occurred on January 1, 2017. Depreciation expense is calculated using the straight-line method over the estimated useful life of 38 years for the buildings.

(k)	Represents interest expense on the note payable of $8,900,000 as if it had been advanced on January 1, 2017. Interest is calculated at the stated annual rate of 4.90%. Includes amortization of deferred financing costs using the straight-line method, which approximates to the effective interest method, over the remaining term of the loan (5 years).

FS-11

MEDALIST DIVERSIFIED REIT, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2018

FS-12

Medalist Diversified REIT, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2018	Dec. 31, 2017
	(Unaudited)
ASSETS
Investment properties, net	$45,305,323	$34,229,888
Cash	1,134,347	263,002
Rent and other receivables, net of allowance of $41,000 and $38,628, as of June 30, 2018 and December 31, 2017, respectively	119,995	122,017
Unbilled rent	92,450	51,784
Security deposits	71,022	54,119
Escrows and operating property reserves	881,856	406,401
Property capital reserves	2,621,469	2,571,325
Intangible assets, net	3,179,011	2,259,904
Interest rate cap, at fair value	187,601	83,436
Prepaid expenses	26,853	50,802
Total Assets	$53,619,927	$40,092,678

LIABILITIES
Accounts payable and accrued liabilities	$917,200	$1,113,117
Intangible liabilities, net	486,748	300,724
Notes payable, short term	-	1,500,000
Related party notes payable, short term	-	677,538
Mortgages payable, net	33,270,836	24,419,268
Total Liabilities	$34,674,784	$28,010,647

EQUITY
Preferred stock, $.01 par value, 250,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $.01 par value, 750,000,000 shares authorized, 1,995,582 and 1,148,002 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	19,956	11,480
Additional paid-in capital	19,056,857	11,086,897
Offering costs	(1,285,143)	(912,060)
Accumulated deficit	(2,696,968)	(1,398,222)
Total Shareholders' Equity	15,094,702	8,788,095
Noncontrolling interests - Hampton Inn Property	2,175,768	2,211,345
Noncontrolling interests - Hanover Square Property	643,730	-
Noncontrolling interests - Operating Partnership	1,030,943	1,082,591
Total Equity	$18,945,143	$12,082,031
Total Liabilities and Equity	$53,619,927	$40,092,678

See notes to consolidated financial statements.

FS-13

Medalist Diversified REIT, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

REVENUE
Retail center property revenues	$539,078	$272,320	$923,580	$272,320
Retail center property tenant reimbursements	168,415	63,841	240,784	63,841
Hotel property room revenues	1,089,796	-	1,823,362	-
Hotel property other revenues	12,867	-	25,280	-
Total Revenue	$1,810,156	$336,161	$3,013,006	$336,161

OPERATING EXPENSES
Retail center property operating expenses	$251,574	$142,724	$444,255	$142,724
Hotel property operating expenses	738,109	-	1,301,163	-
Other operating expenses	382,707	73,642	597,191	87,750
Depreciation and amortization	513,745	159,302	907,709	159,302
Total Operating Expenses	$1,886,135	$375,668	$3,250,318	$389,776
Operating Loss	$(75,979)	$(39,507)	$(237,312)	$(53,615)
Interest expense	463,274	219,725	887,555	221,767
Net Loss from Operations	$(539,253)	$(259,232)	$(1,124,867)	$(275,382)
Other income	29,876	-	104,165	-
Net Loss	$(509,377)	$(259,232)	$(1,020,702)	$(275,382)
Less: Net income (loss) attributable to Hampton Inn Property noncontrolling interests	5,190	-	(35,577)	-
Less: Net loss attributable to Hanover Square Property noncontrolling interests	(4,390)	-	(4,390)	-
Less: Net loss attributable to Operating Partnership noncontrolling interests	(10,090)	-	(29,773)	-
Net Loss Attributable to Medalist Common Shareholders	$(500,087)	$(259,232)	$(950,962)	$(275,382)

Loss per share from operations (basic and diluted)	$(0.25)	$(0.44)	$(0.52)	$(0.93)

Weighted-average number of shares (basic and diluted)	1,989,916	592,324	1,838,716	296,163

Dividends declared per common share	$0.175	$-	$0.175	$-

See notes to consolidated financial statements.

FS-14

Medalist Diversified REIT, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended
	June 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(1,020,702)	$(275,382)

Adjustments to reconcile consolidated net loss to net cash (used in) provided by operating activities
Depreciation	667,766	98,222
Amortization	239,943	61,080
Loan cost amortization	81,178	3,092
Increase in fair value - interest rate cap	(104,165)	-
Above (below) market lease amortization, net	73,138	24,259

Changes in assets and liabilities, net of acquisitions
Rent and other receivables, net	2,022	(10,653)
Unbilled rent	(40,666)	(6,129)
Prepaid expenses	23,949	-
Cash restricted for operating property security deposits	(16,903)	(47,091)
Cash restricted for escrows and operating property reserves	(175,455)	479,201
Other assets	-	(35,443)
Accounts payable and accrued liabilities	(195,917)	189,309
Net cash (used in) provided by operating activities	(465,812)	480,465

CASH FLOWS FROM INVESTING ACTIVITIES

Investment property acquisitions	(4,312,209)	(7,779,071)
Capital expenditures	(249,841)	(162,162)
Increase in property capital reserves	(50,144)	(350,000)
Net cash used in investing activities	(4,612,194)	(8,291,233)

CASH FLOWS FROM FINANCING ACTIVITIES

Dividends and distributions paid	(369,659)	-
Investment of noncontrolling interests	648,120	-
Repayment of notes payable and related party notes payable	(2,177,538)	-
Mortgages payable, net	250,652	-
Repayments of mortgages payable	(7,577)	-
Proceeds from sales of common stock, net	7,605,353	7,959,762
Net cash provided by financing activities	5,949,351	7,959,762

INCREASE IN CASH AND CASH EQUIVALENTS	871,345	148,994
CASH AND CASH EQUIVALENTS, beginning of period	263,002	82
CASH AND CASH EQUIVALENTS, end of period	$1,134,347	$149,076

Supplemental Disclosures and Non-Cash Activities:

Mortgage payable assumed for acquisition of Franklin Square Property	$-	$14,275,000
Mortgage payable assumed for acquisition of Hanover Square Property	$8,527,315	$-
Interest paid	$776,142	$101,633
Income taxes paid	$-	$-

See notes to consolidated financial statements.

FS-15

MEDALIST DIVERSIFIED REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY

For the six months ended June 30, 2018

(Unaudited)

	Common Stock						Noncontrolling Interests
	Shares	Par Value	Additional Paid in Capital	Offering Costs	Accumulated Deficit	Total Shareholders' Equity	Hampton Inn Property	Hanover Square Property	Operating Partnership	Total Equity

Balance, December 31, 2017	1,148,002	$11,480	$11,086,897	$(912,060)	$(1,398,222)	$8,788,095	$2,211,345	$-	$1,082,591	$12,082,031

Common stock issuances	847,580	8,476	7,969,960	-	-	7,978,436	-	-	-	7,978,436
Offering costs	-	-	-	(373,083)	-	(373,083)	-	-	-	(373,083)
Net loss	-	-	-	-	(950,962)	(950,962)	(35,577)	(4,390)	(29,773)	(1,020,702)
Dividends and distributions	-	-	-	-	(347,784)	(347,784)	-	-	(21,875)	(369,659)
Non-controlling interests	-	-	-	-	-	-	-	648,120	-	648,120

Balance, June 30, 2018	1,995,582	$19,956	$19,056,857	$(1,285,143)	$(2,696,968)	$15,094,702	$2,175,768	$643,730	$1,030,943	$18,945,143

See notes to consolidated financial statements.

FS-16

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1.	Organization and Basis of Presentation and Consolidation

Medalist Diversified Real Estate Investment Trust, Inc. (the “REIT”) is a Maryland corporation formed on September 28, 2015. The REIT intends to elect to be taxed as a real estate investment trust for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017. The REIT serves as the general partner of Medalist Diversified Holdings, LP (the “Operating Partnership”) which was formed as a Delaware limited partnership on September 29, 2015. As of June 30, 2018, the REIT, through the Operating Partnership, owned and operated three properties, the Shops at Franklin Square, a 134,299 square foot retail property located in Gastonia, North Carolina (the “Franklin Square Property”), the Greensboro Airport Hampton Inn, a hotel with 127 rooms on 2.162 acres in Greensboro, North Carolina (the “Hampton Inn Property”), and the Shops at Hanover Square North (the “Hanover Square Property”), a 73,440 square foot retail property located in Mechanicsville, Virginia. The Company owns 64 percent of the Hampton Inn Property as a tenant in common with a noncontrolling owner which owns the remaining 36 percent interest. The Company owns 84 percent of the Hanover Square Property as a tenant in common with a noncontrolling owner which owns the remaining 16 percent interest.

The use of the word “Company” refers to the REIT and its consolidated subsidiaries, except where the context otherwise requires. The Company includes the REIT, the Operating Partnership, wholly owned limited liability corporations which own or operate the properties, and the taxable REIT subsidiary which operates the Hampton Inn Property. As a REIT, certain tax laws limit the amount of “non-qualifying” income that Company can earn, including income derived directly from the operation of hotels. As a result, the Company leases its consolidated hotel property to a taxable REIT subsidiary (“TRS”) for federal income tax purposes. The TRS is subject to income tax and is not limited as to the amount of nonqualifying income it can generate, but it is limited in terms of its value as a percentage of the total value of the Company’s assets. The TRS enters into an agreement with a third party to manage the operations of the hotel. The Company prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. All material balances and transactions between the consolidated entities of the Company have been eliminated.

FS-17

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

The Company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. The Company may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, the Company may make such investments in its Manager’s discretion.

The Company is externally managed by Medalist Fund Manager, Inc., or the ‘‘Manager.’’ The Manager makes all investment decisions for the Company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions. The Company’s stockholders are not involved in its day-today affairs.

2.	Summary of Significant Accounting Policies

Investment Properties

As of January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805), which clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. As a result, the acquisitions that occurred in 2017 qualified as asset acquisitions and most of the Company’s future acquisitions of operating properties will qualify as asset acquisitions. Accordingly, third-party transaction costs associated with these acquisitions have been and will be capitalized, while internal acquisition costs will continue to be expensed.

Accounting Standards Codification (“ASC”) 805 mandates that “an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition.” ASC 805 results in an allocation of acquisition costs to both the tangible and intangible assets associated with income producing real estate. Tangible assets include land, buildings, site improvements, tenant improvements and furniture and fixtures, while intangible assets include the value of in-place leases, lease origination costs (leasing commissions and tenant improvements), legal and marketing costs and leasehold assets and liabilities (above or below market), among others.

The Company uses independent, third party consultants to assist management with its ASC 805 evaluations. The Company determines fair value based on accepted valuation methodologies including the cost, market, and income capitalization approaches. The purchase price is allocated to the tangible and intangible assets identified in the evaluation.

The Company records depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Amounts allocated to buildings are depreciated over the estimated remaining life of the acquired building or related improvements.

Acquisition and closing costs are capitalized as part of each tangible asset on a pro rata basis. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred.

FS-18

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, but at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The Company measures any impairment of investment property when the estimated undiscounted cash flows plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of the carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. The Company did not record any impairment adjustments to its properties during the three and six months ended June 30, 2018 and 2017, respectively.

Intangible Assets and Liabilities, net

The Company determines, through the ASC 805 evaluation, the above and below market lease intangibles upon acquiring a property. Intangible assets (or liabilities) such as above or below-market leases and in-place lease value are recorded at fair value and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The analysis is conducted on a lease-by-lease basis.

During 2017, the Company recorded certain intangible assets and liabilities as part of its purchase of the Franklin Square Property. In May 2018, the Company recorded certain intangible assets and liabilities as part of its purchase of the Hanover Square Property. Details of these deferred costs, net of amortization, as of June 30, 2018, are as follows:

		Accumulated	Asset
	Fair Value	Amortization	Value, net
Intangible Assets
Intangibles - Leasing Commissions	$441,005	$(78,128)	$362,877
Intangibles - Legal & Marketing Costs	155,519	(33,891)	121,628
Intangibles - Above Market Leases	1,069,744	(231,895)	837,849
Intangibles - Leases In Place	2,228,910	(372,253)	1,856,657
	$3,895,178	$(716,167)	$3,179,011

Intangible Liabilities
Net Leasehold Liability - Below Market Leases	$(548,467)	$61,719	$(486,748)

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases. Adjustments to rental revenue related to the above and below market leases during the three month and six-month periods ending June 30, 2018 and 2017 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Amortization of above market leases	$(56,263)	$(31,933)	$(104,161)	$(31,933)
Amortization of below market leases	19,511	7,674	31,023	7,674

Note - The Franklin Square Property was acquired on April 28, 2017 and was owned and operated for two months during the three and six-month periods ending June 30, 2017. Note 2 The Hanover Square Property was acquired on May 8, 2018, so no comparative information exists for 2017 and only two months of amortization is included in the periods ending on June 30, 2018.

FS-19

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Amortization of lease origination costs, leases in place and legal and marketing costs represent a component of depreciation and amortization expense. Amortization related to these intangible assets during the three month and six-month periods ending June 30, 2018 and 2017 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Intangible Assets
Intangibles - Leasing Commissions	$(20,924)	$(10,400)	$(36,526)	$(10,400)
Intangibles - Legal & Marketing Costs	(8,186)	(4,668)	(15,217)	(4,668)
Intangibles - Leases In Place	(119,173)	(46,012)	(188,200)	(46,012)

As of June 30, 2018 and December 31, 2017, the Company’s accumulated amortization of lease origination costs, leases in place and legal and marketing costs totaled $484,272 and $244,329, respectively.

Future amortization of above and below market leases, lease origination costs, leases in place, legal and marketing costs and tenant relationships is as follows:

	For the remaining six months ending December 31, 2018	2019	2020	2021	2022	2023	2024 - 2027	Total
Intangible Assets
Intangibles - Leasing Commissions	47,173	89,723	76,724	69,113	38,052	19,247	22,845	362,877
Intangibles - Legal & Marketing Costs	17,562	31,170	21,852	17,243	12,855	9,242	11,704	121,628
Intangibles - Above Market Leases	119,854	222,464	190,250	183,312	90,774	9,600	21,595	837,849
Intangibles - Leases In Place	284,531	495,188	409,464	370,256	162,422	59,358	75,438	1,856,657

Intangible Liabilities
Net Leasehold Liability - Below Market Leases	(47,022)	(94,045)	(88,558)	(85,321)	(63,749)	(48,840)	(59,213)	(486,748)

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be with the Company’s control. Currently, the Company does not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the Company recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the Company acquired its properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability.

The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The Company did not record any conditional asset retirement obligation liabilities during the three month or six-month periods ended June 30, 2018 and 2017, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the Company to concentrations of credit risk include its cash and cash equivalents and its trade accounts receivable. The Company places its cash and cash equivalents on deposit with financial institutions in the United States, which are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. The Company's credit loss in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk. As of June 30, 2018, the Company held a cash account with a balance of $394,199, which exceeded the FDIC limit by $144,199. As of December 31, 2017, the Company did not hold cash accounts with balances greater than $250,000.

FS-20

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Escrow Deposits and Property Reserves

Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. The Company presents changes in escrow deposits as operating activities in the consolidated statement of cash flows. As of June 30, 2018 and December 31, 2017, the Company reported $881,856 and $406,401, respectively, in escrow deposits. The Company presents changes in cash restricted for capital improvements as investing activities in the consolidated statement of cash flows. As of June 30, 2018 and December 31, 2017, the Company reported $2,621,469 and $2,571,325, respectively, as a capital property reserve. These funds are being held in reserve for improvements to the Hampton Inn Property ($2,206,099 and $2,206,099 as of June 30, 2018 and December 31, 2017 respectively) and tenant improvements and leasing commissions for the Franklin Square Property ($415,370 and $365,226 as of June 30, 2018 and December 31, 2017 respectively) and Hanover Square Property ($300,022 and $0 as of June 30, 2018 and December 31, 2017, respectively).

Security Deposits

Security deposits are restricted cash balances held by the Company to offset potential damages, unpaid rent or other unmet conditions of its tenant leases. The Company presents changes in security deposits as operating activities in the consolidated statement of cash flows. As of June 30, 2018 and December 31, 2017, the Company reported $71,022 and $54,119, respectively in security deposits.

Revenue Recognition

Retail Property Revenues

The Company recognizes minimum rents from its retail properties (the Franklin Square and Hanover Square properties) on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the consolidated balance sheet. At June 30, 2018 and December 31, 2017, there were and $92,450 and $51,784, respectively, in unbilled rent. The Company’s leases generally require the tenant to reimburse the Company for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). The Company includes these reimbursements, along with other revenue derived from late fees and seasonal events, under the consolidated statements of operations caption "Retail center property tenant reimbursements." This significantly reduces the Company’s exposure to increases in costs and operating expenses resulting from inflation or other outside factors. The Company accrues reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. The Company calculates the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings at the property. The Company also receives escrow payments for these reimbursements from substantially all its tenants throughout the year. The Company recognizes differences between estimated recoveries and the final billed amounts in the current year. During the three and six months ended June 30, 2018, the Company recognized $67,726 in revenues for CAM recoveries related to 2017 for the Franklin Square Property. The Company recognizes lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, the Company provides for losses related to unrecovered intangibles and other assets. During the three and six months ended June 30, 2018 and 2017, no such termination costs were recognized.

FS-21

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Hotel Property Revenues

Hotel revenues (from the Hampton Inn Property) are recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Tenant receivables and unbilled rent

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of June 30, 2018 and December 31, 2017, the Company’s allowance for uncollectible accounts totaled $41,000 and $38,628, respectively.

Other operating expenses

The Company recorded other operating expenses of $382,707 and $73,642, for the three months ended June 30, 2018 and 2017, respectively. Legal, accounting and other professional fees were $326,604 and $35,883, respectively, and the remainder consisted of general and administrative expenses. The Company recorded other operating expenses of $597,191 and $87,750, for the six-month periods ended June 30, 2018 and 2017, respectively. Legal, accounting and other professional fees were $518,613 and $38,336, respectively, and the remainder consisted of general and administrative expenses.

Income Taxes

The REIT intends to elect to be taxed as a real estate investment trust for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017 under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to shareholders and meet certain other asset and income tests, as well as other requirements.

During the three month and six-month periods ending June 30, 2018, the REIT’s Hampton Inn TRS entity generated a tax loss, and no accrual has been recorded for federal or state income taxes. (The Company did not own the Hampton Inn Property in 2017.) If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for five years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied. Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the Company had no uncertain income tax positions.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the reported period. The Company’s actual results could differ from these estimates.

Assets Held for Sale

The Company records assets as held for sale when management has committed to a plan to sell the assets, actively seeks a buyer for the assets, and the consummation of the sale is considered probable and is expected within one year. The Company does not currently have plans to sell any of its properties.

Noncontrolling Interests

Noncontrolling interests is the portion of equity in the majority owned and consolidated Operating Partnership not attributable to the REIT. The ownership interests not held by the REIT are considered noncontrolling interests. Accordingly, noncontrolling interests have been reported in equity on the consolidated balance sheets but separate from the Company’s equity. On the consolidated statements of operations, the subsidiaries are reported at the consolidated amount, including both the amount attributable to the Company and noncontrolling interests. Consolidated statements of changes in equity include beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

FS-22

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

There are three elements of noncontrolling interests in the capital structure of the Company. The first is the Hampton Inn Property in which the Company owns a 64% tenancy in common interest through its subsidiaries and an outside party owns a 36% tenancy in common interest. The second is the Hanover Square Property in which the Company owns an 84% tenancy in common interest through its subsidiary and an outside party owns a 16% tenancy in common interest. The third noncontrolling ownership interest are the units in the Operating Partnership that are not held by the REIT and represent 5.89% and 9.82% of the outstanding Operating Partnership units as of June 30, 2018 and December 31, 2017, respectively.

The noncontrolling interest of the Operating Partnership common unit holders is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s net assets (total assets less total liabilities). The noncontrolling interest percentage is calculated at any point in time by dividing the number of units not owned by the Company by the total number of units outstanding. The noncontrolling interest ownership percentage will change as additional common or preferred shares are issued by the REIT, or additional Operating Partnerships units are issued or as units are exchanged for the Company’s $0.01 par value per share Common Stock. During periods when the Operating Partnership’s noncontrolling interest changes, the noncontrolling ownership interest is calculated based on the weighted average Operating Partnership noncontrolling ownership interest during that period.

The Hampton Inn Property’s net income (loss) is allocated to the noncontrolling ownership interest based on its 36% ownership. During the three months ended June 30, 2018, 36% of the Hampton Inn’s net income of $14,418, or $5,190, was allocated to the noncontrolling partnership interest. During the six months ended June 30, 2018, 36% of the Hampton Inn’s net loss of $98,825, or $35,577, was allocated to the noncontrolling ownership interest.

The Hanover Square Property’s net loss is allocated to the noncontrolling ownership interest based on its 16% ownership. During the three months ended June 30, 2018, 16% of the Hanover Square Property’s net loss of $27,437, or $4,390, was allocated to the noncontrolling ownership interest.

The Operating Partnership’s net loss is allocated to the noncontrolling unit holders based on their ownership interest. During the three months ended June 30, 2018, a weighted average of 5.91% of the Operating Partnership’s net loss of $170,782 or $10,090, was allocated to the noncontrolling unit holders. During the six months ended June 30, 2018, a weighted average of 6.73% of the Operating Partnership’s net loss of $442,263, or $29,773, was allocated to the noncontrolling unit holders.

In 2017, 125,000 Operating Partnership units were issued to members of the LLC which owned the Hampton Inn Property who elected to participate in a 721 exchange, which allows the exchange of interests in real property for shares in a real estate investment trust. In this transaction, members of the selling LLC exchanged their membership interests for units in the Operating Partnership. These members of the selling LLC invested $1,175,000 in the Operating Partnership in exchange for 125,000 Operating Partnership units. Also in 2017, the noncontrolling owner of the Hampton Inn Property provided $2.3 million as part of the acquisition of the Hampton Inn Property.

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers.  The objective of ASU No. 2014-09 is to establish a single, comprehensive, five-step model for entities to use in accounting for revenue arising from contracts with customers that will supersede most of the existing revenue recognition guidance, including industry-specific guidance.  The core principle of this standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU No. 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification (“ASC”).  The new guidance is effective for public companies for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017.  Entities have the option of using either a full retrospective or modified retrospective approach to adopt ASU No. 2014-09. The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which allow the company to adopt the standard effective on January 1, 2019.

Most significantly for the real estate industry, leasing transactions are not within the scope of the new standard.  A majority of the Company’s tenant-related revenue is recognized pursuant to lease agreements and will be governed by the leasing guidance discussed below.  The Company completed its assessment of ASU No. 2014-09 and has concluded that the guidance will not have a material impact on the method of revenue recognition.

FS-23

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Accounting for Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  The amendments in this update govern a number of areas including, but not limited to, accounting for leases, replacing the existing guidance in ASC No. 840, Leases.  Under this standard, among other changes in practice, a lessee’s rights and obligations under most leases, including existing and new arrangements, would be recognized as assets and liabilities, respectively, on the balance sheet.  Other significant provisions of this standard include (i) defining the “lease term” to include the non-cancelable period together with periods for which there is a significant economic incentive for the lessee to extend or not terminate the lease; (ii) defining the initial lease liability to be recorded on the balance sheet to contemplate only those variable lease payments that depend on an index or that are in substance “fixed,” (iii) a dual approach for determining whether lease expense is recognized on a straight-line or accelerated basis, depending on whether the lessee is expected to consume more than an insignificant portion of the leased asset’s economic benefits and (iv) a requirement to bifurcate certain lease and non-lease components.  The lease standard is effective for fiscal years beginning after December 15, 2018 (including interim periods within those fiscal years), with early adoption permitted.  The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which allow the company to adopt the standard effective on January 1, 2020. Management does not believe the adoption will have a material impact on the Company’s consolidated financial statements. Currently, the Company is not a lessee under any leases to which this new standard would apply.

Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, "Classification of Certain Cash Receipts and Cash Payments." This ASU amends guidance to either add or clarify the classification of certain cash receipts and payments in the statement of cash flows. Eight specific issues were identified for further clarification and include: debt prepayment or extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of company-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and the classification of cash flows that have aspects of more than one class of cash flows. The provisions of ASU No. 2016-15 are effective for the Company as of January 1, 2018 on a retrospective basis, and early adoption is permitted. The Company has adopted the standard using the modified retrospective approach, and the adoption did not have any impact to the consolidated financial statements.

Related Parties Under Common Control and Business Combinations

In October 2016, the FASB issued ASU No. 2016-17, "Interests Held through Related Parties That Are Under Common Control." This ASU amends the consolidation guidance on how a reporting entity that is a single decision maker of a Variable Interest Entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control when determining whether it is the primary beneficiary of that VIE. The provisions of ASU No. 2016-17 were effective for the Company us as of January 2018. The Company has adopted this update, and the adoption did not have any impact to the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations." This ASU narrows the definition of a business and provides a framework for evaluating whether a transaction is an acquisition of a business or an asset. The amendment provides a screen to evaluate whether a transaction is a business and requires that when substantially all of the fair value of the acquired assets can be concentrated in a single asset or identifiable group of similar assets, then the assets acquired are not a business. If the screen is not met, then to be considered a business, the assets must have an input and a substantive process to create outputs. The provisions of ASU No. 2017-01 are effective for the Company as of January 1, 2018, and early adoption is permitted. The Company adopted the standard as of January 1, 2017; this adoption had a material impact on the Company’s consolidated financial statements.

FS-24

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

3.	Investment Properties

Investment properties consist of the following:

	June 30, 2018	December 31, 2017
Land	7,462,946	4,304,064
Site improvements	2,341,547	1,589,647
Buildings and improvements	34,988,968	27,156,549
Furniture and fixtures	1,678,447	1,678,447
Investment properties at cost	46,471,908	34,728,707
Less accumulated depreciation	(1,166,585)	(498,819)
Investment properties, net	45,305,323	34,229,888

(a)	Includes tenant improvements (both those acquired at the acquisition and those constructed after the acquisition), other tenant inducements, capitalized leasing commissions and other capital costs incurred post-acquisition.

(b)	Excludes intangible assets and liabilities (see note, below), escrow deposits and property reserves.

The Company’s depreciation expense on investment properties was $365,462 and $98,222 for the three months ended June 30, 2018 and 2017, respectively, and $667,766 and $98,222 for the six months ended June 30, 2018 and 2017, respectively.

The Company generally records depreciation of capitalized tenant improvements and other tenant inducements and amortization of capitalized leasing commissions on a straight-line basis over the terms of the related leases. Details of these deferred costs, net of depreciation and amortization as of June 30, 2018 are as follows, all arising from the Franklin Square Property:

	Capitalized	Accumulated	Net
	Amount	Depreciation	Amount
Capitalized tenant improvements	$154,810	$(28,574)	$126,236
Capitalized tenant inducements	125,000	(2,840)	122,160
Capitalized leasing commissions	139,188	(5,337)	133,851

Depreciation on capitalized tenant improvements was $6,003 and $4,346 for the three months ended June 30, 2018 and 2017, respectively. Amortization of capitalized leasing commissions was $2,593 and $128 for the three months ended June 30, 2018 and 2017, respectively.

Depreciation on capitalized tenant improvements was $9,854 and $4,346 for the six months ended June 30, 2018 and 2017, respectively. Amortization of capitalized leasing commissions was $4,304 and $128 for the six months ended June 30, 2018 and 2017, respectively.

In May 2018 the Company paid $125,000 to induce a tenant in the Franklin Square Property to release a restriction in its lease that prohibited the Company from leasing space to a similar user. The Company is amortizing this cost over the remaining term of the tenant’s lease.

A significant portion of the Company’s land, buildings and improvements serve as collateral for its mortgage loans payable portfolio. Accordingly, restrictions exist as to each property’s transferability, use and other common rights typically associated with property ownership.

Property Acquisitions

2018 Acquisitions

The Shops at Hanover Square North

On May 8, 2018, the Company completed its acquisition of an 84 percent interest in The Shops at Hanover Square North, a 73,440 square foot retail property located in Mechanicsville, Virginia, (the “Hanover Square Property”) through a wholly owned subsidiary. The purchase price for the Hanover Square Property was $12,173,000 paid through a combination of cash provided by the Company, assumed secured debt which amount was increased by additional debt and cash provided by the 16 percent non-controlling investor. The Company’s total investment, including acquisition and closing costs, escrows and lease reserves was $12,961,557, including $648,120 in cash provided by a non-controlling investor. The Hanover Square Property, built in 2007, was 92 percent leased as of the acquisition date and is anchored by Marshalls and an Old Navy Store.

The following summarizes the consideration paid and the fair values of assets acquired and liabilities assumed in conjunction with the acquisition described above, along with a description of the methods used to determine fair value. Asset values presented include allocated acquisition and closing costs.

Hanover Square
Fair value of assets acquired
Investment property (a)	$11,493,360
Lease intangibles and other assets (b)	1,093,057
Escrows and property reserves created or acquired (c)	300,000
Above market leases (b)	170,154
Below market leases (b)	(217,047)
Fair value of net assets acquired (d)	$12,839,524

Purchase consideration
Consideration paid with cash (e)	$3,291,404
Consideration paid with assumed mortgage debt (f)	8,527,315
Consideration paid with new mortgage debt (g)	372,685
Consideration paid by noncontrolling interest (h)	648,120
Total consideration (i)	$12,839,524

a.	Represents the fair value of the investment property acquired which includes land, buildings, site improvements, tenant improvements and furniture and fixtures. The fair value was determined using the market approach, the cost approach, the income approach or a combination thereof. Closing and acquisition costs were allocated and added to the fair value of the tangible assets acquired.
b.	Represents the fair value of lease intangibles and other assets. Lease intangibles include leasing commissions, leases in place, above market leases, below market leases and legal and marketing costs associated with replacing existing leases.
c.	Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. These are generally created at closing. For the Hanover Square Property, $200,000 in existing reserves were purchased at closing from the Seller as part of the loan assumption (see (f) below) and the Company funded $100,000 in additional escrows at closing.
d.	Represents the total fair value of assets and liabilities acquired at closing.
e.	Represents cash paid at closing and cash paid for acquisition (including intangible assets), escrows and closing costs paid outside of closing or directly by the Company.
f.	Assumption of mortgage debt related to the purchase of the Hanover Square Property.
g.	Issuance of new mortgage debt (an increase in the amount of the assumed mortgage) to fund the purchase of the Hanover Square Property. See mortgages payable.
h.	Represents investment of noncontrolling interest paid at closing for the Hanover Square Property.
i.	Represents the consideration paid for the fair value of the assets and liabilities acquired.

2017 Acquisitions

The Shops at Franklin Square

On April 28, 2017, the Company completed its acquisition of The Shops at Franklin Square, a 134,299 square foot retail property located in Gastonia, North Carolina, (the “Franklin Square Property”) through a wholly owned subsidiary. The purchase price for the Franklin Square Property was $20,500,000 paid through a combination of cash and assumed, secured debt. The Company’s total investment, including acquisition and closing costs, escrows and lease reserves was $22,054,071. The Franklin Square Property, built in 2006 and 2007, was 68 percent leased as of the acquisition date and is anchored by Ashley Furniture.

FS-25

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Greensboro Airport Hampton Inn

On November 3, 2017 the Company completed its acquisition of a 64 percent interest in the Greensboro Airport Hampton Inn (the “Hampton Inn Property”) through a wholly owned subsidiary. The total purchase price for the Hampton Inn Property was $15.1 million paid through a combination of cash provided by the Company, operating partnership units (“OP Units”), the incurrence of new mortgage debt and cash provided by the 36 percent non-controlling investor. The total investment, including acquisition, closing costs, escrow deposits and a reserve for property improvements required under the Hampton Inn Property’s franchise agreement, was $18,004,621. The hotel has 127 rooms and was built in 1996.

4.	Mortgages Payable

The Company’s mortgages payables were $33,270,836 and $24,419,268 as of June 30, 2018 and December 31, 2017, respectively.

	Monthly	Interest		Balance
Property	Payment	Rate	Maturity	June 30, 2018	December 31, 2017

Franklin Square	Interest only	4.7%	October 2021	$14,275,000	$14,275,000
Hampton Inn (a)	Interest only	Variable (b)	November 2020	10,600,000	10,600,000
Hanover Square (c)	$51,993	4.9%	December 2027	8,892,423	-

Unamortized issuance costs				(496,587)	(455,732)
Total mortgages payable				$33,270,836	$24,419,268

(a)	Certain of the Company’s obligation under the mortgage loan for the Hampton Inn Property to complete a property improvement plan (PIP) are guaranteed by individual members of the Manager and by an individual member of the noncontrolling owner. This guarantee is irrevocable and unconditional and requires the PIP work to be completed on schedule and free of all liens.

(b)	The mortgage loan for the Hampton Inn Property bears interest at a variable rate based on LIBOR with a minimum rate of 6.1 percent. The interest rate payable is the USD LIBOR one-month rate plus 5 percent. For the period ending June 30, 2018, the rates in effect for each period during which the Hampton Inn Property mortgage loan was outstanding were as follows:

April 2018	7.00 percent
May 2018	7.00 percent
June 2018	7.125 percent

(c)	The mortgage loan for the Hanover Square property bears interest at a fixed rate of 4.9% until January 2023, when the interest rate adjusts to a fixed rate which will be determined by adding 3.10 percentage points to the daily average yield on United States Treasury securities adjusted to a constant maturity of five years, as made available by the Federal Reserve Board, with a minimum of 4.9%. The fixed monthly payment includes principal and interest.

For the Franklin Square Property mortgage payable, interest expense was $169,595 and $171,429 for the three months ended June 30, 2018 and 2017, respectively and $337,326 and $171,429 for the six months ended June 30, 2018 and 2017. Interest accrued as of June 30, 2018 and December 31, 2017 was $55,910 and $57,744, respectively. Amortization of capitalized issuance costs was $4,638 and $3,092 for the three months ending June 30, 2018 and 2017, respectively and $9,276 and $3,092 for the six months ended June 30, 2018 and 2017, respectively. As of June 30, 2018 and December 31, 2017 accumulated amortization of capitalized issuance costs was $21,645 and $12,369, respectively.

For the Hampton Inn Property mortgage payable, interest expense was $188,666 and $0 for the three months ended June 30, 2018 and 2017, respectively and $366,510 and $0 for the six months ended June 30, 2018 and June 30, 2017. Interest accrued as of June 30, 2018 and December 31, 2017 was $62,938 and $59,331, respectively. Amortization of capitalized issuance costs was $34,890 and $0 for the three months ending June 30, 2018 and 2017, respectively and $69,780 and $0 for the six months ended June 30, 2018 and June 30, 2017, respectively. As of June 30, 2018 and December 31, 2017 accumulated amortization of capitalized issuance costs was $93,041 and $23,261, respectively.

For the Hanover Square Property mortgage payable, interest expense was $62,918 and $0 for both the three months and six months ended June 30, 2018 and 2017, respectively. Interest accrued as of June 30, 2018 and December 31, 2017 was $26,628 and $0 respectively. Amortization of capitalized issuance costs was $2,122 and $0 for the three months ending June 30, 2018 and 2017, respectively. As of June 30, 2018 and December 31, 2017 accumulated amortization of capitalized issuance costs was $2,122 and $0, respectively.

On November 3, 2017, the Company entered into an Interest Rate Protection Transaction to limit the Company’s exposure to increases in interest rates on the variable rate mortgage loan on the Hampton Inn Property. Under this agreement, the Company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. USD 1-Month LIBOR was 2.09213 percent and 1.56175 percent as of June 30, 2018 and December 31, 2017, respectively. In accordance with the guidance on derivatives and hedging, the Company records all derivatives on the balance sheet at fair value. The Company reports the changes in the fair value of the derivative in other income.

FS-26

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Notes payable, short term and related party notes payable, short term

As of June 30, 2018, the Company had no notes payable, short term or related party notes payable, short term outstanding.

As of December 31, 2017, the company had the following short-term note payable outstanding:

Loan payable to Virginia Commonwealth Bank (a) $1,500,000

Interest accrued for this loan as of December 31, 2017 was $9,971. On January 29, 2018, the Company repaid the short-term note payable, with interest. Interest paid on this loan totaled $37,456, including a loan fee due of $22,500, which was paid at the time of the principal repayment and which has been recorded as interest.

As of December 31, 2017, the company had the following related party short-term notes payable outstanding:

Loan payable to Medalist Fund I (b)	$252,000
Loan payable to Medalist Fund II (b)	150,000
Loan payable to Medalist Properties 8 (c)	125,538
Loan payable to K&R Automotive (b)	100,000
Loan payable to Medalist Fund I-B (b)	50,000
$677,538

(a)	Interest rate of 4.223 percent per annum
(b)	Interest rate of 5 percent for the term of the loan
(c)	Short term loan from seller of Hampton Inn Property which did not bear interest.

Each loan was issued on November 2, 2017 and the proceeds were used to fund the purchase of the Hampton Inn Property. Interest accrued for these loans as of December 31, 2017 was $18,400. All of these loans were repaid, with interest, on January 29, 2018, as follows:

	Principal	Interest
Loan payable to Medalist Fund I (a)	$252,000	$12,600
Loan payable to Medalist Fund II (a)	150,000	7,500
Loan payable to Medalist Properties 8 (b)	125,538	0
Loan payable to K&R Automotive (a)	100,000	5,000
Loan payable to Medalist Fund I-B (a)	50,000	2,500
	$677,538	$27,600

(a)	Interest rate of 5 percent for the term of the loan
(b)	Short term loan from seller of Hampton Inn Property which did not bear interest.

On a weighted average basis, the effective interest rate on the short-term loans payable was 8.0 percent per annum.

FS-27

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Debt Maturity

The Company’s scheduled principal repayments on indebtedness as of June 30, 2018 are as follows:

2018 (six months)	$95,056
2019	197,229
2020	10,807,114
2021	14,492,493
2022	228,393
2023	239,839
Thereafter	7,707,299
Total Maturities	$33,767,423
Less: Unamortized Issuance Costs	(496,587)
Outstanding Loans	$33,270,836

5.	Rentals under Operating Leases

Future minimum rentals (based on recognizing future rents on the straight-line basis) to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding Common Area Maintenance and other expense pass-throughs, as of June 30, 2018 are as follows:

2018 (six months)	$1,379,071
2019	2,601,367
2020	2,221,416
2021	2,052,156
2022	1,089,133
2023	442,687
Thereafter	787,528
Total minimum rents	$10,573,358

6.	Equity

The Company has authority to issue 1,000,000,000 shares consisting of 750,000,000 shares of common stock, $0.01 par value per share ("Common Shares"), and 250,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Shares"). Substantially all of the Company’s business is conducted through its Operating Partnership. The REIT is the sole general partner of the Operating Partnership and owned a 94.11% and 90.18% interest in the Operating Partnership as of June 30, 2018 and December 31, 2017, respectively. Limited partners in the Operating Partnership who have held their units for one year or longer have the right to redeem their common units for cash or, at the REIT’s option, common shares at a ratio of one common unit for one common share. Under the Agreement of Limited Partnership, distributions to unit holders are made at the discretion of the REIT. The REIT intends to make distributions in a manner that will result in limited partners of the Operating Partnership receiving distributions at the same rate per unit as dividends per share are paid to the REIT’s common shareholders.

In January 2018, the Company issued and sold 775,460 Common Shares and in February, 2018 the Company issued and sold 63,620 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuances totaled $7,684,167, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees. On June 6, 2018 the Company issued and sold 8,500 Common Shares at an offering price of $10.00 per share. Net proceeds from the issuances totaled $65,825, which includes the impact of discounts and offering costs, including the underwriters' selling commissions and legal, accounting and other professional fees. The Company also incurred $144,640 in other issuance costs during the six months ended June 30, 2018.

As of June 30, 2018 and December 31, 2017 there were 2,120,582 and 1,273,002, respectively, of common units of the Operating Partnership outstanding with the REIT owning 1,995,582 and 1,148,002, respectively, of these common units. As of June 30, 2018 and December 31, 2017, there were 1,995,582 and 1,148,002, respectively, of common shares of the REIT outstanding. As of June 30, 2018 and December 31, 2017, there were no outstanding operating partnership units that were eligible for conversion to the Company’s common stock.

Earnings per share

Basic earnings per share for the Company’s common shareholders is calculated by dividing income (loss) from continuing operations, excluding the net loss attributable to noncontrolling interests, by the Company’s weighted-average number of Common Stock outstanding during the period. Diluted earnings per share is computed by dividing the net income attributable to common shareholders, excluding the net loss attributable to noncontrolling interests, by the weighted average number of common shares including any dilutive shares. As of June 30, 2018 and December 31, 2017, none of the Operating Partnership’s common units outstanding to noncontrolling interests were eligible to be converted into shares of Common Stock.

FS-28

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

The Company's earnings per common share are determined as follows:

	Three months ended,		Six months ended,
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Basic and diluted shares outstanding
Weighted average common shares - basic	1,989,916	592,324	1,838,716	296,163
Effect of conversion of operating partnership units	-	-	-	-
Weighted average common shares - diluted	1,989,916	592,324	1,838,716	296,163

Calculation of earnings per share - basic and diluted
Net loss attributable to common shareholders	$(500,087)	$(259,232)	$(950,962)	$(275,382)
Weighted average common shares - basic and diluted	1,989,916	592,324	1,838,716	296,163
Earnings per share - basic and diluted	$(0.25)	$(0.44)	$(0.52)	$(0.93)

Dividends

The Company pays dividends quarterly. During the three months ended June 30, 2018, a dividend was declared on April 2, 2018 payable to common shareholders of record on April 5, 2018 and distributions were made to holders of Operating Partnership units, as follows:

Common shareholders (dividends)	$347,784
Operating Partnership unit holders (distributions)	21,875
Total dividends and distributions	$369,659

7.	Commitments and Contingencies

Insurance

The Company’s properties each carry comprehensive liability, fire, business interruption and rental loss insurance.

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws. The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic which represented 100 percent of the total annualized base revenues of the properties in its portfolio as of June 30, 2018. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center property depends on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Regulatory and Environmental

As the owner of the buildings on its properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at the Company’s properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

FS-29

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Litigation

The Company is not currently involved in any litigation or legal proceedings.

8.	Related Party Transactions

The Company is externally managed by the Manager, which makes all investment decisions for the Company. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions.

The Company pays the Manager a monthly asset management fee equal to 0.125% of stockholders’ equity, payable in arrears in cash. For purposes of calculating the asset management fee, the Company’s stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by the Company’s operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase its common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s consolidated financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Company’s Manager and its independent director(s) and approval by a majority of its independent directors.

The Manager also receives an acquisition fee of 2.0% of the purchase price plus transaction costs, for each property acquired or investment made on the Company’s behalf at the closing of the acquisition of such property or investment, in consideration for the Manager’s assistance in effectuating such acquisition.

The Manager will be entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, adjusted funds from operations (“AFFO”) will be determined by annualizing the applicable period following completion of this offering. AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. The Company further adjusts funds from operations (“FFO”) for certain items that are not added to net income in the National Association of Real Estate Investment Trusts’ (NAREIT) definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of the Company’s properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on real estate investments). No incentive fees were earned or paid during the three months or six months ended June 30, 2018.

FS-30

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

The Company also pays Shockoe Properties, LLC, a subsidiary of Dodson Properties, an entity in which one of the owners of the Manager holds a 6.32 percent interest, an annual property management fee of up to 3 percent of the monthly gross revenues of the Franklin Square Property and the Hanover Square Properties. These fees are paid in arrears on a monthly basis.

In 2017, the Company acquired the Franklin Square Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the selling entity owed the Company $35,443, which was repaid by Medalist Fund I, LLC, the seller of the Franklin Square Property, on May 30, 2018.

Also in 2017, the Company acquired the Hampton Inn Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the Company owed the selling entity $43,623, which was repaid to Medalist Properties 8, LLC, the seller of the Hampton Inn Property, on May 4, 2018.

On June 7, 2018, the Company received $37,468 from Medalist Fund I, LLC. This represented funds from a rollover of a member’s interest in Medalist Fund I, LLC to the Company’s Common Shares that was unpaid at the time of the closing of the issuance in January 2018.

The Company entered into short term loans from various entities affiliated with the Manager to provide funds for the purchase of the Hampton Inn Property. These loans were repaid in January 2018 and are described under “Other Loans Payable”, above.

In addition, the Manager advanced funds to the Company during 2016 and 2017 to fund syndication costs and other expenses. On January 30, 2018, the Company reimbursed the Manager for $196,483, representing partial repayment of the funds the Manager advanced on behalf of the Company for syndication, legal and other costs. On May 3, 2018 the Company reimbursed the Manager $39,543 for the remainder of the syndication, legal and other costs.

The tenants in common owners of the Hampton Inn Property have entered into lease with the Hampton Inn TRS for the Hampton Inn Property. Under the lease, the TRS, under a hotel management agreement with Marshall Properties, operates the property and pays rent to the tenants in common owners. Base rent and percentage rent are payable under the lease, as follows:

	Annual Rent	Percentage Rent
Years 1 – 3	$866,834	6% of Gross Revenue
Years 4 – 5	$946,834	10% of Gross Revenue

During the three months ending June 30, 2018 the TRS accrued $282,868 in rent payable to the tenants in common owners. During the six months ending June 30, 2018 the TRS accrued $544,336 in rent payable to the tenants in common owners. All material balances and transactions between the two entities have been eliminated in the consolidated financial statements.

	3 Months Ending June 30,		6 Months Ending June 30,
	2018	2017	2018	2017
Amounts paid to related parties:

Medalist Fund Manager, Inc. (the “Manager”)
Repayment of funds advanced	$39,543	-	$236,026	-
Asset management fees	95,486	19,395	162,660	19,395
Acquisition fees	252,451	421,808	252,451	421,808

Medalist Properties 8, LLC	43,623	-	43,623	-

Shockoe Properties, Inc.	25,742	8,020	39,201	8,020
Hampton Inn TRS rent paid to tenants in common owners	282,868	-	544,336	-

Related party notes payable, short term, repayments
Principal and interest repaid to Medalist Fund I (a)	-	-	264,600	-
Principal and interest repaid to Medalist Fund II (a)	-	-	157,500	-
Principal and interest repaid to K&R Automotive (a)	-	-	105,000	-
Principal and interest repaid to Medalist Fund I-B (a)	-	-	52,500	-
Principal and interest repaid to Medalist Properties 8 (a)	-	-	125,538	-

Amounts received from related parties:

From Medalist Fund Manager, Inc. (b)	-	-	18,606	-
Form Medalist Fund I, LLC	-	-	35,443	-

(a)	See “Other Loans Payable”
(b)	Repayment of overpaid asset management fees. These amounts were netted against asset management fees payable during the six months ended June 30, 2018.

FS-31

Medalist Diversified Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Amounts due to related parties:

	June 30, 2018	December 31, 2017
Loan payable to Medalist Fund I (a)	$-	$252,000
Loan payable to Medalist Fund II (a)	-	150,000
Loan payable to K&R Automotive (a)	-	100,000
Loan payable to Medalist Fund I-B (a)	-	50,000
Loan payable to Medalist Properties 8 (a)	-	125,538
Due to Medalist Fund Manager, Inc. (b)	-	275,560
Due to Medalist Fund Manager, Inc. (c)	-	239,940
Due to Medalist Properties 8 (d)	-	32,194

(a)	See “Other Loans Payable”
(b)	Unpaid acquisition fees
(c)	Funds advanced by the Manager for syndication, legal and other costs
(d)	Prorated revenues and expenses as of closing date due to seller of Hampton Inn Property

9.	Subsequent Events

As of August 28, 2018, the following events have occurred subsequent to the June 30, 2018 effective date of the consolidated financial statements:

Dividend Payments

On July 12, 2018, dividends were declared payable to common shareholders of record on July 12, 2018 and distributions were made to holders of Operating Partnership units, as follows:

Common shareholders (dividends)	$349,255
Operating Partnership unit holders (distributions)	21,875
Total dividends and distributions	$371,130

FS-32

MEDALIST DIVERSIFIED REIT, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2017 and 2016

FS-33

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Medalist Diversified REIT, Inc.

Richmond, Virginia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Medalist Diversified REIT, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2017.

Richmond, VA

April 30, 2018

FS-34

Medalist Diversified REIT, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
ASSETS
Investment properties, net	$34,229,888	$-
Cash	263,002	82
Rent and other receivables, net of allowance of $38,628 and $0, as of December 31, 2017 and 2016, respectively	122,017	-
Unbilled rent	51,784	-
Security deposits	54,119	-
Escrows and operating property reserves	406,401	-
Property capital reserves	2,571,325	-
Intangible assets, net	2,259,904	-
Interest rate cap, at fair value	83,436	-
Prepaid expenses	50,802	-
Total Assets	$40,092,678	$82

LIABILITIES
Accounts payable and accrued liabilities	$1,113,117	$295,670
Intangible liabilities, net	300,724	-
Notes payable, short term	1,500,000	-
Related party notes payable, short term	677,538	-
Mortgages payable, net	24,419,268	-
Total Liabilities	$28,010,647	$295,670

EQUITY
Preferred stock, $.01 par value, 250,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $.01 par value, 750,000,000 shares authorized, 1,148,002 and 2 shares issued and outstanding at December 31, 2017 and 2016, respectively	11,480	-
Additional paid-in capital	11,086,897	250
Offering costs	(912,060)	(107,755)
Accumulated deficit	(1,036,002)	(188,083)
Dividends	(362,220)	-
Total Shareholders' Equity	$8,788,095	$(295,588)
Noncontrolling interests - Hampton Inn Property	2,211,345	-
Noncontrolling interests - Operating Partnership	1,082,591	-
Total Equity	$12,082,031	$(295,588)
Total Liabilities and Equity	$40,092,678	$82

See notes to consolidated financial statements.

FS-35

Medalist Diversified REIT, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2017 and

December 31, 2016

	2017	2016

REVENUE
Franklin Square Property revenues	$1,091,915	$-
Franklin Square Property tenant reimbursements	233,240	-
Hampton Inn Property room revenues	396,088	-
Hampton Inn Property other revenues	3,414	-
Total Revenue	$1,724,657	$-

OPERATING EXPENSES
Franklin Square Property operating expenses	602,970	-
Hampton Inn Property operating expenses	356,427	-
Other operating expenses	307,241	-
Depreciation and amortization	743,146	-
Organization and other expenses	-	44,429
Total Operating Expenses	2,009,784	44,429
Operating Loss	(285,127)	(44,429)
Interest expense	766,857	1,818
Net Loss from Operations	(1,051,984)	(46,247)
Other income	83,436	-
Net Loss	(968,548)	(46,247)
Less: Net loss attributable to Hampton Inn Property noncontrolling interests	(50,095)	-
Less: Net loss attributable to Operating Partnership noncontrolling interests	(70,534)	-
Net Loss Attributable to Medalist Common Shareholders	$(847,919)	$(46,247)

Loss per share from operations (basic and diluted)	$(1.28)	$(23,124)

Weighted-average number of shares (basic and diluted)	661,363	2

Dividends declared per common share	$0.35	$-

See notes to consolidated financial statements.

FS-36

Medalist Diversified REIT, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2017 and

December 31, 2016

	Common Stock		Additional				Total	Noncontrolling Interests
	Shares	Par Value	Paid in Capital	Syndication Costs	Accumulated Deficit	Dividends	Shareholders' Equity	Hampton Inn Property	Operating Partnership	Total Equity
Balance December 31, 2015	2	$-	$250	$(25,000)	$(141,836)	$-	$(295,588)	$-	$-	$(166,586)

Syndication Costs	-	-	-	(82,755)	-	-	-	-	-	(82,755)
Net loss	-	-	-	-	(46,247)	-	-	-	-	(46,247)
Balance, December 31, 2016	2	0	250	(107,755)	(188,083)	-	(295,588)	-	-	(295,588)

Common stock issuances	1,148,000	11,480	11,086,647	-	-	-	11,098,127	-	-	11,098,127
Offering costs	-	-	-	(804,305)	-	-	(804,305)	-	-	(804,305)
Net loss	-	-	-		(847,919)	-	(847,919)	(50,095)	(70,534)	(968,548)
Dividends and distributions	-	-	-	-	-	(362,220)	(362,220)	(38,591)	(21,875)	(422,686)
Non-controlling interests	-	-	-	-	-	-	-	2,300,031	1,175,000	3,475,031

Balance, December 31, 2017	1,148,002	$11,480	$11,086,897	$(912,060)	$(1,036,002)	$(362,220)	$8,788,095	$2,211,345	$1,082,591	$12,082,031

See notes to consolidated financial statements.

FS-37

Medalist Diversified REIT, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2017 and

December 31, 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(968,548)	$(46,247)

Adjustments to reconcile consolidated net loss to net cash (used in) provided by operating activities
Depreciation	498,819	-
Amortization	244,327	-
Loan cost amortization	35,630	-
Increase in fair value - interest rate cap	(83,436)	-
Above (below) market lease amortization, net	97,037	-

Changes in assets and liabilities, net of acquisitions
Rent and other receivables, net	(122,017)	-
Unbilled rent	(51,784)	-
Prepaid expenses	(50,802)	-
Cash restricted for operating property security deposits	(54,119)	-
Cash restricted for escrows and operating property reserves	(406,401)	-
Accounts payable and accrued liabilities	817,447	128,958
Net cash (used in) provided by operating activities	(43,847)	82,711

CASH FLOWS FROM INVESTING ACTIVITIES

Investment property acquisitions	(24,308,692)	-
Capital expenditures	(208,006)	-
Decrease in property capital reserves	593,451	-
Net cash (used in) provided by investing activities	(23,923,247)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Dividends and distributions paid	(422,686)	-
Investment of noncontrolling interests	2,300,031	-
Issuance of notes payable and related party notes payable	2,177,538	-
Mortgages payable	10,181,309	-
Proceeds from sales of common stock, net	9,993,822	(82,755)
Net cash provided by (used in) financing activities	24,230,014	(82,755)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	262,920	(44)
CASH AND CASH EQUIVALENTS, beginning of year	82	126
CASH AND CASH EQUIVALENTS, end of year	$263,002	$82

Supplemental Disclosures and Non-Cash Activities:

Mortgages payable assumed related to Franklin Square Property acquisition	$14,275,000	$-
Noncontrolling interests resulting from issuance of operating partnership Units	$1,175,000	$-
Issuance of common stock related to Hampton Inn Property acquisition	$300,000	-
Interest paid	$585,179	$-
Income taxes paid	$-	$-

See notes to consolidated financial statements.

FS-38

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

1.	Organization and Basis of Presentation and Consolidation

Medalist Diversified Real Estate Investment Trust, Inc. (the “REIT”) is a Maryland corporation formed on September 28, 2015. The REIT intends to elect to be taxed as a real estate investment trust for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017. The REIT serves as the general partner of Medalist Diversified Holdings, LP (the “Operating Partnership”) which was formed as a Delaware limited partnership on September 29, 2015. As of December 31, 2017, the REIT, through the Operating Partnership, owned and operated two properties, the Shops at Franklin Square, a 134,299 square foot retail property located in Gastonia, North Carolina (the “Franklin Square Property”) and the Greensboro Airport Hampton Inn, a hotel with 127 rooms on 2.162 acres in Greensboro, North Carolina (the “Hampton Inn Property”). The Company owns 64 percent of the Hampton Inn Property as a tenant in common with a noncontrolling owner which owns the remaining 36 percent interest.

The use of the word “Company” refers to the REIT and its consolidated subsidiaries, except where the context otherwise requires. The Company includes the REIT, the Operating Partnership, wholly owned limited liability corporations which own or operate the properties, and the taxable REIT subsidiary which operates the Hampton Inn Property. As a REIT, certain tax laws limit the amount of “non-qualifying” income that Company can earn, including income derived directly from the operation of hotels. As a result, the Company leases its consolidated hotel property to a taxable REIT subsidiary (“TRS”) for federal income tax purposes. The TRS is subject to income tax and is not limited as to the amount of non-qualifying income it can generate, but it is limited in terms of its value as a percentage of the total value of the Company’s assets. The TRS enters into an agreement with a third party to manage the operations of the hotel. The Company prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. All material balances and transactions between the consolidated entities of the Company have been eliminated.

The Company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. The Company may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, the Company may make such investments in its Manager’s discretion.

FS-39

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

The Company is externally managed by Medalist Fund Manager, Inc., or the ‘‘Manager.’’ The Manager makes all investment decisions for the Company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions. The Company’s stockholders are not involved in its day-to-day affairs.

2.	Summary of Significant Accounting Policies

Investment Properties

As of January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805), which clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. As a result, the acquisitions that occurred in 2017 qualified as asset acquisitions and most of the Company’s future acquisitions of operating properties will qualify as asset acquisitions. Accordingly, third-party transaction costs associated with these acquisitions have been and will be capitalized, while internal acquisition costs will continue to be expensed.

Accounting Standards Codification (“ASC”) 805 mandates that “an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition.” ASC 805 results in an allocation of acquisition costs to both the tangible and intangible assets associated with income producing real estate. Tangible assets include land, buildings, site improvements, tenant improvements and furniture and fixtures, while intangible assets include the value of in-place leases, lease origination costs (leasing commissions and tenant improvements), legal and marketing costs and leasehold assets and liabilities (above or below market), among others.

The Company uses independent, third party consultants to assist management with its ASC 805 evaluations. The Company determines fair value based on accepted valuation methodologies including the cost, market, and income capitalization approaches. The purchase price is allocated to the tangible and intangible assets identified in the evaluation.

The Company records depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Amounts allocated to buildings are depreciated over the estimated remaining life of the acquired building or related improvements.

Acquisition and closing costs are capitalized as part of each tangible asset on a pro rata basis. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred.

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, but at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The Company measures any impairment of investment property when the estimated undiscounted cash flows plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of the carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. The Company did not record any impairment adjustments to its properties during the years ended December 31, 2017 and 2016.

FS-40

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Intangible Assets and Liabilities, net

The Company determines, through the ASC 805 evaluation, the above and below market lease intangibles upon acquiring a property. Intangible assets (or liabilities) such as above or below-market leases and in-place lease value are recorded at fair value and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The analysis is conducted on a lease-by-lease basis.

During 2017, the Company recorded the following intangible assets and liabilities as part of its purchase of the Franklin Square Property:

		Accumulated	Asset
	Fair Value	Amortization	Value, net
Intangible Assets
Leasing Commissions	$320,227	$(41,602)	$278,625
Legal and Marketing Costs	130,841	(18,674)	112,167
Above Market Leases	899,590	(127,734)	771,856
Net Leasehold Asset	1,281,309	(184,053)	1,097,256
Total Intangible Assets	$2,631,967	$(372,063)	$2,259,904

Intangible Liabilities
Below Market Leases	$(331,420)	$30,696	$(300,724)

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases. Adjustments to rental revenue related to the above and below market leases during the period ending December 31, 2017 were as follows:

Amortization of above market leases (reduction of rent revenues)	$127,734
Amortization of below market leases (increase to rent revenues)	$(30,696)

Amortization of lease origination costs, leases in place and legal and marketing costs represent a component of depreciation and amortization expense. As of December 31, 2017 and 2016, the Company’s intangible accumulated amortization for these items totaled $244,329 and $0, respectively.

FS-41

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Future amortization of lease origination costs, leases in place, legal and marketing costs and tenant relationships is as follows:

						2023-
	2018	2019	2020	2021	2022	2027	Total
Intangible Assets
Leasing Commissions	62,403	58,483	48,138	42,521	27,449	39,631	278,625
Legal and Marketing Costs	28,011	24,351	16,200	12,707	10,586	20,312	112,167
Above Market Leases	191,601	184,724	152,510	145,572	66,254	31,195	771,856
Net Leasehold Asset	276,074	247,500	185,122	160,916	98,070	129,574	1,097,256
	558,089	515,058	401,970	361,716	202,359	220,712	2,259,904
Intangible Liabilities
Below Market Leases	(46,045)	(46,045)	(40,558)	(37,321)	(36,381)	(94,374)	(300,724)

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be with the Company’s control. Currently, the Company does not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the Company recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the Company acquired its properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability.

The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The Company did not record any conditional asset retirement obligation liabilities during the years ended December 31, 2017 and 2016.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the Company to concentrations of credit risk include its cash and cash equivalents and its trade accounts receivable. The Company places its cash and cash equivalents on deposit with financial institutions in the United States, which are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. The Company's credit loss in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk. As of December 31, 2017, the Company did not hold cash accounts with balances greater than $250,000.

Escrow Deposits and Property Reserves

Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. The Company presents changes in escrow deposits as operating activities in the consolidated statement of cash flows. As of December 31, 2017, the Company reported $406,401 in escrow deposits. The Company presents changes in cash restricted for capital improvements as investing activities in the consolidated statement of cash flows. As of December 31, 2017, the Company reported $2,571,325 as a capital property reserve. These funds are being held in reserve for improvements to the Hampton Inn Property.

Security Deposits

Security deposits are restricted cash balances held by the Company to offset potential damages, unpaid rent or other unmet conditions of its tenant leases. The Company presents changes in security deposits as operating activities in the consolidated statement of cash flows. As of December 31, 2017, the Company reported $54,119 in security deposits.

Revenue Recognition

Franklin Square Property Revenues

The Company recognizes minimum rents on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the balance sheet. At December 31, 2017 and 2016, there were $51,784 and $0 in unbilled rent. The Company’s leases generally require the tenant to reimburse the Company for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). The Company includes these reimbursements, along with other revenue derived from late fees and seasonal events, under the Consolidated Statements of Operations caption "Franklin Square Property tenant reimbursements." This significantly reduces the Company’s exposure to increases in costs and operating expenses resulting from inflation or other outside factors. The Company accrues reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. The Company calculates the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings at the property. The Company also receives escrow payments for these reimbursements from substantially all its tenants throughout the year. The Company recognizes differences between estimated recoveries and the final billed amounts in the current year. These differences were not material for the year ended December 31, 2017, the first year the Company owned properties with CAM recoveries. The Company recognizes lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, the Company provides for losses related to unrecovered intangibles and other assets. During 2017, no such termination costs were recognized.

FS-42

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Hampton Inn Property Revenues

Hotel revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Tenant receivables and unbilled rent

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of December 31, 2017 and 2016, the Company’s allowance for uncollectible accounts totaled $38,628 and $0, respectively.

Other operating expenses

During the year ended December 31, 2017, the Company recorded other operating expenses of $307,241. Legal, accounting and other professional fees were $289,423 and the remainder consisted of general and administrative expenses.

Organization and other expenses

During the prior period (year ending December 31, 2016) the Company incurred organization and other expenses of $44,429, consisting of legal, accounting and other professional fees.

Income Taxes

The REIT intends to elect to be taxed as a real estate investment trust for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017 under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to shareholders and meet certain other asset and income tests, as well as other requirements.

In the first year of the REIT’s Hampton Inn TRS entity’s operations, 2017, the TRS generated a tax loss, and no accrual has been recorded for federal or state income taxes. If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for five years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied. Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the Company had no uncertain income tax positions.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the reported period. The Company’s actual results could differ from these estimates.

FS-43

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Assets Held For Sale

The Company records assets as held for sale when management has committed to a plan to sell the assets, actively seeks a buyer for the assets, and the consummation of the sale is considered probable and is expected within one year. The Company does not currently have plans to sell any of its properties.

Noncontrolling Interests

Noncontrolling interests is the portion of equity in the majority owned and consolidated Operating Partnership not attributable to the REIT. The ownership interests not held by the REIT are considered noncontrolling interests. Accordingly, noncontrolling interests have been reported in equity on the consolidated balance sheets but separate from the Company’s equity. On the consolidated statements of operations, the subsidiaries are reported at the consolidated amount, including both the amount attributable to the Company and noncontrolling interests. Consolidated statements of changes in equity include beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

There are two elements of noncontrolling interests in the capital structure of the Company. The first is the Hampton Inn Property in which the Company owns a 64% tenancy in common interest through its subsidiaries and an outside party owns a 36% tenancy in common interest. The second noncontrolling ownership interest are the units in the Operating Partnership that are not held by the REIT and represent 9.82 percent of the outstanding Operating Partnership units.

The noncontrolling interest of the Operating Partnership common unit holders is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s net assets (total assets less total liabilities). The noncontrolling interest percentage is calculated at any point in time by dividing the number of units not owned by the Company by the total number of units outstanding. The noncontrolling interest ownership percentage will change as additional units are issued or as units are exchanged for the Company’s $0.01 par value per share Common Stock.

The Hampton Inn’s net loss is allocated to the noncontrolling ownership interest based on its 36% ownership. In 2017, 36% of the Hampton Inn’s net loss of $139,152, or $50,095, was allocated to the noncontrolling partnership interest. The Operating Partnership’s net loss is allocated to the noncontrolling unit holders based on their ownership interest. In 2017, 9.82 percent of the Operating Partnership’s net loss of $718,314, or $70,534, was allocated to the noncontrolling unit holders.

In 2017, 125,000 Operating Partnership units were issued to members of the LLC which owned the Hampton Inn Property who elected to participate in a 721 exchange, which allows the exchange of interests in real property for shares in a real estate investment trust. In this transaction, members of the selling LLC exchanged their membership interests for units in the Operating Partnership. These members of the selling LLC invested $1,175,000 in the Operating Partnership in exchange for 125,000 Operating Partnership units. Also in 2017, the noncontrolling owner of the Hampton Inn Property provided $2.3 million as part of the acquisition of the Hampton Inn Property.

Reclassifications

Certain reclassifications have been made to prior period amounts to make their presentation comparable with the current period. These reclassifications had no impact on net income. During the first quarter of 2018, the Company identified that in previous consolidated financial statements and filings a transaction was reported in the wrong period. Specifically, a syndication cost for $10,875 that was originally reported in 2017 should have been recorded in 2016. The Company also identified a $6,000 cost that was erroneously recorded as a syndication cost in 2016. Both of these have been corrected in the consolidated financial statements for the period ending December 31, 2017 and 2016, respectively. The Company has evaluated the effect of the incorrect presentation in prior periods, both qualitatively and quantitatively, and concluded that it did not have a material impact on, nor require amendment of, any previously filed annual or quarterly consolidated financial statements.

FS-44

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers.  The objective of ASU No. 2014-09 is to establish a single, comprehensive, five-step model for entities to use in accounting for revenue arising from contracts with customers that will supersede most of the existing revenue recognition guidance, including industry-specific guidance.  The core principle of this standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU No. 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification (“ASC”).  The new guidance is effective for public companies for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017.  Entities have the option of using either a full retrospective or modified retrospective approach to adopt ASU No. 2014-09. The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which allow the company to adopt the standard effective on January 1, 2019.

Most significantly for the real estate industry, leasing transactions are not within the scope of the new standard.  A majority of the Company’s tenant-related revenue is recognized pursuant to lease agreements and will be governed by the leasing guidance discussed below.  The Company completed its assessment of ASU No. 2014-09 and has concluded that the guidance will not have a material impact on the method of revenue recognition.

Accounting for Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  The amendments in this update govern a number of areas including, but not limited to, accounting for leases, replacing the existing guidance in ASC No. 840, Leases.  Under this standard, among other changes in practice, a lessee’s rights and obligations under most leases, including existing and new arrangements, would be recognized as assets and liabilities, respectively, on the balance sheet.  Other significant provisions of this standard include (i) defining the “lease term” to include the non-cancelable period together with periods for which there is a significant economic incentive for the lessee to extend or not terminate the lease; (ii) defining the initial lease liability to be recorded on the balance sheet to contemplate only those variable lease payments that depend on an index or that are in substance “fixed,” (iii) a dual approach for determining whether lease expense is recognized on a straight-line or accelerated basis, depending on whether the lessee is expected to consume more than an insignificant portion of the leased asset’s economic benefits and (iv) a requirement to bifurcate certain lease and non-lease components.  The lease standard is effective for fiscal years beginning after December 15, 2018 (including interim periods within those fiscal years), with early adoption permitted.  The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which allow the company to adopt the standard effective on January 1, 2019. Management does not believe the adoption will have a material impact on the Company’s consolidated financial statements. Currently, the Company is not a lessee under any leases to which this new standard would apply.

Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, "Classification of Certain Cash Receipts and Cash Payments." This ASU amends guidance to either add or clarify the classification of certain cash receipts and payments in the statement of cash flows. Eight specific issues were identified for further clarification and include: debt prepayment or extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of company-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and the classification of cash flows that have aspects of more than one class of cash flows. The provisions of ASU No. 2016-15 are effective for us as of January 1, 2018 on a retrospective basis, and early adoption is permitted. The Company has adopted the standard using the modified retrospective approach. The Company has adopted this update, and the adoption did not have any impact to the consolidated financial statements.

Related Parties Under Common Control and Business Combinations

In October 2016, the FASB issued ASU No. 2016-17, "Interests Held through Related Parties That Are Under Common Control." This ASU amends the consolidation guidance on how a reporting entity that is a single decision maker of a Variable Interest Entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control when determining whether it is the primary beneficiary of that VIE. The provisions of ASU No. 2016-17 were effective for us as of January. The Company has adopted this update, and the adoption did not have any impact to the consolidated financial statements.

FS-45

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations." This ASU narrows the definition of a business and provides a framework for evaluating whether a transaction is an acquisition of a business or an asset. The amendment provides a screen to evaluate whether a transaction is a business and requires that when substantially all of the fair value of the acquired assets can be concentrated in a single asset or identifiable group of similar assets, then the assets acquired are not a business. If the screen is not met, then to be considered a business, the assets must have an input and a substantive process to create outputs. The provisions of ASU No. 2017-01 are effective for the Company as of January 1, 2018, and early adoption is permitted. The Company adopted the standard as of January 1, 2017; this adoption had a material impact on the Company’s consolidated financial statements.

3.	Investment Properties

Investment properties consist of the following:

	December 31,
	2017	2016
Land	$4,304,064	$-
Site improvements	1,589,647	-
Buildings and improvements	27,156,549	-
Furniture and fixtures	1,678,447	-
Investment properties at cost	34,728,707	-
Less accumulated depreciation	498,819	-
Investment properties, net	$34,229,888	$-

(a)	Includes tenant improvements (both those acquired at the acquisition and those constructed after the acquisition), capitalized leasing commissions and other capital costs incurred post-acquisition.

(b)	Excludes intangible assets and liabilities (see note, below) escrow deposits and property reserves.

The Company’s depreciation expense on investment properties was $498,819 and $0 for the years ended December 31, 2017 and 2016, respectively.

The Company generally records depreciation of capitalized tenant improvements and amortization of capitalized leasing commissions on a straight-line basis over the terms of the related leases. Details of these deferred costs, net of depreciation and amortization are as follows, all arising from the Franklin Square Property:

	Capitalized	2017
	Amount	Depreciation
Capitalized Tenant Improvements	$154,810	$18,720

	Capitalized	2017
	Amount	Amortization
Capitalized Leasing Commissions	$43,321	$1,033

A significant portion of the Company’s land, buildings and improvements serve as collateral for its mortgage loans payable portfolio. Accordingly, restrictions exist as to each property’s transferability, use and other common rights typically associated with property ownership.

Property Acquisitions

2017 Acquisitions

The Shops at Franklin Square

On April 28, 2017, the Company completed its acquisition of The Shops at Franklin Square, a 134,299 square foot retail property located in Gastonia, North Carolina, (the “Franklin Square Property”) through a wholly owned subsidiary. The purchase price for the Franklin Square Property was $20,500,000 paid through a combination of cash and assumed, secured debt. The Company’s total investment, including acquisition and closing costs, escrows and lease reserves was $22,054,071. The Franklin Square Property, built in 2006 and 2007, was 68 percent leased as of the acquisition date and is anchored by Ashley Furniture.

Greensboro Airport Hampton Inn

On November 3, 2017 the Company completed its acquisition of a 64 percent interest in the Greensboro Airport Hampton Inn (the “Hampton Inn Property”) through a wholly owned subsidiary. The total purchase price for the Hampton Inn Property was $15.1 million paid through a combination of cash provided by the Company, operating partnership units (“OP Units”), the incurrence of new mortgage debt and cash provided by the 36 percent non-controlling investor. The total investment, including acquisition, closing costs, escrow deposits and a reserve for property improvements required under the Hampton Inn Property’s franchise agreement, was $18,004,621. The hotel has 127 rooms and was built in 1996.

FS-46

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

The following summarizes the consideration paid and the fair values of assets acquired and liabilities assumed in conjunction with the acquisitions described above, along with a description of the methods used to determine fair value. Asset values presented include allocated acquisition and closing costs.

	2017 Acquisitions
	Franklin Square	Hampton Inn	Total
Fair value of assets acquired:
Investment property (a)	$18,761,322	$15,759,379	$34,520,701
Lease intangibles and other assets (b)	1,732,375	-	1,732,375
Escrows and property reserves created or acquired (c)	919,534	2,245,242	3,164,776
Above market leases (b)	899,589	-	899,589
Below market leases (b)	(331,420)	-	(331,420)
Capitalized loan fees (d)	72,671	-	72,671
Fair value of net assets acquired (e)	$22,054,071	$18,004,621	$40,058,692

Purchase Consideration:
Consideration paid with cash (f)	$7,779,071	$4,048,281	$11,827,352
Consideration paid with new mortgage debt (g)	-	10,181,309	10,181,309
Consideration paid with assumed mortgage debt (h)	14,275,000	-	14,275,000
Consideration paid with Company shares (i)	-	300,000	300,000
Consideration paid with Operating Partnership Units (j)	-	1,175,000	1,175,000
Consideration paid by noncontrolling interest (k)	-	2,300,031	2,300,031
Total consideration (l)	$22,054,071	$18,004,621	$40,058,692

a.	Represents the fair value of the investment property acquired which includes land, buildings, site improvements, tenant improvements and furniture and fixtures. The fair value was determined using the market approach, the cost approach, the income approach or a combination thereof. Closing and acquisition costs were allocated and added to the fair value of the tangible assets acquired.
b.	Represents the fair value of lease intangibles and other assets. Lease intangibles include leasing commissions, leases in place, above market leases, below market leases and legal and marketing costs associated with replacing existing leases.
c.	Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. These are generally created at closing. For the Franklin Square Property, existing reserves were purchased at closing from the Seller as part of the loan assumption (see (f) below).
d.	Represents cash paid for loan fees for the Franklin Square Property mortgage which are capitalized and amortized over the term of the loan.
e.	Represents the total fair value of assets and liabilities acquired at closing.
f.	Represents cash paid at closing and cash paid for acquisition (including intangible assets), escrows, loan fees and closing costs paid outside of closing or directly by the Company.
g.	Issuance of new mortgage debt of $10,600,000 to fund the purchase of the Hampton Inn Property, net of loan fees. See mortgages payable.
h.	Assumption of mortgage debt related to the purchase of the Franklin Square Property.
i.	Represents non-cash consideration paid by exchanging an ownership interest in the selling entity for 3,000 shares of the Company’s common stock as part of the Hampton Inn Property acquisition.
j.	Represents non-cash consideration paid by exchanging an ownership interest in the selling entity for 125,000 Operating Partnership units as part of the Hampton Inn Property acquisition.
k.	Represents investment of noncontrolling interest paid at closing for the Hampton Inn Property.
l.	Represents the consideration paid for the fair value of the assets and liabilities acquired.

4.	Mortgages Payable

The Company’s mortgages payable were $24,419,268 as of December 31, 2017 and consist of the following:

	Monthly	Interest		Balance – December 31,
Property	Payment	Rate	Maturity	2017	2016

Franklin Square	Interest only	4.7%	October 2021	$14,275,000	0

Capitalized issuance costs (net of accumulated amortization)				(60,302)
Net loan payable				14,214,698

Interest expense during 2017 was $512,482 and interest accrued as of December 31, 2017 was $57,744. Amortization of capitalized issuance costs during 2017 was $12,369 and accumulated amortization as of December 31, 2017 was $12,369.

Hampton Inn (a)	Interest only	Variable (b)	November 2020	10,600,000	0

Capitalized issuance costs (net of accumulated amortization)				(395,430)
Net loan payable				10,204,570

FS-47

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Interest expense during 2017 was $137,726 and interest accrued as of December 31, 2017 was $59,331. Amortization of capitalized issuance costs during 2017 was $23,261 and accumulated amortization as of December 31, 2017 was $23,261.

(a)	Certain of the Company’s obligation under the mortgage loan for the Hampton Inn Property to complete a property improvement plan (PIP) are guaranteed by individual members of the Manager and by an individual member of the noncontrolling owner. This guarantee is irrevocable and unconditional and requires the PIP work to be completed on schedule and free of all liens.

(b)	The mortgage loan for the Hampton Inn Property bears interest at a variable rate based on LIBOR with a minimum rate of 6.1 percent. The interest rate payable is the USD LIBOR one-month rate plus 5 percent. For the period ended December 31, 2017, the rates in effect for each period during which the Hampton Inn Property mortgage loan was outstanding were as follows:

November 2017	6.375 percent
December 2017	6.500 percent

On November 3, 2017, the Company entered into an Interest Rate Protection Transaction to limit the Company’s exposure to increases in interest rates on the variable rate mortgage loan on the Hampton Inn Property. Under this agreement, the Company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. As of December 31, 2017, USD 1-Month LIBOR was 1.56175 percent. In accordance with the guidance on derivatives and hedging, the Company records all derivatives on the balance sheet at fair value. The Company reports the changes in the fair value of the derivative in other income.

FS-48

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Notes payable, short term and related party notes payable, short term

As of December 31, 2017, the company had the following short-term note payable outstanding:

Loan payable to Virginia Commonwealth Bank (a)	$1,500,000

As of December 31, 2017, the company had the following related party short-term notes payable outstanding:

Loan payable to Medalist Fund I (b)	252,000
Loan payable to Medalist Fund II (b)	150,000
Loan payable to Medalist Properties 8 (c)	125,538
Loan payable to K&R Automotive (b)	100,000
Loan payable to Medalist Fund I-B (b)	50,000
$677,538

(a)	Interest rate of 4.223 percent per annum
(b)	Interest rate of 5 percent for the term of the loan
(c)	Short term loan from seller of Hampton Inn Property which did not bear interest.

On a weighted average basis, the effective interest rate on the short-term loans payable is 8.0 percent per annum.

Each loan was issued on November 3, 2017 and the proceeds were used to fund the purchase of the Hampton Inn Property. Interest accrued for these loans as of December 31, 2017 was $28,371. All of these loans were repaid, with interest, in January 2018.

Debt Maturity

The Company’s scheduled principal repayments on indebtedness as of December 31, 2017 are as follows:

2018	$2,177,538
2019	0
2020	10,600,000
2021	14,275,000
Total principal maturities (Gross)	$27,052,538
Less: Unamortized Issuance Costs	(455,732)
Outstanding Loans	$26,596,806

5.	Rentals under Operating Leases

Future minimum rentals (based on recognizing future rents on the straight-line basis) to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding Common Area Maintenance and other expense pass-throughs, as of December 31, 2017 are as follows:

2018	$1,716,337
2019	1,618,165
2020	1,308,378
2021	1,194,072
2022	786,578
Thereafter	1,428,995
Total minimum rents	$8,052,525

FS-49

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

6.	Equity

The Company has authority to issue 1,000,000,000 shares consisting of 750,000,000 shares of common stock, $0.01 par value per share ("Common Shares"), and 250,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Shares"). Substantially all of the Company’s business is conducted through its Operating Partnership. The REIT is the sole general partner of the Operating Partnership and owned a 90.18% interest in the Operating Partnership as of December 31, 2017. Limited partners in the Operating Partnership who have held their units for one year or longer have the right to redeem their common units for cash or, at the REIT’s option, common shares at a ratio of one common unit for one common share. Under the Agreement of Limited Partnership, distributions to unit holders are made at the discretion of the REIT. The REIT intends to make distributions in a manner that will result in limited partners of the Operating Partnership receiving distributions at the same rate per unit as dividends per share are paid to the REIT’s common shareholders. As of December 31, 2017 and 2016, there were 1,273,002 and 2, respectively, of common units outstanding with the REIT owning 1,148,002 and 2, respectively, of these common units. As of December 31, 2017 and 2016, there were 1,148,002 and 2, respectively, of common shares of the REIT outstanding. As of December 31, 2017, there were no outstanding operating partnership units that were eligible for conversion to the Company’s common stock.

Earnings per share

Basic earnings per share for the Company’s common shareholders is calculated by dividing income (loss) from continuing operations, excluding the net loss attributable to noncontrolling interests, by the Company’s weighted-average number of Common Stock outstanding during the period. Diluted earnings per share is computed by dividing the net income attributable to common shareholders, excluding the net loss attributable to noncontrolling interests, by the weighted average number of common shares including any dilutive shares. As of December 31, 2017 and 2016, none of the Operating Partnership’s common units outstanding to noncontrolling interests were eligible to be converted into shares of Common Stock.

The Company's earnings per common share are determined as follows:

	For the year ended December 31,
	2017	2016
Basic and diluted shares outstanding
Weighted average common shares - basic	661,363	2
Effect of conversion of operating partnership units	-	-
Weighted average common shares - diluted	661,363	2

Calculation of earnings per share - basic and diluted
Net loss attributable to common shareholders	(847,919)	(46,427)
Weighted average common shares - basic and diluted	661,363	2
Earnings per share - basic and diluted	(1.28)	(23,214)

Dividends

During 2017, dividends were paid to holders of common shares, distributions were made to holders of Operating Partnership units and noncontrolling interests, as follows:

Common shareholders (dividends)	$362,220
Hampton Inn noncontrolling interest (distributions)	38,591
Operating Partnership unit holders (distributions)	21,875
Total dividends and distributions	$422,686

7.	Commitments and Contingencies

Insurance

The Company’s properties each carry comprehensive liability, fire, business interruption and rental loss insurance.

FS-50

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws. The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic which represented 100 percent of the total annualized base revenues of the properties in its portfolio as of December 31, 2017. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center property depends on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Regulatory and Environmental

As the owner of the buildings on its properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at the Company’s properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

Litigation

The Company is not currently involved in any litigation or legal proceedings.

8.	Related Party Transactions

The Company is externally managed by the Manager, which makes all investment decisions for the Company. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions.

The Company pays the Manager a monthly asset management fee equal to 0.125% of stockholders’ equity, payable in arrears in cash. For purposes of calculating the asset management fee, the Company’s stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by the Company’s operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase its common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s consolidated financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Company’s Manager and its independent director(s) and approval by a majority of its independent directors.

The Manager also receives an acquisition fee of 2.0% of the purchase price plus transaction costs, for each property acquired or investment made on the Company’s behalf at the closing of the acquisition of such property or investment, in consideration for the Manager’s assistance in effectuating such acquisition.

FS-51

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

The Manager will be entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, adjusted funds from operations (“AFFO”) will be determined by annualizing the applicable period following completion of this offering. AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. The Company further adjusts funds from operations (“FFO”) for certain items that are not added to net income in the National Association of Real Estate Investment Trusts’ (NAREIT) definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of the Company’s properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on real estate investments). No incentive fees were earned or paid during 2017 since no investment properties have been owned for a 12 month period.

The Company also pays Shockoe Properties, LLC, an entity in which one of the owners of the Manager holds a 36 percent interest, an annual property management fee of up to 3 percent of the monthly gross revenue of the Franklin Square Property. This fee is paid in arrears on a monthly basis.

The Company acquired the Franklin Square Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the selling entity owes the Company $40,989.

The Company acquired the Hampton Inn Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the Company owes the selling entity $32,194.

The Company entered into short term loans from various entities affiliated with the Manager to provide funds for the purchase of the Hampton Inn Property. These loans are described under “Other Loans Payable”, above. In addition, the Manager advanced funds to the Company during 2016 and 2017 to fund syndication costs and other expenses.

The tenants in common owners of the Hampton Inn Property have entered into lease with the Hampton Inn TRS for the Hampton Inn Property. Under the lease, the TRS, under a hotel management agreement with Marshall Properties, operates the property and pays rent to the tenants in common owners. Base rent and percentage rent are payable under the lease, as follows:

	Annual Rent	Percentage Rent
Years 1 – 3	$866,834	6% of Gross Revenue
Years 4 – 5	$946,834	10% of Gross Revenue

During 2017, the TRS paid the tenants in common owners $163,627 in rent. All material balances and transactions between the two entities have been eliminated in the consolidated financial statements.

Amounts paid to related parties during 2017:

Medalist Fund Manager, Inc. (the “Manager”)
Acquisition fee	$785,560
Asset management fees	83,881
$869,441

Shockoe Properties, Inc.	$35,062
Hampton Inn TRS rent paid to tenants in common owners	$163,627

FS-52

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Amounts due to related parties as of December 31, 2017 and 2016:

	2017	2016
Loan payable to Medalist Fund I (a)	$252,000	$-
Loan payable to Medalist Fund II (a)	150,000	-
Loan payable to K&R Automotive (a)	100,000	-
Loan payable to Medalist Fund I-B (a)	50,000	-
Loan payable to Medalist Properties 8 (a)	125,538	-
Due to Medalist Fund Manager, Inc. (b)	275,560	-
Due to Medalist Fund Manager, Inc. (c)	239,940	130,963
Due to Medalist Properties 8 (d)	32,194	-

(a)	See “Other Loans Payable”
(b)	Unpaid acquisition fees
(c)	Funds advanced by the Manager for syndication, legal and other costs
(d)	Prorated revenues and expenses as of closing date due to seller

Amounts due from related parties as of December 31, 2017 and 2016:

	2017	2016
Due from Medalist Fund Manager, Inc.	$18,606	$0
Due from Medalist Fund I, LLC
(seller of Franklin Square Property)	$35,443	$0

9.	Subsequent Events

As of April 30, 2018, the following events have occurred subsequent to the December 31, 2017 effective date of the consolidated financial statements:

Issuances of Common Stock

The Company made the following issuances of common stock:

		Gross
Date	Shares	Amount
January 8, 2018	4,000	$40,000
January 23, 2018	771,460	$7,714,600
February 7, 2018	63,620	636,200

Repayment of Short Term Loans and Related Party Payables

The Company repaid the following short-term loans on January 31, 2018:

Loan payable to Virginia Commonwealth Bank	$1,500,000
Loan payable to Medalist Fund, I	252,000
Loan payable to Medalist Fund, II	150,000
Loan payable to Medalist Properties 8	125,238
Loan payable to K&R Automotive	100,000
Loan payable to Medalist Fund, I-B	50,000

FS-53

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

On January 30, 2018, the Company reimbursed the Manager for $196,483, representing partial repayment of the funds the Manager advanced on behalf of the Company for syndication, legal and other costs. After this payment, the Company owes the Manager $39,453 for syndication, legal and other costs incurred on its behalf during 2016 and 2017.

Acquisition Activity

On February 23, 2018, the Company entered into a contract to purchase Hanover North Shopping Center (the “Hanover North Property”) located in Mechanicsville, Virginia for $12,173,000, including an undeveloped outparcel. The Company satisfactorily concluded its due diligence in early April and plans to close on the acquisition on April 26, 2018. The Hanover North Property consists of approximately 73,440 square feet of improvements located on 8.77 acres. The Hanover North Property is approximately 92 percent leased.

FS-54

HANOVER SQUARE NORTH LLC

FINANCIAL STATEMENT

Year Ended December 31, 2017

FS-55

Report of Independent Auditor

Board of Directors

Medalist Diversified REIT, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of the Hanover Square North LLC property (the “Property”), as defined in Note 1 of the Statement, for the year ended December 31, 2017.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Property for the year ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Statement was prepared as described in Note 1, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

Richmond, Virginia

March 23, 2018

FS-56

HANOVER SQUARE NORTH LLC

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Year Ended December 31, 2017

2017 (in thousands)

Revenues:
Rental revenue	$1,025
Tenant recoveries	204

Total revenues	1,229

Certain operating expenses:
Real estate taxes and insurance	101
Operating and maintenance	92
Management fee	63

Total certain expenses	256

Revenues in excess of certain operating expenses	$973

FS-57

HANOVER SQUARE NORTH LLC

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Year Ended December 31, 2017

Notes to Statement of Revenues and Certain Operating Expenses

Note 1.	Basis of Presentation

The accompanying statement of revenues and certain operating expenses include the operations of Hanover Square North LLC (the “Property”).

The accompanying statement of revenues and certain operating expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the periods presented, as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, interest expense, interest income, and amortization of above-market and below-market leases. The Property is not aware of any material factors during the year ended December 31, 2017 that would cause the reported financial information not to be indicative of future operating results.

Note 2.	Nature of Business and Summary of Significant Accounting Policies

Basis of accounting:

The accompanying financial statement has been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Revenue recognition:

The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. Tenant recoveries and reimbursable expenses are recognized and presented gross, as the Property is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk.

Income taxes:

As a limited liability company, the Property’s taxable income or loss is allocated to its members. Therefore, no provision or liability for income taxes has been included in the financial statement.

Use of estimates in the preparation of financial statement:

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain operating expenses during the reporting period to present the statement of revenues and certain operating expenses in conformity with GAAP. Actual results could differ from those estimates.

Note 3.	Minimum Future Lease Rentals

There are various lease agreements in place with tenants to lease space in the Property. As of December 31, 2017, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows (in thousands):

FS-58

HANOVER SQUARE NORTH LLC

STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Year Ended December 31, 2017

2018	$1,045
2019	985
2020	920
2021	869
2022	301
Thereafter	-

$4,120

Note 4.	Tenant Concentrations

For the year ended December 31, 2017, three tenants combine to represent approximately 62% of the Property’s rental revenues.

Note 5.	Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the ultimate settlement of these actions will not have a material adverse effect on the Property’s results of operations.

Note 6.	Subsequent Events

The Property evaluated subsequent events through March 23, 2018, the date the financial statement was available to be issued and other than disclosed in Note 3, there are no items for disclosure in the accompanying financial statement.

FS-59

MEDALIST FUND 1-A, LLC

(FRANKLIN SQUARE)

FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

FS-60

REPORT OF INDEPENDENT ACCOUNTANTS

To the Members

Medalist Fund 1-A, LLC

Richmond, Virginia

Report on the Statements of Revenues and Certain Expenses

We have audited the accompanying Statements of Revenues and Certain Expenses of Medalist Fund 1-A, LLC (the “Property”) for the years ended December 31, 2016 and 2015 and the related notes.

Management’s Responsibility for the Statements of Revenues and Certain Expenses

Management is responsible for the preparation and fair presentation of these Statements of Revenues and Certain Expenses in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements of Revenues and Certain Expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statements of Revenues and Certain Expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements of Revenues and Certain Expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements of Revenues and Certain Expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements of Revenues and Certain Expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements of Revenues and Certain Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements of Revenues and Certain Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

FS-61

Opinion

In our opinion, the Statements of Revenues and Certain Expenses referred to above present fairly in all material respects, the revenues and certain expenses of Medalist Fund 1-A, LLC as described in Note 1 for the years ended December 31, 2016 and 2015, in accordance with accounting principles generally accepted in the United States.

Emphasis of Matter

We draw attention to Note 1 of the Statements of Revenues and Certain Expenses, which describes that the accompanying Statements of Revenues and Certain Expenses were prepared for the purpose of complying with Article 8 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and are not intended to be a complete presentation of Medalist Fund 1-A, LLC’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Keiter

July 24, 2017

Glen Allen, Virginia

FS-62

medalist fund 1-a, llc

(FRANKLIN SQUare)

statements of revenues and certain expenses

Years Ended December 31, 2016 and 2015

	2016	2015

Revenues:
Rental revenues	$1,646,666	$1,726,551
Tenant recoveries	382,018	396,988

Total revenues	2,028,684	2,123,539

Certain expenses:
Operating expenses	294,769	287,394
Taxes and insurance	223,844	217,585

Total certain expenses	518,613	504,979

Revenues in excess of expenses	$1,510,071	$1,618,560

See Accompanying Notes.

FS-63

medalist fund 1-a, llc

(FRANKLIN SQUare)

Notes to statements of revenues and certain expenses

Years Ended December 31, 2016 and 2015

Note 1.	Basis of Presentation

The accompanying statements of revenues and certain expenses include the operations of Medalist Fund 1-A, LLC (the ”Property”), a retail shopping center in North Carolina.

The accompanying statements of revenues and certain expenses relate to the Property and have been prepared for the purpose of complying with Article 8 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, asset management fees, and interest expense.

Note 2.	Nature of Business and Summary of Significant Accounting Policies

Basis of accounting:

The accompanying statements of revenues and certain expenses have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Revenue recognition:

The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Accounts are charged to bad debt expense as they are deemed uncollectible based upon a periodic review of the accounts. At December 31, 2016 and 2015, no allowance for uncollectible accounts was considered necessary.

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Property is generally the primary obligor with respect to purchasing goods and services from third-party suppliers and bears the associated credit risk.

Advertising costs:

The Property expenses all advertising costs as incurred. There was $374 in advertising expense for the year ended 2016 and $1,891 for the year ended 2015.

Income taxes:

As a limited liability company, The Property’s taxable income or loss is allocated to its members. Therefore, no provision or liability for income taxes has been included in the statements of revenues and certain expenses.

FS-64

medalist fund 1-a, llc

(FRANKLIN SQUare)

Notes to statements of revenues and certain expenses

Years Ended December 31, 2016 and 2015

Note 2.	Nature of Business and Summary of Significant Accounting Policies, Continued

Use of estimates in the preparation of statements of revenues and certain expenses:

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to present the statements of revenues and certain expenses in conformity with GAAP. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements:

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. This new standard will replace all current U.S. GAAP guidance related to revenue recognition and eliminate all industry- specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning in 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Management is evaluating how the adoption of this new accounting will affect its future financial reporting.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 is intended to improve financial reporting about leasing transactions. The ASU will require organizations that lease assets referred to as "Lessees" to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. An organization is to provide disclosures designed to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements concerning additional information about the amounts recorded in the financial statements. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on this classification as a capital or operating lease. However, unlike current GAAP which requires only capital leases to be recognized on the balance sheet the new ASU will require both types of leases (i.e. operating and capital) to be recognized on the balance sheet. The FASB lessee accounting model will continue to account for both types of leases. The capital lease will be accounted for in substantially the same manner as capital leases are accounted for under existing GAAP. The operating lease will be accounted for in a manner similar to operating leases under existing GAAP, except that lessees will recognize a lease liability and a lease asset for all of those leases. The new accounting standard for lessors remains largely the same as now applied with some changes to align the lessor accounting model to the new lessee accounting model and to align it with the revenue recognition guidance. The leasing standard will be effective for calendar year-end companies beginning after December 15, 2018. Early adoption is permitted for all companies and organizations. The Property is currently evaluating the impact of ASU 2016-02 on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Property or are not expected to have a significant impact on the Property's financial position, results of operations and cash flows.

FS-65

medalist fund 1-a, llc

(FRANKLIN SQUare)

Notes to statements of revenues and certain expenses, Continued

Years Ended December 31, 2016 and 2015

Note 3.	Minimum Future Lease Rentals

There are various lease agreements in place with tenants to lease space in the Property. As of December 31, 2016, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

Franklin Square

2017	$1,550,940
2018	1,543,256
2019	1,440,611
2020	1,232,105
2021	1,138,323
Thereafter	2,118,771

$9,024,006

Leases generally require reimbursement of the tenant’s proportional share of real estate taxes and other operating expenses, which are excluded from the amounts above.

Note 4.	Tenant Concentrations

For the years ended December 31, 2016 and 2015, two tenants represented 45% and 50% of the Property’s rental revenues, respectively.

Note 5.	Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management has asserted that there are no material claims or suits pending against the Property.

Note 6.	Related Party

An affiliate of the Property provides property management services to the Property. Total fees incurred were $61,469 for 2016 and $62,452 for 2015. The expense is included in operating expenses on the accompanying Statements of Revenues and Certain Expenses.

Note 7.	Subsequent Events

Subsequent to year end, on April 28, 2017, the property was sold to Medalist Diversified REIT, and the existing debt on the Property was assumed by the buyer.

In addition, one tenant declared bankruptcy and discontinued payments under the terms of the lease in April 2017. The effect of the lease termination has been reflected in the future lease rentals disclosed in Note 3.

The Property evaluated subsequent events through July 24, 2017, the date the statements of revenues and certain expenses were available to be issued and has determined that other than as noted above, there are no items for disclosure in the accompanying statements of revenues and certain expenses.

FS-66

MEDALIST PROPERTIES 8, LLC

(GREENSBORO)

FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT AUDITOR

Nine Months Ended September 30, 2017 (unaudited) and

Years Ended December 31, 2016 and 2015

FS-67

Report of Independent Auditor

Board of Directors

Medalist Diversified REIT, Inc.

We have audited the accompanying financial statements of Medalist Properties 8, LLC (Greensboro) (the “Property”), which comprise the statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2016 and 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Property and its cash flows for the years ended December 31, 2016 and 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements were prepared as described in Note 1, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. Our opinion is not modified with respective to this matter.

/s/ Cherry Bekaert

Richmond, Virginia

May 4, 2018

FS-68

MEDALIST PROPERTIES 8, LLC

(GREENSBORO)

STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2017 (unaudited) and Years Ended December 31, 2016 and 2015

	Nine Months Ended September 30, 2017 (unaudited)	2016	2015

Revenue:
Room	$2,763,474	$3,680,473	$3,644,775
Other income	56,587	65,820	72,377

Total revenue	2,820,061	3,746,293	3,717,152

Operating Expenses:
Room	756,466	993,859	1,025,747
General and administrative	269,117	336,976	288,206
Advertising and marketing	250,209	306,534	284,780
Utilities	84,569	107,790	111,014
Repairs and maintenance	158,254	212,378	310,632
Franchise fees	138,219	184,244	183,649
Management fees	84,602	112,392	111,513
Insurance	32,920	45,131	45,371
Property taxes	59,375	76,186	77,462
Telephone	7,542	13,988	10,336
Asset management fee	56,401	74,928	74,346
Other expense	32,294	25,988	14,245
Depreciation and amortization	257,179	339,532	330,132

Total operating expenses	2,187,147	2,829,926	2,867,433

Operating income	632,914	916,367	849,719

Interest expense	559,633	760,975	769,438

Net income	$73,281	$155,392	$80,281

See Accompanying Notes to the Statements of Operations, Changes in Members’ Equity, and Cash Flows.

FS-69

MEDALIST PROPERTIES 8, LLC

(GREENSBORO)

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Nine Months Ended September 30, 2017 (unaudited) and Years Ended December 31, 2016 and 2015

Balance as of January 1, 2015	$(372,708)

Distributions	(337,331)

Net income	80,281

Balance as of December 31, 2015	(629,758)

Distributions	(274,863)

Net income	155,392

Balance as of December 31, 2016	(749,229)

Distributions (unaudited)	(49,975)

Net income (unaudited)	73,281

Balance as of September 30, 2017 (unaudited)	$(725,923)

See Accompanying Notes to the Statements of Operations, Changes in Members’ Equity, and Cash Flows.

FS-70

MEDALIST PROPERTIES 8, LLC

(GREENSBORO)

STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2017 (unaudited) and Years Ended December 31, 2016 and 2015

	Nine Months Ended September 30, 2017 (unaudited)	2016	2015

Cash flows from operating activities:
Net income	$73,281	$155,392	$80,281
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	257,179	339,532	330,132
Amortization of deferred financing costs	11,627	15,502	15,502
Changes in operating assets and liabilities:
Accounts receivable	(15,215)	(2,015)	10,550
Prepaid expenses	6,877	1,323	291
Escrow accounts	(113,182)	(32,167)	(20,809)
Accounts payable	18,707	37,423	65,205
Accrued expenses	26,281	3,993	2,671
Other current liabilities	118,573	(84)	(5,655)

Net cash provided by operating activities	384,128	518,899	478,168

Cash flows from investing activities:
Acquisition of property and equipment	(29,611)	(88,176)	(61,016)

Net cash used in investing activities	(29,611)	(88,176)	(61,016)

Cash flows from financing activities:
Payments on mortgage payable	(160,717)	(197,896)	(186,760)
Distributions to members	(49,975)	(274,863)	(337,331)

Net cash used in financing activities	(210,692)	(472,759)	(524,091)

Net change in cash	143,825	(42,036)	(106,939)

Cash, beginning of year	76,940	118,976	225,915

Cash, end of year	$220,765	$76,940	$118,976

Supplemental disclosures of cash flow information:
Cash paid for interest	$543,543	$741,116	$752,252

See Accompanying Notes to the Statements of Operations, Changes in Members’ Equity, and Cash Flows.

FS-71

MEDALIST PROPERTIES 8, LLC

(GREENSBORO)

NOTES TO STATEMENTS OF OPERATIONS, CHANGES IN MEMBERS’ EQUITY, AND CASH FLOWS

Nine Months Ended September 30, 2017 (unaudited) and Years Ended December 31, 2016 and 2015

Note 1.	Basis of Presentation

The accompanying statements of operations, changes in members’ equity, and cash flows (combined, the “Financial Statements”) include the operations of Medalist Properties 8, LLC (“The Property”), a hotel in North Carolina.

The accompanying Financial Statements relate to the Property and have been prepared for the purpose of complying with Rule 8-04 of Regulation S-X promulgated under the Securities Act of 1933, as amended.

Under Rule 8-04 and paragraph (2) of the Securities and Exchange Commission's ("SEC") Financial Reporting Manual, a separate balance sheet of the acquiree is not required if the registrant's audited annual balance sheet is for the date after the acquisition was consummated. Accordingly, the balance sheet of the Property is not included in the attached Financial Statements, as the balance sheet as of December 31, 2017 of the registrant, Medalist Diversified REIT, Inc., was audited and issued on April 30, 2018.

The accompanying interim statements of operations, changes in members’ equity, and cash flows for the nine months ended September 30, 2017 are unaudited. In the opinion of management, all adjustments, consisting only of normal and recurring adjustments considered necessary for fair statements, have been included. The reported results are not necessarily indicative of the results that may be expected for the full year.

Note 2.	Nature of Business and Summary of Significant Accounting Policies

Basis of accounting:

The accompanying Financial Statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Deferred financing costs:

Deferred financing costs consist of amounts paid in connections with the origination of the Property’s mortgage note payable. Such costs are amortized on a straight-line basis, which approximates to the effective interest method, over the term of the related debt. In accordance with Accounting Standards Update (“ASU”) 2015-03, the amortization of deferred financing costs are recorded as interest expense.

FS-72

MEDALIST PROPERTIES 8, LLC

(GREENSBORO)

NOTES TO STATEMENTS OF OPERATIONS, CHANGES IN MEMBERS’ EQUITY, AND CASH FLOWS

Nine Months Ended September 30, 2017 (unaudited) and Years Ended December 31, 2016 and 2015

New accounting pronouncements:

In April 2015, the FASB issued ASU 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”, which requires amortization of debt issuance costs to be presented as interest expense on the statement of operations. This provision of ASU 2015-03 is effective for non-public companies for fiscal years beginning after December 15, 2015. This provision has been applied to the Property's statements of operations and accordingly, amortization of debt issuance costs is included in interest expense for nine months ended September 30, 2017 and years ended December 31, 2016 and 2015, respectively.

Revenue recognition:

Rooms are generally rented to customers on a day-to-day basis. Revenue is recognized at the end of each day.

Other income is revenue derived from vending and other miscellaneous sources.

Advertising costs:

The Property expenses all advertising costs as incurred. Advertising expense was $250,209 for the nine months ended September 30, 2017 (unaudited) and $306,534 and $284,780 for 2016 and 2015, respectively.

Depreciation and amortization expense:

Depreciation of property and equipment has been computed using the straight-line method over useful lives ranging from 5 to 39 years. Amortization of intangible assets has been computed using the straight-line method over a useful life of 15 years.

Interest expense

Interest on the mortgage note payable is recorded when incurred. The mortgage note payable incurs interest at an annual rate of 6.8025%. The mortgage note payable was $10,448,200, $10,608,917 and $10,806,813 as of September 30, 2017 (unaudited), December 31, 2016 and 2015, respectively.

Income taxes:

As a limited liability company, the Property’s taxable income or loss is allocated to its members. Therefore, no provision or liability for income taxes has been included in the Financial Statements.

Use of estimates in the preparation of statements of operations, changes in members’ equity, and cash flows:

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to present the Financial Statements in conformity with GAAP. Actual results could differ from those estimates.

Concentrations:

All of the Property's revenue is derived from the Hampton Inn Greensboro-Airport hotel's operations.

FS-73

MEDALIST PROPERTIES 8, LLC

(GREENSBORO)

NOTES TO STATEMENTS OF OPERATIONS, CHANGES IN MEMBERS’ EQUITY, AND CASH FLOWS

Nine Months Ended September 30, 2017 (unaudited) and Years Ended December 31, 2016 and 2015

Note 3.	Agreement with Franchisor

The Property had a franchise agreement with Hilton Franchise Hotel LLC that was set to expire on November 28, 2017. The Property is required to pay the franchisor a monthly royalty fee equal to 5% of the Property’s gross room revenues, as defined by the agreement, and amounted to $138,219 for the nine months ended September 30, 2017 (unaudited), $184,244 for 2016 and $183,649 for 2015. The Property is also required to pay a program fee equal to 4% of the Property’s gross room revenues, as defined by the agreement, and amounted to $110,539 for the nine months ended September 30, 2017 (unaudited), $147,395 for 2016 and $147,452 for 2015, which are allocated among room and advertising and marketing operating expenses on the statement of operations. Other fees paid to the franchisor, such as frequent guest fees, commissions, guest relations and other costs amounted to $178,924 for the nine months ended September 30, 2017, $238,704 for 2016 and $234,416 for 2015, which are allocated among room, general and administrative, franchise fees, and advertising and marketing operating expenses and interest expense on the statement of operations. The franchise agreement was terminated at the time the Property was sold (see Note 6) and a new agreement was entered between the buyer and the Franchisor.

Note 4.	Management Fees

The Property has entered into a management agreement with a third party. The agreement provides for a management fee of 3% of gross revenues as defined by the agreement. Management fees amounted to $84,602 for the nine months ended September 30, 2017 (unaudited), $112,392 for 2016 and $111,513 for 2015.

The Property also pays the management company for accounting services which amounted to $11,754 for the nine months ended September 30, 2017 (unaudited), $15,254 for 2016 and $14,809 for 2015, which are included in room operating expenses on the statement of operations.

The Property pays an asset management fee to a related party, calculated as 2% of gross billings of the Property. Asset management fees totaled $56,401 for the nine months ended September 30, 2017 (unaudited), $74,928 in 2016 and $74,346 in 2015.

Note 5.	Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management has asserted that there are no material claims or suits pending against the Property.

Note 6.	Subsequent Events

In November 2017, the Property was sold to a related party for a purchase price of $15,100,000.

The Property evaluated subsequent events through May 4, 2018, the date the Financial Statements were available to be issued and has determined that there are no other subsequent items for disclosure in the accompanying Financial Statements.

FS-74

APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables, or Tables, provide information relating to the real estate investment programs previously sponsored by Medalist Diversified REIT, Inc. and its affiliates, or Prior Programs, which had investment objectives similar to ours. Generally, we consider Prior Programs that were “blind pool” offerings to have investment objectives similar to ours. Medalist Diversified REIT, Inc. and its affiliates have sponsored only two Prior Programs that are “blind pool” offerings and that were in operation as of December 31, 2017. Medalist Fund II, LLC began offering its LLC interests in May 2015. Please see “Risk Factors - Risks Related to Our Business and Investments” for additional information regarding “blind pool” offerings and certain risks related to investments therein.

This information should be read together with the summary information included in the “MANAGEMENT - Prior Performance of our Manager” section of this prospectus, which includes a description of the Prior Program included in the Tables below. These Tables provide information on the performance of private programs only.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the Prior Programs referred to in the Tables. In addition, you may not experience any return on your investment. Please see “Risk Factors—Risks Related to the Real Estate Industry and Investments in Real Estate.” If you purchase our shares, you will not acquire any ownership in any of the Prior Programs to which the Tables relate.

The following tables are included herein:

TABLE I	Experience in Raising and Investing Funds
TABLE II	Compensation to Sponsor
TABLE III	Operating Results of Prior Programs
TABLE V	Sales or Disposals of Properties

Table IV—Results of Completed Programs has been omitted since none of the Prior Programs had completed its operations and sold all of its properties during the five years ended December 31, 2017.

A-1

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I provides a summary of the experience of Medalist Diversified REIT, Inc. and its affiliates as a sponsor in raising and investing funds in Medalist Fund I, LLC and Medalist Fund II, LLC which are the only programs sponsored by the registrant or an affiliate that have closed offerings within the most recent three-year period, ended December 31, 2017.

Information is provided as to the timing and length of the offering and information pertaining to the time period over which the proceeds have been invested. Amounts are in thousands, unless otherwise noted.

Fund Name:	Medalist Fund I, LLC	Medalist Fund II, LLC
Dollar amount offered	$20,000	$40,000
Dollar amount raised	$11,399	5,301
Less offering expenses:
Selling commissions and discounts retained by affiliates	$288	214
Organizational expenses	$8	57
Selling commissions paid to non-affiliates	$263	167
Reserves	$0
Percent available for investment	n/a	n/a
Acquisition costs:
Prepaid items and fees related to purchase of property	$-
Cash down payment	$7,974	3,791
Acquisition fees	$840	241
Additional working capital advances	$985	387
Total acquisition cost	$9,799	4,420
Percent leverage (mortgage financing divided by total acquisition cost)	77%	67%
Date offering began	September 17, 2012	April 21, 2015
Length of offering (in months)	28	18
Months to invest 90% of amount available for investment (measured from beginning of offering)	27	10

A-2

TABLE II

COMPENSATION TO SPONSOR

Table II summarizes the aggregate amount and type of compensation paid to our Manager and its affiliates during the most recent three-year period ended December 31, 2017, in connection with all programs sponsored by the registrant and its affiliates from which compensation has been paid during such three-year period.

The information set forth below includes amounts related to all offerings of such programs, including Medalist Fund I, LLC and Medalist Fund II, LLC, and are the only programs sponsored by the registrant and its affiliates with investment objectives similar to those of the registrant. Amounts in thousands, unless otherwise noted.

	Medalist Fund I, LLC		Medalist Fund II, LLC
Date offering commenced		9/17/2012		4/21/2015
Dollar amount raised (1)		$11,399		$5,301
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$		$
Acquisition fees:
Real estate commissions		$-		$-
Advisory fees		$1,076		$455
Dollar amount of cash generated from operations before deducting payments to sponsor (2)		$964		$(3,959)
Amount paid to sponsor from operations:
Property management fees		$-		$-
Development, acquisition, and disposition fees		$75		$-
Partnership and asset management fees		$267		$134
Reimbursements		$-		$-
Leasing commissions		$-		$-
Dollar amount of cash generated from property sales and refinancing before deducting payments to sponsor:
Cash		$8,466	$
Notes		$-		$-
Amount paid to sponsor from property Sales and refinancing:
Real estate commissions	$		$
Incentive fees or distributions

(1)	"Dollar amount raised" represents total amount of equity raised over the life of the program.
(2)	Cash flows used in operating activities include cash used in the purchase of investments

A-3

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

Table III summarizes the operating results of the prior programs of the registrant and its affiliates that have had offerings close during the most recent five-year period ended December 31, 2017. Medalist Fund I, LLC and Medalist Fund II, LLC are the only such programs. Both programs are considered investment companies under Accounting Standards Codification Topic 946, therefore investments in real estate are reported at fair value and changes in the values are recognized through earnings. All purchases and proceeds from investments are considered operating activities.

For this program, this table reflects the income or loss of the program (based on U.S. generally accepted accounting principles (“GAAP”)); the cash generated from operations, sales and refinancings; and information regarding cash distributions. All figures are as of December 31, of the year indicated, except as otherwise noted. Amounts are in dollars, unless otherwise noted.

Medalist Fund I, LLC

	2017	2016	2015	2014	2013
Gross Revenues	748,984	949,788	933,672	628,969	3,832
Change in unrealized gain (loss) on investments (1)(2)	(2,553,909)	1,244,665	1,911,482	895,290
Profit on sale of properties (2)	2,442,919		-	-
Less: Operating expenses	96,227	154,634	198,346	95,609	22,688
Less: Interest expense	-	-	-	22,963	-
Less: Depreciation	-	-	-	-	-
Net Income - GAAP Basis	541,767	2,039,819	2,646,808	1,405,687	(18,856)
Taxable Income (4):
From operations (5)	1,318,150	(401,553)	(1,371,575)	(2,220,735)	(175,136)
From gain on sale	5,053,692	-	-	-	-
Cash generated from (used in) operations (3)	9,055,269	480,416	(3,770)	(4,171,725)	(4,396,143)
Cash generated from sales (3)	8,466,080	-	-	-	-
Cash generated from refinancing	-	-	-	-	-
Cash generated from (used in) operations, sales, and refinancing	9,055,269	480,416	(3,770)	(4,171,725)	(4,396,143)
Less: Cash distributions to investors	9,156,082	914,000	995,973	613,896	-
From operating cash flow	690,002	914,000	995,973	613,896	-
From sales and refinancing	8,466,080	-	-	-	-
Cash generated (deficiency) after cash distributions	(100,813)	(433,584)	(999,743)	(4,785,621)	(4,396,143)
Tax and Distribution Data per $1000 invested
Federal Income Tax Results (4):
Ordinary income (loss)	1,318,150	(401,553)	(1,371,575)	(2,220,735)	(175,136)
from operations (5)	(1,023,537)	(401,553)	(1,371,575)	(2,220,735)	(175,136)
from recapture	2,341,687	-	-	-	-
Capital gain (loss) (6)	5,053,692	-	-	-	-
Cash distributions to Investors Source (on GAAP basis)
Investment income	535,590	914,000	995,973	613,896	-
Return of capital	8,620,492	-	-	-	-
Source (on cash basis)
Sales	8,466,080	-	-	-	-
Refinancing	-	-	-	-	-
Operations	690,002	914,000	995,973	613,896	-
Other	-	-	-	-	-
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	37.39%

(1)	Amounts are included in net income in accordance with ASC 946.
(2)	Amounts previously recognized in unrealized gains are reversed when recognized as profit (realized gains).
(3)	Cash flows used in purchases of investments and generated from sales are included in cash generated from (used in) operations in accordance with ASC 946.
(4)	The income tax return is reported on a consolidated basis, including the operations of the investment level entities with elimination of non-owned TICs. Only the income and loss of owned properties is included.
(5)	For income tax purposes, the income is characterized primarily as net rental real estate income which, for the purposes of this prior performance table, is being characterized as Ordinary income (loss). This includes interest income and deductions which would be separately stated for income tax purposes.
(6)	For income tax purposes the capital gain income is characterized as IRC 1231 income which is considered long-term capital gain. The Gross IRC 1231 is $7,395,379 which includes $2,341,687 on IRC 1250 Recapture which is taxable at 25%. The capital gains provided in this prior performance table is net of recapture ($7,395,379 total gain, $2,341,687 recapture, $5,053,692 net gain taxed at long term capital gains rates).

A-4

Medalist Fund II, LLC

	2017	2016	2015
Gross Revenues	466,256	350,752	1,069
Change in unrealized gain (loss) on investments (1)	(114,560)	183,589	-
Profit on sale of properties	-
Less: Operating expenses	112,893	151,389	92,207
Less: Interest expense	-	-	-
Less: Depreciation	-	-	-
Net Income - GAAP Basis	238,803	382,952	(91,138)
Taxable Income (2):
From operations (3)	(162,596)	(248,146)	(125,478)
From gain on sale	-	-	-
Cash generated from (used in) operations	60,102	(1,833,200)	(2,186,012)
Cash generated from sales	-	-	-
Cash generated from refinancing	-	-	-
Cash generated from (used in) operations, sales, and refinancing	60,102	(1,833,200)	(2,186,012)
Less: Cash distributions to investors	401,038	290,026	-
From operating cash flow	401,038	290,026	-
From sales and refinancing	-	-	-
Cash generated (deficiency) after cash distributions	(340,936)	(2,123,226)	(2,186,012)
Tax and Distribution Data per $1000 invested
Federal Income Tax Results (2):
Ordinary income (loss)	(162,596)	(248,146)	(125,478)
from operations (3)	(162,596)	(248,146)	(125,478)
from recapture	-	-	-
Capital gain (loss)	-	-	-
Cash distributions to Investors Source (on GAAP basis)
Investment income	401,038	290,026	-
Return of capital	-	-	-
Source (on cash basis)
Sales	-	-	-
Refinancing	-	-	-
Operations	401,038	290,026	-
Other	-	-	-
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100.00%

(1)	Amounts are included in net income in accordance with ASC 946.
(2)	The income tax return is reported on a consolidated basis, including the operations of the investment level entities.
(3)	For income tax purposes, the income is characterized primarily as net rental real estate income which, for the purposes of this prior performance table, is being characterized as Ordinary income (loss). This includes interest income and deductions which would be separately stated for income tax purposes.

A-5

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Table V presents summary information on the results of sales or disposals of properties from programs sponsored by the registrant and its affiliates during the most recent three-year period, ended December 31, 2017. The table includes information about the sales proceeds received, the cash invested in the properties and the cash flow from the operation of the properties. The program represented has investment objectives similar to those of the registrant. Amounts in thousands, unless otherwise noted.

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Property, Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received, net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures
Medalist Fund I, LLC
Franklin Square	9/20/2013	4/28/2017	$6,526	$14,275	$	$	$20,801	$14,250	$4,549	$18,799	$1,976
Arrowridge	2/28/2014	8/11/2017	$1,940	$8,859	$	$	$10,799	$8,450	$1,474	$9,924	$467

A-6

Until, 2018 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MEDALIST DIVERSIFIED REIT, INC.

Shares

Common Stock

PROSPECTUS

Sole Book-Running Manager

Maxim Group LLC

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Securities and Exchange Commission Registration Fee		$1,002.23
FINRA Filing Fee		2,000
Nasdaq Capital Market Filing Fee		50,000.00
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*
Total	$	*

*To be completed by amendment.

Item 32. Sales to Special Parties

None

Item 33. Recent Sales of Unregistered Securities

During 2017, our company issued 1,148,000 shares of common stock at $10 per share, subject to issuance costs and discounts. The net proceeds were used to finance a portion of the purchase price of and pay expenses related to the acquisition of our Initial Portfolio. In addition, our company issued 125,000 OP Units in exchange for $1,175,000 contribution of equity in the Greensboro Hampton Inn. These shares were issued pursuant to an exemption from registration pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, or the Securities Act.

During January and February 2018, our company issued 839,080 shares of common stock at $10 per share, subject to issuance costs and discounts. The net proceeds were used to (i) retire the short-term notes payable used to finance the purchase of the Greensboro Hampton Inn and (ii) fund our company’s acquisition of Hanover Square North, which closed in May 2018. These shares were issued pursuant to an exemption from registration pursuant to Regulation A promulgated under the Securities Act.

During June 2018, our company issued 8,500 shares of common stock at $10 per share, subject to issuance costs and discounts. The net proceeds were used as working capital and general corporate purposes. These shares were issued pursuant to an exemption from registration pursuant to Regulation A promulgated under the Securities Act.

During September 2018, our company issued warrants to purchase 49.890 shares of our common stock at a price of $0.001 per warrant. The proceeds were used as working capital and general corporate purposes. The warratns are exercisable from September 12, 2019 through July 8, 2021 at a price of $12.50. The warrants were issued pursuant to an exemption from registration pursuant to Section 4(a)(2) the Securities Act.

Item 34. Indemnification of Directors and Officers

Subject to any applicable limitations set forth under Maryland law or below, (i) no director or officer of our company shall be liable to us or our stockholders for money damages and (ii) we shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of us; (B) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity; or (C) the Manager or any of its affiliates.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation may limit the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

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In addition, the MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Notwithstanding anything to the contrary contained in the paragraphs above, we shall not provide for indemnification of a director, the Manager or any affiliate of the Manager (the “Indemnitee”) for any liability or loss suffered by any of them or hold such person harmless for any loss or liability suffered by the registrant, unless all of the following conditions are met:

(i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of our company;

(ii) the Indemnitee was acting on behalf of or performing services for us;

(iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an independent director), the Manager or an affiliate of the Manager or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;

(iv) such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and

(v) with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Neither the amendment nor repeal of the provision for indemnification in our charter, nor the adoption or amendment or amendment of any other provision of our charter or bylaws inconsistent with the provision for indemnification in our charter, shall apply to or affect in any respect the applicability of the provision for indemnification in our charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

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We shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of us, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular Indemnitee is not entitled to indemnification.

Item 35. Treatment of Proceeds from Stock Being Registered

None.

Item 36. Financial Statements and Exhibits

(a) The following financial statements are filed as part of this Registration Statement and included in the Prospectus:

•	The unaudited pro forma consolidated financial statements of Medalist Diversified REIT, Inc. for the six months ended June 30, 2018 and the year ended December 31, 2017.

•	The unaudited consolidated financial statements of Medalist Diversified REIT, Inc. for the three months ended and six months ended June 30, 2018.

•	The audited consolidated balance sheets of Medalist Diversified REIT, Inc. as of December 31, 2016 and 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows as of December 31, 2016 and 2017.

•	The financial statements of Hanover Square North, LLC and the related pro forma financial statements of Medalist Diversified REIT, Inc.

•	The financial statements of Medalist Fund 1-A, LLC and the related pro forma financial statements of Medalist Diversified REIT, Inc.

•	The financial statements of Medalist Properties 8, LLC and the related pro forma financial statements of Medalist Diversified REIT, Inc.

(b) See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this Registration Statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the provisions referred to in Item 34 of this registration statement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on October 4, 2018.

MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Thomas E. Messier
Thomas E. Messier
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on October 4, 2018.

Name	Title	Date

/s/ Thomas E. Messier	Chief Executive Officer and Director	October 4, 2018
Thomas E. Messier	(principal executive officer, principal accounting officer and principal financial officer)

/s/ William R. Elliott	Director	October 4, 2018
William R. Elliott

*	Director	October 4, 2018
Neil P. Farmer

* By: /s/ Thomas E. Messier

                Thomas E. Messier

                Attorney in Fact

EXHIBIT INDEX

The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number	Description

1.1	Form of Underwriting Agreement by and between Medalist Diversified REIT, Inc. and Maxim Group LLC
3.1	Articles of Incorporation of Medalist Diversified REIT, Inc.
3.2	Bylaws of Medalist Diversified REIT, Inc.
4.1	Form of Certificate of Common Stock
4.2	Agreement of Limited Partnership of Medalist Diversified Holdings, L.P.
5.1	Opinion of Kaplan Voekler Cunningham & Frank, PLC as to the legality of the securities being registered
8.1	Opinion of Kaplan Voekler Cunningham & Frank, PLC as to certain federal income tax considerations
10.1	Management Agreement by and among Medalist Diversified REIT, Inc.
10.2	Real Estate Purchase and Sale Agreement, dated as of June 1, 2016, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P.
10.3	First Amendment Real Estate Purchase and Sale Agreement, dated as of September 2016, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P.
10.4	Second Amendment Real Estate Purchase and Sale Agreement, dated as of April 18, 2017, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P.
10.5	Third Amendment Real Estate Purchase and Sale Agreement, dated as of April 28, 2017, by and between Medalist Fund 1-A, LLC and Medalist Diversified Holdings, L.P.
10.6	Loan Agreement, dated as of February 10, 2016, by and between Medalist Fund 1-A, LLC and Jefferies Loancore LLC
10.7	Promissory Note, dated as of February 10, 2016 by Medalist Fund 1-A, LLC for the benefit of Jefferies Loancore LLC
10.8	Deed of Trust, Assignment of Leases and Rents, and Security Agreement, dated as of February 10, 2016, by Medalist Fund 1-A, LLC for the benefit of Jefferies Loancore LLC
10.9	Modification, Consent and Assumption Agreement with Release, dated as of April 28, 2017, by and among Medalist Fund 1-A, LLC, MDR Franklin Square, LLC, William R. Elliott, Thomas E. Messier, Medalist Diversified REIT, Inc. and Wells Fargo Bank, National Association
10.10	Real Estate Purchase and Sale Agreement, dated as of July 31, 2016, by and between Medalist Properties 8, LLC and Medalist Diversified Holdings, L.P.
10.11	First Amendment and Reinstatement of Real Estate Purchase and Sale Agreement, dated as of July 25, 2017, by and between Medalist Properties 8, LLC and Medalist Diversified Holdings, L.P.
10.12	Second Amendment and Reinstatement of Real Estate Purchase and Sale Agreement, dated as of October 12, 2017, by and between Medalist Properties 8, LLC and Medalist Diversified Holdings, L.P.
10.13	Assignment of Real Estate Purchase and Sale Agreement, dated as of September 2017, by and among Medalist Diversified Holdings, L.P., MDR Greensboro, LLC and PMI Greensboro, LLC
10.14	Loan Agreement, dated as of November 3, 2017, by and among MDR Greensboro, LLC, PMI Greensboro, LLC and Benefit Street Partners Realty Operating Partnership, L.P.
10.15	Promissory Note, dated as of November 3, 2017, by MDR Greensboro, LLC and PMI Greensboro, LLC for the benefit of Benefit Street Partners Realty Operating Partnership, L.P.
10.16	Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing, dated as of November 3, 2017, by MDR Greensboro, LLC and PMI Greensboro, LLC for the benefit of Benefit Street Partners Realty Operating Partnership, L.P.
10.17	Security Agreement, dated as of November 3, 2017, by MDR Greensboro HI TRS, LLC for the benefit of Benefit Street Partners Realty Operating Partnership, L.P.
10.18	Tenants in Common Agreement, dated as of November 3, 2017, by and between MDR Greensboro, LLC and PMI Greensboro, LLC
10.19	First Amendment to Tenants in Common Agreement, dated as of November 3, 2017, by and between MDR Greensboro, LLC and PMI Greensboro, LLC
10.20	Limited Liability Company Agreement of MDR Greensboro HI TRS, LLC, dated as of September 15, 2017, by and between Medalist Diversified Holdings, L.P. and Peter Mueller, Inc.
10.21	Real Estate Purchase and Sale Agreement, dated as of February 26, 2018, by and between COF North, LLC and Medalist Diversified Holdings, L.P.
10.22	Assignment of Real Estate Purchase and Sale Agreement, dated as of May 3, 2018, by and between Medalist Diversified Holdings, L.P., MDR Hanover Square, LLC and PMI Hanover Sq., LLC
10.23	Business Loan Agreement, dated as of November 3, 2017, by and between COF North, LLC and Langley Federal Credit Union
10.24	Promissory Note, dated as of November 3, 2017, by COF North for the benefit of Langley Federal Credit Union
10.25	Change in Terms Agreement, dated as of May 8, 2018, by MDR Hanover Square, LLC and PMI Hanover Sq., LLC
10.26	Deed of Trust, dated as of November 3, 2017, by COF North for the benefit of Langley Federal Credit Union
10.27	Modification of Deed of Trust, dated as of May 8, 2018, by MDR Hanover Square, LLC and PMI Hanover Sq., LLC for the benefit of Langley Federal Credit Union
10.28	Tenants in Common Agreement, dated as of May 8, 2018, by and between MDR Hanover Square, LLC and PMI Hanover Sq., LLC
10.29	Medalist Diversified REIT, Inc. 2018 Equity Incentive Plan
21.1	List of Subsidiaries
23.1	Consent of Kaplan Voekler Cunningham & Frank, PLC (included in Exhibit 5.1)
23.2	Consent of Kaplan Voekler Cunningham & Frank, PLC (included in Exhibit 8.1)
23.3	Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.
23.4	Consents of Cherry Bekaert LLP
24.1	Powers of Attorney (included on the signature page hereto)*
99.1	Consent of Charles S. Person, Jr. to be named as director nominee*
99.2	Consent of Charles M. Polk, III to be named as director nominee*

*	Previously filed.